================================================================================

                  AMENDED AND RESTATED CREDIT AGREEMENT
                      Dated as of October 11, 1996

                                  among


                        FREEDOM CHEMICAL COMPANY
                            as U.S. Borrower

                                   and

                      FREEDOM CHEMICAL DIAMALT GmbH
                          as European Borrower

                   THE INSTITUTIONS FROM TIME TO TIME
                         PARTY HERETO AS LENDERS

                   THE INSTITUTIONS FROM TIME TO TIME
                      PARTY HERETO AS ISSUING BANKS

                                   and

                           CITICORP USA, INC.
                                as Agent


================================================================================

                              ARTICLE I DEFINITIONS

1.01.  Certain Defined ................................................2
1.02.  Computation of Time Periods....................................34
1.03.  Accounting Terms...............................................34
1.04.  Other Terms....................................................35

                      ARTICLE II AMOUNTS AND TERMS OF LOANS

2.01.  Revolving Credit Facility......................................36
2.02.  Swing Loans. ..................................................39
2.03.  Authorized Officers and Agents.................................40
2.04.  Use of Proceeds of Loans.......................................41
2.05.  Currency Equivalents...........................................41
2.06.  Currency Exchanges.............................................42

                         ARTICLE III LETTERS OF CREDIT

3.01.  Letters of Credit .............................................43
3.02   Transitional Provisions........................................50
3.03.  Obligations Several............................................50

                       ARTICLE IV PAYMENTS AND PREPAYMENTS

4.01.  Prepayments; Reductions in Commitments ........................51
4.02.  Payments.......................................................54
4.03.  Promise to Repay; Evidence of Indebtedness.....................59
4.04.  Proceeds of Collateral; Concentration
         Account Arrangements.........................................59
4.05.  Cash Collateral Accounts.......................................61
4.06.  Post-Default Withdrawals from the Concentration
          Accounts and Cash Collateral Accounts. .....................62

                           ARTICLE V INTEREST AND FEES

5.01.  Interest on the Loans and other Obligations ...................64
5.02.  Special Provisions Governing Eurocurrency
         Rate Loans...................................................67
5.03.  Fees...........................................................69

              ARTICLE VI CONDITIONS TO LOANS AND LETTERS OF CREDIT

6.01. Conditions Precedent to the Effectiveness of Agreement .........72
6.02.  Conditions Precedent to All Loans and Letters
         of Credit....................................................74

                  ARTICLE VII REPRESENTATIONS AND WARRANTIES


7.01.  Representations and Warranties of the Borrowers ...............76

                       ARTICLE VIII REPORTING COVENANTS

8.01.  Financial Statements ..........................................89
8.02.  Operations Reports.............................................92
8.03.  Events of Default..............................................92
8.04.  Lawsuits.......................................................93
8.05.  Insurance .....................................................93
8.06.  ERISA Notices..................................................94
8.07.  Environmental Notices..........................................95
8.08.  Labor Matters..................................................97
8.09.  Subordinated Debt..............................................97
8.10.  Other Reports..................................................97
8.11.  Other Information..............................................97

                       ARTICLE IX AFFIRMATIVE COVENANTS

9.01.  Corporate Existence, Etc. .....................................99
9.02.  Corporate Powers; Conduct of Business..........................99
9.03.  Compliance with Laws, Etc......................................99
9.04.  Payment of Taxes and Claims; Tax Consolidation.................99
9.05.  Insurance.....................................................100
9.06.  Inspection of Property; Books and Records;
          Discussions................................................100
9.07.  Insurance and Condemnation Proceeds...........................101
9.08.  ERISA Compliance..............................................102
9.09.  Foreign Employee Benefit Plan Compliance......................102
9.10.  Deposit Accounts..............................................102
9.11.  Maintenance of Property.......................................102
9.12.  Condemnation..................................................102
9.13.  Future Liens on Real Property.................................102
9.14.  Consignee/Bailee Letters; Filings.............................103
9.15.  Future Pledges of Equity Securities;
         Other Loan Documents........................................103

                          ARTICLE X NEGATIVE COVENANTS

10.01.  Indebtedness ................................................105
10.02.  Sales of Assets..............................................107
10.03.  Liens........................................................108
10.04.  Investments..................................................109
10.05.  Restricted Junior Payments...................................110
10.06.  Conduct of Business..........................................111
10.07.  Transactions with Shareholders and Affiliates................111
10.08.  Restriction on Fundamental Changes...........................112
10.09.  Sales and Leasebacks.........................................112
10.10.  Margin Regulations; Securities Laws..........................112
10.11.  ERISA........................................................112

10.12.  Issuance of Equity Securities................................113
10.13.  Organizational Documents; Subordinated Debt
          Documents..................................................114
10.14.  Bank Accounts................................................114
10.15.  Fiscal Year..................................................114
10.17.  Negative Pledge..............................................114

                         ARTICLE XI FINANCIAL COVENANTS

11.01.  Leverage Ratio ..............................................116
11.02.  Interest Coverage Ratio......................................116
11.03.  Fixed Charge Coverage Ratio..................................117
11.04.  Capital Expenditures.........................................117
11.05.  Financial Covenant Calculations..............................118

               ARTICLE XII EVENTS OF DEFAULT; RIGHTS AND REMEDIES

12.01.  Events of Default ...........................................119
12.02.  Rights and Remedies..........................................122

                             ARTICLE XIII THE AGENT


13.01.  Appointment. ................................................124
13.02.  Nature of Duties.............................................124
13.03.  Rights, Exculpation, Etc.....................................125
13.04.  Reliance.....................................................126
13.05.  Indemnification..............................................126
13.06.  Citicorp Individually........................................126
13.07.  Successor Agents.............................................126
13.08.  Relations Among Lenders......................................127
13.09.  Concerning the Collateral and the Loan Documents.............127

                          ARTICLE XIV YIELD PROTECTION

14.01.  Taxes .......................................................130
14.02.  Increased Capital............................................133

14.03.  Changes; Legal Restrictions. ................................133
14.04.  Illegality...................................................134
14.05.  Compensation.................................................135
14.06.  Limitation on Additional Amounts Payable
          by the Borrowers...........................................135
14.07.  Change in Lending Office.....................................136

                            ARTICLE XV MISCELLANEOUS

15.01.  Assignments and Participations...............................137
15.02.  Expenses.....................................................139

15.03.  Indemnity....................................................140
15.04.  Change in Accounting Principles..............................142
15.05.  Setoff.......................................................142
15.06.  Ratable Sharing..............................................143
15.07.  Amendments and Waivers.......................................143
15.08.  Notices......................................................145
15.09.  Survival of Warranties and Agreements........................145
15.10.  Failure or Indulgence Not Waiver; Remedies
           Cumulative................................................146
15.11.  Marshalling; Payments Set Aside..............................146
15.12.  Severability.................................................146
15.13.  Headings.....................................................146
15.14.  Governing Law................................................147
15.15.  Limitation of Liability......................................147
15.16.  Successors and Assigns.......................................147
15.17.  Certain Consents and Waivers of the Borrowers................147
15.18.  Counterparts; Effectiveness; Inconsistencies.................149
15.19.  Limitation on Agreements.....................................149
15.20.  Confidentiality..............................................149
15.21.  Entire Agreement; No Novation................................150
15.22.  Advice of Counsel.  .........................................150
15.23.  Replacement of Lenders and Issuing Banks.....................150
15.24.  Limitation on Liability of European Borrower.................151

                  AMENDED AND RESTATED CREDIT AGREEMENT


            This Amended and Restated Credit Agreement dated as of October 11, 1996 (as amended, supplemented or modified from time to time, the "Agreement") is entered into among Freedom Chemical Company, a Delaware corporation (the "U.S. Borrower"), Freedom Chemical Diamalt GmbH, a corporation formed under the laws of The Federal Republic of Germany (the "European Borrower"), the institutions from time to time a party hereto as Lenders, whether by execution of this Agreement or an Assignment and Acceptance, the institutions from time to time a party hereto as Issuing Banks, whether by execution of this Agreement or an Assignment and Acceptance, and Citicorp USA, Inc., a Delaware corporation ("Citicorp"), in its capacity as agent for the Lenders and the Issuing Banks hereunder (in such capacity, the "Agent").

                          W I T N E S S E T H:

            WHEREAS, the U.S. Borrower entered into that certain Amended and Restated Credit Agreement dated as of May 26, 1994, as amended (the "1994 Credit Agreement") with Citicorp, Bank of America Illinois, The Bank of New York, Caisse Nationale de Credit Agricole, Crescent/Mach I Partners, L.P., Senior Debt Portfolio, The First National Bank of Boston, Heller Financial, Inc., The Long-Term Credit Bank of Japan, Limited, New York Branch, Mitsui Leasing (USA) Inc., United States National Bank of Oregon, Merrill Lynch Senior Floating Rate Fund, Inc., Merrill Lynch Prime Rate Portfolio, Senior Strategic Income Fund, Inc., and Van Kampen American Capital Prime Rate Income Trust, as lenders, Citicorp, as agent, and Citibank, N.A., as issuing bank, pursuant to which the aforesaid lenders and issuing bank have made certain extensions of credit and other financial accommodations to or for the benefit of the U.S. Borrower;

            WHEREAS, the European Borrower, a subsidiary of the U.S. Borrower, is desirous of refinancing certain indebtedness it has incurred under extensions of credit made by BHF-Bank Aktiengesellschaft and the U.S. Borrower has requested that such refinancing be made available to the European Borrower by lenders to the U.S. Borrower under a common credit facility;

            WHEREAS, the U.S. Borrower intends to issue senior subordinated notes due 2006 in the amount of $125,000,000 concurrently with this Agreement becoming effective, the proceeds of which will be used, in part, to repay certain of the indebtedness of the U.S. Borrower under the 1994 Credit Agreement;

            WHEREAS, certain shareholders of the U.S. Borrower will purchase $10,000,000 of common equity of the U.S. Borrower concurrently with this Agreement becoming effective, the proceeds of which will be used, in part, to repay certain of the indebtedness of the U.S. Borrower under the 1994 Credit Agreement; and

            WHEREAS, in connection with the foregoing, the U.S. Borrower has requested that the credit facilities made available to it under the 1994 Credit Agreement be restructured and that the 1994 Credit Agreement be further amended and restated and the Agent, Lenders and Issuing Banks have agreed to such requests;

            NOW, THEREFORE, the parties hereto agree as follows:

                                ARTICLE I
                               DEFINITIONS

            1.01. Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

            "Accommodation Obligation" means any Contractual Obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another that such Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received. The amount of any Accommodation Obligation shall be equal to the amount of the Indebtedness, obligation or liability so guaranteed or otherwise supported; provided, that (i) if the liability of the Person extending such guaranty or support is limited with respect thereto to an amount less than the Indebtedness, obligation or liability guaranteed or supported, or is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Accommodation Obligation shall be limited (in the case of a guaranty or other support limited by amount) to such lesser amount or (in the case of a guaranty or other support limited by recourse to a particular asset or assets) to the higher of the Fair Market Value of such asset or assets at the date for determination of the amount of the Accommodation Obligation or the value at which such asset or assets would, in conformity with GAAP, be reflected on or valued for the purposes of preparing a consolidated balance sheet of such Person as at such determination date; and (ii) if any obligation or liability is guaranteed or otherwise supported jointly and severally by a Person and others, then the amount of the obligation or liability of such Person with respect to such guaranty or other support to be included in the amount of such Person's Accommodation Obligation shall be the whole principal amount so guaranteed or otherwise supported.

            "Affected Lender" is defined in Section 14.05.

            "Affiliate", as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote five percent (5.0%) or more of the Securities having voting power for the election of directors of that Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

            "Agent" means Citicorp and each successor agent appointed pursuant to the terms of Article XIII.

            "Agreement" is defined in the preamble hereto.

            "Alternative Currency" means the lawful currency of the United Kingdom, France, or The Federal Republic of Germany; provided that the same is freely transferable and convertible into Dollars.

            "AMCY Preferred Stock" means the 2,800 shares of 11 7/8% Redeemable Preferred Stock, Series A, issued by Textile to American Cyanamid Company on May 4, 1992 and maturing on May 4, 2002 for a total aggregate amount of $2,919,000.

            "Applicable Lending Office" means, with respect to a particular Lender, its Eurocurrency Lending Office in respect of provisions relating to Eurocurrency Rate Loans and its Domestic Lending Office in respect of provisions relating to Base Rate Loans.

            "Applicable Payment Office" means, with respect to Obligations payable in Dollars, the principal office of Citibank in New York, New York, and, with respect to Obligations payable in any Alternative Currency, the principal office of Citibank London in London, England or such other office or offices as determined by the Agent from time to time of which notice is given to the Borrowers, Lenders and Issuing Banks in accordance with the provisions of Section 15.08.

            "Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement in accordance with the provisions of Section 15.01.


            "Bankruptcy Code" means Title 11 of the United States
Code (11 U.S.C. ss.ss. 101 et seq.), as amended from time to time, and any successor statute.

            "Base Eurocurrency Rate" means, with respect to any Eurocurrency Rate Interest Period applicable to a Borrowing of Eurocurrency Rate Loans, an interest rate per annum determined by the Agent to be the average (rounded upward to the nearest whole multiple of one sixteenth of one percent (0.0625%) per annum, if such average is not such a multiple) of the rates per annum specified by notice to the Agent by Citibank as the rate per annum at which deposits in Dollars or in the relevant Alternative Currency are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Eurocurrency Interest Rate Determination Date for such Eurocurrency Rate Interest Period for a period equal to such Eurocurrency Rate Interest Period and in an amount substantially equal to the amount of the Eurocurrency Rate Loan to be outstanding to Citicorp for such Eurocurrency Interest Period.

            "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

            (i) the rate of interest announced publicly by Citibank in New York, New York from time to time, as Citibank's base rate; and

          (ii) the sum (adjusted to the nearest one-quarter of one percent (0.25%) or, if there is no nearest one-quarter of one percent (0.25%), to the next higher one-quarter of one percent (0.25%)) of (A) one-half of one percent (0.50%) per annum plus (B) the rate per annum obtained by dividing
      (I) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday (or, if such day is not a Business Day, on the next preceding Business Day) by

      Citibank on the basis of such rates reported by certificate of deposit dealers to, and published by, the Federal Reserve Bank of New York, or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three (3) New York certificate of deposit dealers of recognized standing selected by Citibank, by (II) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month Dollar nonpersonal time deposits in the United States plus (C) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of Citibank in the United States; and

            (iii) the sum of (A) one-half of one percent (0.50%) per annum plus
      (B) the Federal Funds Rate in effect from time to time during such period.

            "Base Rate Loans" means all Loans denominated in Dollars which bear interest at a rate determined by reference to the Base Rate as provided in
Section 5.01(a).

            "Base Rate Margin" means, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Performance Level set forth below:

      Performance Level                   Base Rate Margin
      -----------------                   ----------------

            1                                   0.50%
            2                                   1.00%
            3                                   1.25%
            4                                   1.50%

            "Benefit Plan" means a "defined benefit plan" as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or Foreign Employee Benefit
Plan) in respect of which the U.S. Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

            "Borrower" means either the U.S. Borrower or the European Borrower; "Borrowers" means, collectively, the U.S.
Borrower and the European Borrower.

            "Borrowing" means a borrowing consisting of Loans of the same type made, continued or converted on the same day and, in the case of Eurocurrency Rate Loans, for the same Eurocurrency
Rate Interest Period.

            "Business Activity Report" means (A) a Notice of Business Activities Report from the State of New Jersey Division of Taxation or (B) a Minnesota Business Activity Report from the Minnesota Department of Revenue.

            "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York and (ii) in the case of Eurocurrency Rate Loans, in London, England and in the country of issue of the currency of such Eurocurrency Rate Loans, and (iii)

in the case of Letter of Credit transactions for a particular Issuing Bank, in the place where its office for issuance or administration of the pertinent Letter of Credit is located.

            "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether payable in cash or other Property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by the U.S. Borrower's or any of its Subsidiaries' fixed asset accounts as reflected in any of their respective balance sheets.

            "Capital Lease" means any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

            "Capital Stock" means, with respect to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

            "Cash Collateral" means cash or Cash Equivalents held by the Agent, any of the Issuing Banks or any of the Lenders as security for the Obligations.

            "Cash Collateral Account" means an interest bearing account at Citibank's offices in New York, New York designated by the Agent into which Cash Collateral shall be deposited. The Cash Collateral Account shall be under the sole dominion and control of the Agent, provided that all amounts deposited therein shall be held by the Agent for the benefit of the Holders and shall be subject to the terms of Sections 4.05 and 4.06.

            "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations); provided, that (x) the maturities of such Cash Equivalents shall not exceed one year, (y) such Cash Equivalents shall be maintained in investment and other accounts of the Agent at Citibank or any of the Lenders, and (z) if the aggregate amount of Cash Equivalents described in clause (ii) exceeds $1,000,000 at the time of acquisition, the issuer of such Cash Equivalents shall be rated A-1 (or better) by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or P-1 (or better) by Moody's Investors Service, Inc.

            "Cash Interest Expense" means, for any period, total interest expense, whether paid or accrued but without duplication, (including the interest component of Capital Leases but net of the difference between payments received by a Borrower on all Hedge Agreements and payments made by it on all Hedge Agreements other than the initial payments made to enter into such Hedge Agreements and excluding deferred financing costs and fees) of the U.S. Borrower and its Subsidiaries, which is payable in cash, all as determined on a consolidated basis in conformity with GAAP.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

            "Change of Control" means any of (i) JLL or any partnership or corporation which is controlled by JLL Associates, L.P. ceasing to directly or indirectly own an aggregate of twenty percent (20%) of the common stock of the U.S. Borrower or (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act), other than Permitted Holders, is or becomes (including by merger, consolidation or otherwise) the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the voting power of the total outstanding Voting Stock of the U.S. Borrower or (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the U.S. Borrower (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the U.S. Borrower, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such

Board of Directors of the U.S. Borrower then in office or (iv) the sale or other disposition (including by merger, consolidation or otherwise) of all or substantially all of the Capital Stock or assets of the U.S. Borrower and/or substantially all of the Subsidiaries of the U.S. Borrower to any Person or "Group" (as defined in Rule 13d-5 under the Securities Exchange Act), other than to the Permitted Holders, as an entirety or substantially as an entirety in one transaction or a series of related transactions, but excluding transfers or conveyances of Capital Stock or assets of Subsidiaries of the U.S. Borrower to or among the U.S. Borrower's Wholly-Owned Subsidiaries, as permitted by this Agreement or otherwise consented to, in writing, by the Requisite Lenders.

            "Citibank" means Citibank, N.A., a national banking association.

            "Citibank London" means Citibank International, plc, an Affiliate of Citibank and Citicorp.


            "Citicorp" is defined in the preamble of this Agreement.

            "Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

            "Closing Date" means October 11, 1996.

            "Collateral" means all Property and interests in Property now owned or hereafter acquired by the U.S. Borrower or any of its Subsidiaries upon which a Lien is granted under any of the Loan Documents.

            "Collection Account" means each lock-box and blocked depository account maintained by the U.S. Borrower or any of its Subsidiaries subject to a Collection Account Agreement for the collection of Receivables and other proceeds of Collateral.

            "Collection Account Agreement" means a written agreement, substantially in the form attached hereto as Exhibit B with such modifications as the Agent and the U.S. Borrower, from time to time, deem acceptable, among the U.S. Borrower or a Subsidiary of the U.S. Borrower, the Agent, and, as applicable, each of the banks at which the U.S. Borrower or a Subsidiary of the U.S. Borrower maintains a Collection Account.

            "Commercial Letter of Credit" means any documentary letter of credit issued by an Issuing Bank pursuant to Section 3.01 for the account of a Borrower or for the account of any of a Borrower's Subsidiaries if such Borrower is jointly and severally liable for reimbursement of amounts drawn under such letter of credit, which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by such Borrower or such Subsidiary in the ordinary course of its business.

           "Commission" means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

            "Commitment" means, with respect to any Lender at the time of determination thereof, the aggregate amount of such Lender's Revolving Credit Commitment; and "Commitments" means the aggregate amount of all Revolving Credit Commitments.

            "Commitment Letter" means that certain commitment letter dated August 26, 1996, addressed to the U.S. Borrower from Citicorp and Fleet and accepted by the U.S. Borrower on September
6, 1996.

            "Compliance Certificate" is defined in Section 8.01(c).


            "Concentration Account" means a depository account maintained at Citibank in New York, New York, Citibank London in London, England, or such other financial institutions designated for such purpose by the Agent into which collections of Receivables, other proceeds of Collateral and other amounts are transferred pursuant to the terms of the Collection Account Agreements or otherwise as described in Section 4.04.

            "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, radioactive materials, asbestos (in any form or condition), polychlorinated biphenyls (PCBs), or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in Environmental, Health or Safety Requirements of Law.

            "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

            "Cowpens Plant" means that certain Real Property of Textile SC located in Cowpens, South Carolina.

            "Cure Loans" is defined in Section 4.02(b)(v)(C).

            "Customary Permitted Liens" means

            (i) Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

            (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

            (iii) Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), and surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of a Borrower's or any of its Subsidiaries' assets or Property or materially impair the use thereof in the operation of their respective businesses, and (B) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals which do not secure at any time an aggregate amount exceeding $1,000,000; and

            (iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property which do not interfere with the ordinary conduct of the business of a Borrower or any of its Subsidiaries.

            "Designated Prepayment" means each mandatory prepayment required by Section 4.01(b).

            "DM" means the lawful money of The Federal Republic of Germany.

            "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

            "Dollars" and "$" mean the lawful money of the United
States.

            "Domestic Lending Office" means, with respect to any Lender, such Lender's office, located in the United States, specified as the "Domestic Lending Office" under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the U.S. Borrower and the Agent.

            "Domestic Subsidiary" means, each of Hilton, KCI, Textile, Textile SC and each other Subsidiary of a Borrower domiciled in the U.S., one of its states, districts or possessions.

            "EBITDA" means, for any period, the amount calculated on a consolidated basis for the U.S. Borrower in accordance with GAAP, without duplication, for such period as (i) Net Income, plus (ii) depreciation and amortization expense, plus (iii) interest expense, plus (iv) federal, state, and local income taxes deducted from Net Income, plus (v) extraordinary and non-recurring losses or costs (and any unusual losses or costs arising in or outside of the ordinary course of business of the U.S. Borrower and its Subsidiaries not included in extraordinary losses) which have been included in the determination of Net Income, plus (vi) non-cash restructuring charges and costs and other non-cash items decreasing Net Income for such period (including such items accounting for minority interests in any Person in the calculation of Net Income, except to the extent of the amount of cash dividends or distributions actually paid to the U.S. Borrower or any of its Subsidiaries by such Person during such period, plus (vii) any non-cash compensation expense incurred minus (viii) extraordinary and non-recurring gains (and any unusual gains arising in or outside of the ordinary course of business of the U.S. Borrower and its Subsidiaries not included in extraordinary gains) which have been included in the determination of Net Income, minus (ix) cash used to reduce the reserve or liability for the non-cash restructuring charges and costs referenced in clause (vi) above, minus (x) any other non-cash items increasing Net Income for such period, minus (or plus) (xi) net gain (or loss) in respect of any sale, transfer or other disposition of assets (including, without limitation, pursuant to sale and leaseback transactions) other than in the ordinary course of business of the U.S. Borrower and its Subsidiaries.

            "Effective Date" is defined in Section 6.01.

            "Eligible Assignee" means (i) a Lender or any Affiliate thereof,
(ii) a commercial bank having total assets in excess of $2,500,000,000, (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development, or (iv) a finance company, insurance company, other financial institution or fund; in each instance, which is (a) acceptable to the Agent, (b) regularly engaged in making, purchasing or investing in loans, and (c) having total assets in excess of $250,000,000.

            "Environmental, Health or Safety Requirements of Law" means all Requirements of Law relating to, imposing liability or standards concerning, or otherwise addressing, the environment, health and/or safety, including, but not limited to the Clean Air Act, the Clean Water Act, CERCLA, RCRA, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act and OSHA, and public health codes, each as from time to time in effect.

            "Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant.

            "Environmental Property Transfer Acts" means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the transfer, sale, lease or closure of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called "Industrial Site Recovery Acts" or "Responsible Property Transfer Acts" or "Environmental Clean-up Responsibility Acts".

            "Equipment" means, with respect to any Person, all of such Person's present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures,
(ii) other tangible personal property (other than such Person's Inventory), and
(iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

            "Equity Infusion" means that certain $10,000,000 received by the U.S. Borrower, in cash, from Joseph Littlejohn and Levy Fund, L.P., Joseph Littlejohn and Levy Fund II, L.P., and, if applicable, other holders of common stock of the U.S. Borrower in consideration of the issuance thereto of common equity of the U.S. Borrower on the Effective Date.

            "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss.ss. 1000 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

            "ERISA Affiliate" means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the U.S. Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue

Code) with the U.S. Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the U.S. Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

            "Eurocurrency Affiliate" means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender's name under the heading "Eurocurrency Affiliate" on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the U.S. Borrower and the Agent.

            "Eurocurrency Interest Rate Determination Date" is defined in
Section 5.02(c).

            "Eurocurrency Lending Office" means, with respect to any Lender, the office or offices of such Lender (if any) set forth below such Lender's name under the heading "Eurocurrency Lending Office" on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender (or, if no such office is so specified, its Domestic Lending Office) or such office or offices of such Lender as it may from time to time specify by written notice to the U.S. Borrower and the Agent.

            "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "Eurocurrency Rate" means, with respect to any Eurocurrency Interest Period applicable to a Eurocurrency Rate Loan comprising part of the same Borrowing, an interest rate per annum obtained by dividing (i) the Base Eurocurrency Rate applicable to that Eurocurrency Interest Period by (ii) a percentage equal to 100% minus the Eurocurrency Reserve Percentage in effect on the relevant Eurocurrency Interest Rate Determination Date.

            "Eurocurrency Rate Interest Payment Date" means (i) with respect to any Eurocurrency Rate Loan, the last day of each Eurocurrency Rate Interest Period applicable to such Loan and (ii) with respect to any Eurocurrency Rate Loan having a Eurocurrency Rate Interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such Eurocurrency Rate Interest Period.

            "Eurocurrency Rate Interest Period" means, for each Eurocurrency Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Loan or the date of the conversion of any Loan into such a Loan and ending on the last day of the period selected by the U.S. Borrower pursuant to the provisions of this Agreement and, thereafter, each subsequent period commencing on the last day of the immediately preceding

Eurocurrency Rate Interest Period and ending on the last day of the period selected by the U.S. Borrower pursuant to the provisions of this Agreement.

            "Eurocurrency Rate Loans" means those Loans denominated in Dollars or in an Alternative Currency which bear interest at a rate determined by reference to the Eurocurrency Rate and the Eurocurrency Rate Margin as provided in Section 5.01(a).

            "Eurocurrency Rate Margin" means, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Performance Level set forth below:

      Performance Level                   Eurocurrency Rate Margin
      -----------------                   ------------------------

            1                                   1.50%
            2                                   2.00%
            3                                   2.25%
            4                                   2.50%

            "Eurocurrency Reserve Percentage" means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding Five Billion Dollars ($5,000,000,000) in respect of "Eurocurrency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

            "European Borrower" is defined in the preamble of this

Agreement.

            "Event of Default" means any of the occurrences set forth in Section
12.01 after the expiration of any applicable grace period, as expressly provided in Section 12.01.

            "Fair Market Value" means, with respect to any asset, the value of the consideration obtainable in a sale of such asset in the open market, assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time, each having reasonable knowledge of the nature and characteristics of such asset, neither being under any compulsion to act, and, if in excess of $250,000, as determined (a) in good faith by the Board of Directors of the U.S. Borrower or
(b) in an appraisal of such asset performed relatively contemporaneously with such sale by an independent third party appraiser, provided that the basic assumptions underlying such appraisal have not materially changed since the date thereof.

            "FCCAC" means FCC Acquisition Corp., a Delaware corporation.

            "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in New York, New York, for the next preceding Business Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day in New York, New York, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

            "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

            "Fee Letter" means that certain fee letter addressed to Citicorp and Fleet from the U.S. Borrower dated September 6, 1996.

            "Financial Statements" means (i) statements of income and retained earnings, statements of cash flow, and balance sheets and (ii) such other financial statements as the U.S. Borrower and its Subsidiaries shall routinely and regularly prepare.

            "Fiscal Year" means the fiscal year of the U.S. Borrower and its Subsidiaries for accounting and tax purposes, which shall be the 12-month period ending on December 31 of each calendar year.

            "Fixed Charge Coverage Ratio" means, for any period, the ratio of
(i) the sum of (a) EBITDA minus (b) the aggregate amount of Capital Expenditures made in cash during such period to (ii) the sum of (a) the aggregate amount of Cash Interest Expense paid on Indebtedness during such period (net of amounts under Hedge Agreements and interest income, in each case actually received, without duplication) plus (b) the aggregate amount of cash dividends paid by the U.S. Borrower during such period (other than dividends paid on the AMCY Preferred Stock); provided, however, that, for purposes of calculation of the Fixed Charge Coverage Ratio for the four-quarter periods ending December 31, 1996 through September 30, 1998, Capital Expenditures made in cash shall be reduced (A) for each of the four-quarter periods ending December 31, 1996, March 31, 1997, June 30, 1997, September 30, 1997, and December 31, 1997 by
$6,500,000, (B) for the four-quarter period ending March 31, 1998 by $4,900,000,
(C) for the four-quarter period ending June 30, 1998 by $3,300,000, and (D) for the four-quarter period ending September 30, 1998 by $1,600,000.

            "Fleet" means Fleet National Bank, a national banking association.

            "Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the U.S. Borrower, any of its Subsidiaries or any of its ERISA Affiliates and is not subject to Title I of ERISA pursuant to Section 4(b)(4) of ERISA.

            "Foreign Pension Plan" means any employee benefit plan as defined in
Section 3(3) of ERISA which (i) is maintained or contributed to for the benefit of employees of the U.S. Borrower, any of its Subsidiaries or any of its ERISA Affiliates, (ii) is not subject to Title I of ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

            "Fronting Fee" is defined in Section 5.03(a).

            "Funded Debt" means Indebtedness of the U.S. Borrower and its Subsidiaries for borrowed money (determined on a consolidated basis in accordance with GAAP), including, without limitation, Indebtedness under Capital Leases.

            "Funding Date" means, with respect to any Loan, the date of funding of such Loan.

            "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants' Accounting Principles Board and Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the date hereof (unless otherwise specified herein as in effect on another date or dates).

            "General Intangibles" means, with respect to any Person, all of such Person's present and future (i) general intangibles, (ii) rights, interests, choses in action, causes of action, claims and other intangible Property of every kind and nature (other than Receivables), (iii) corporate and other business records, (iv) loans, royalties, and other obligations receivable, (v) trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, registered patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, computer programs, software, printouts and other computer materials, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials, (vi) customer and supplier contracts, firm sale orders, rights under license and franchise agreements, rights under tax sharing agreements, and other contracts and contract rights, (vii) interests in partnerships and joint ventures, (viii) tax refunds and tax refund claims, (ix) right, title and interest under leases, subleases, licenses and concessions and other agreements relating to property, (x) deposit accounts (general or special) with any bank or other financial institution, (xi) credits with and other claims against third parties (including carriers and shippers), (xii) rights to indemnification and with respect to support and keep-well agreements, (xiii) reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interests in trusts, (xiv) proceeds of insurance of which such Person is beneficiary, (xv) letters of credit, guarantees, Liens, security interests and other security held by or granted to such Person, (xvi) uncertificated securities, and (xvii) dividends and distributions and claims with respect to dividends and distributions.

            "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guarantor" means each of those Persons identified on Schedule
1.01.1 attached hereto and made a part hereof and any other Person executing and delivering a guaranty of payment and performance of all or any portion of the Obligations; "Guarantors" means, collectively, all of such Persons.

            "Hedge Agreement" means any agreement, including, without limitation, interest rate exchange, swap, collar or cap agreement, interest rate future or option contract, currency swap agreement, currency future or option contract, and other similar agreement, evidencing an agreement or arrangement intended to protect against fluctuation in interest rates and/or foreign exchange rates or conversion rates for conversion of foreign currencies to Dollars or Dollars to foreign currencies.

            "Hilton" means Hilton Davis Chemical Co., a Delaware corporation.

            "Holder" means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Agent, each Lender and each Issuing Bank.


            "Indebtedness", as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities (contingent or otherwise) of such Person (i) for borrowed money or evidenced by debt Securities, debentures, acceptances, bonds, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any Capital Stock (other than redemptions, repurchases, exchanges or dividends permitted in Section 10.05), (iii) with respect to letters of credit issued for such Person's account or upon the request or application of such Person, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, or (vi) which are Accommodation Obligations or (vii) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of other Persons secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of Hedge Agreements, net of liabilities owed to such Person by the counterparties thereon; (d) the AMCY Preferred Stock and all other preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption within the term of this Agreement; and (e) all Accommodation Obligations with respect to any of the foregoing.

            "Indemnified Matters" is defined in Section 15.03.

            "Indemnitees" is defined in Section 15.03.

            "Indiamalt" means Indiamalt Private Ltd., an Indian company.

            "Intercompany Security Documents" means all instruments, agreements, security agreements, pledge agreements, guaranties, mortgages, deeds of trust, and other written Contractual Obligations between a Subsidiary of the U.S. Borrower and a Borrower or other Subsidiary of the U.S. Borrower creating or purporting to create a Lien on such Subsidiary's Property for the benefit of such Borrower or other Subsidiary party.

            "Interest Coverage Ratio" means, for any period, the ratio of (i) EBITDA to (ii) Cash Interest Expense.

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

            "Inventory" means, with respect to any Person, all of such Person's present and future (i) inventory, (ii) goods, merchandise and other personal property furnished or to be furnished under any contract of service or intended for sale or lease, and all consigned goods and all other items which have previously constituted Equipment of such Person but are then currently being held for sale or lease in the ordinary course of such Person's business, (iii) raw materials, work-in-process and finished goods, (iv) materials and supplies of any kind, nature or description used or consumed in such Person's business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the property described in clauses (i) through (iii) above, (v) goods in which such Person has a joint or other interest or right of any kind (including, without limitation, goods in which such Person has an interest or right as consignee), and (vi) goods which are returned to or repossessed by such Person; in each case whether in the possession of such Person, a bailee, a consignee, or any other Person for sale, storage, transit, processing, use or otherwise, and any and all documents for or relating to any of the foregoing.

            "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to that Person arising from a sale of property by that Person other than in the ordinary course of its business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

            "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

            "Issuing Banks" means Citibank, Fleet, and each other Lender designated as an "Issuing Bank" on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became a Lender and each other Lender approved by the Agent and the U.S. Borrower who has agreed to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 3.01.

            "JLL" means, collectively, Joseph Littlejohn & Levy Fund, L.P., a Delaware limited partnership, and Joseph Littlejohn & Levy Fund II, L.P., a Delaware limited partnership.

            "Joint Venture" means (i) Indiamalt and (ii) any joint venture to which the U.S. Borrower or a Subsidiary of the U.S. Borrower is a party under a joint venture agreement and of which less than sixty-five percent (65%) of the Securities having ordinary voting power or sixty-five percent (65%) of the interests in its profits and losses is owned or controlled by the U.S. Borrower or a Subsidiary of the U.S. Borrower; the Persons identified on Schedule 1.01.2 attached hereto and made a part hereof are the only Joint Ventures existing as of the Closing
Date.

            "KCI" means Kalama Chemical, Inc., a Washington corporation.

            "Lender" means, as of the Closing Date, each financial institution a signatory hereto as a Lender and, at any other given time, each financial institution which is a party hereto as a Lender, whether as a signatory hereto or pursuant to an Assignment and Acceptance.

            "Letter of Credit" means any Commercial Letter of Credit or Standby Letter of Credit.

            "Letter of Credit Fee" is defined in Section 5.03(a).

            "Letter of Credit Obligations" means, at any particular time, the sum (calculated in Dollars) of (i) all outstanding Reimbursement Obligations, plus (ii) the aggregate undrawn face amount of all outstanding Letters of Credit, plus (iii) the aggregate face amount of all Letters of Credit requested by the Borrowers but not yet issued (unless the request for an unissued Letter of Credit has been denied by the designated Issuing Bank as referenced in
Section 3.01(c)(i)).

            "Letter of Credit Reimbursement Agreement" means, with respect to a Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the Issuing Bank from which such Letter of Credit is requested may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by such Issuing Bank and the Borrower applicant and as are not materially adverse (in the judgment of such Issuing Bank and the Agent) to the interests of the Lenders; provided, however, in the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall control.

            "Leverage Ratio" means, for any period, the ratio of Funded Debt as of the end of such period to EBITDA for such period; provided, however, that for purposes of this definition, Funded Debt shall be determined excluding $3,000,000 of Indebtedness to insurers relating to prepaid insurance premiums.

            "Liabilities and Costs" means all liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs and fees and costs associated with any investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest,
            direct or indirect, known or unknown, absolute or contingent, past, present or future.

            "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other and including, without limitation, any Environmental Lien), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to ss. 9-408 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

            "Loan Account" is defined in Section 4.03(b).

            "Loan Documents" means this Agreement, the Notes, Hedge Agreements to which any Lender or any Affiliate of a Lender is a party, foreign exchange contracts to which any Lender or any Affiliate of a Lender is a party, and all other instruments, agreements and written Contractual Obligations between the U.S. Borrower, the European Borrower, or any Subsidiary of either Borrower and any of the Agent, any Lender or any Issuing Bank delivered to either the Agent, such Lender or such Issuing Bank pursuant to or in connection with the transactions contemplated hereby.

            "Loans" means all Revolving Loans and Swing Loans, whether Base Rate Loans or Eurocurrency Rate Loans.

            "Margin Stock" means "margin stock" as such term is defined in Regulation U and Regulation G.

            "Material Adverse Effect" means a material adverse effect upon (i) the financial condition, operations, assets or prospects of the U.S. Borrower and its Subsidiaries, taken as a whole, (ii) the ability of either Borrower to perform its respective obligations under the Loan Documents, or (iii) the ability of the Lenders, the Issuing Banks or the Agent to enforce any of the Loan Documents.

            "MIS" means computerized management information system for recording and maintenance of information regarding purchases, sales, aging, categorization, and locations of Inventory, creation and aging of Receivables, and accounts payable (including agings thereof).

            "Multicurrency Sublimit" means $50,000,000.

            "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA (other than a Foreign Employee Benefit Plan) which
(i) is, or within the immediately preceding six (6) years was, contributed to by either the U.S. Borrower or any ERISA Affiliate or in respect of which the U.S. Borrower or any ERISA Affiliate has assumed any liability and (ii) is not a Foreign Employee Benefit Plan.

            "Net Cash Proceeds of Issuance of Indebtedness" means net cash proceeds (including cash, equivalents readily convertible into cash, and such proceeds of any notes or any other non-cash consideration received as consideration) received by the U.S. Borrower or any of its Subsidiaries at any time after the Closing Date on account of the issuance of Indebtedness (other than Indebtedness permitted under Section 10.01) of the U.S. Borrower or any of its Subsidiaries, in each case net of all transaction costs and underwriters' discounts with respect thereto.

            "Net Cash Proceeds of Sale" means (i) proceeds received by the U.S. Borrower or any Subsidiary of the U.S. Borrower, in cash (including cash, equivalents readily convertible into cash, and such proceeds of any notes or any other non-cash consideration received as consideration), from the sale, assignment or other disposition of (but not the lease or license of) any Property, other than sales permitted under clauses (b), (c), and (f) of Section 10.02, net of (a) the costs of sale, assignment or other disposition, (b) any income, franchise, transfer or other tax liability arising from such transaction and (c) amounts applied to the repayment of Indebtedness (other than the Obligations) secured by a Lien permitted by Section 10.03 on the asset disposed of, if such net proceeds arise from any individual sale, assignment or other disposition or from any group of related sales, assignments or other dispositions; and (ii) to the extent provided in Section 9.07(b), proceeds of insurance on account of the loss of or damage to any Property or Properties, and payments of compensation for any Property or Properties taken by condemnation or eminent domain.

            "Net Income" means, for any period, the net earnings (or loss) after taxes of the U.S. Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

            Net Insurance and Condemnation Proceeds" means proceeds (including cash, equivalents readily convertible into cash, and such proceeds of any notes received in lieu of cash) of insurance policies described in Section 9.07 and proceeds of condemnation awards described in Section 9.07 required to be remitted to the Agent as provided in Section 9.07(b).

            "New FCC Common Stock" means 14,231.5 shares of common Capital Stock of the U.S. Borrower issued to Joseph Littlejohn & Levy Fund II, L.P., a Delaware limited partnership, on May 26,

1994 in exchange for a cash capital contribution in the amount of $1,500,000.


            "1994 Credit Agreement" is defined in the premises to this Agreement.

            "1994 Preferred Stock" means the 8,064.52 shares of 11 7/8% Redeemable Preferred Stock, Series B, issued by the U.S. Borrower to Joseph Littlejohn & Levy Fund II, L.P., a Delaware corporation, on May 26, 1994 and maturing on April 30, 2003, for a total aggregate amount of $8,500,000.

            "Non Pro Rata Loan" is defined in Section 4.02(b)(v).

            "Note" means a promissory note in the form attached hereto as Exhibit C payable to a Lender, evidencing certain of the Obligations of a Borrower to such Lender and executed by a Borrower as required by Section 4.03(a), as the same may be amended, supplemented, modified or restated from time to time, and any promissory note issued in substitution therefor; "Notes" means, collectively, all of such promissory notes outstanding at any given time.

            "Notice of Borrowing" means a notice substantially in the form of Exhibit D attached hereto and made a part hereof.

            "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit E attached hereto and made a part hereof with respect to a proposed conversion or continuation of a Loan pursuant to Section 5.01(c).

            "Obligations" means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrowers to the Agent, any Lender, any Issuing Bank, any Affiliate of the Agent, any Lender or any Issuing Bank, or any Person entitled to indemnification pursuant to Section 15.03, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, the Notes or any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening or amendment of a Letter of Credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, Hedge Agreement or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrowers, or either of them, under this Agreement or any other Loan Document.

            "Officer's Certificate" means, as to a corporation, a certificate executed on behalf of such corporation by the chair-man or vice-chairman of its board of directors (if an officer of such corporation) or its president, any of its vice presidents, its chief financial officer, or its treasurer.

            "Operating Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

            "Organizational Documents" means, with respect to any corporation, limited liability company, or partnership (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation or limited liability company, (ii) the partnership agreement executed by the partners in the partnership, (iii) the by-laws (or the equivalent governing documents) of the corporation, limited liability company or partnership, and
(iv) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation's Capital Stock or such limited liability company's or partnership's equity or ownership interests.

            "OSHA" means the Occupational Safety and Health Act of 1970, 29 U.S.C. ss.ss. 651 et seq., any amendments thereto, any successor statutes and any regulations or guidance promulgated thereunder.

            "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

            "Performance Level" means any of Performance Level 1, Performance Level 2, Performance Level 3 or Performance Level 4.

            "Performance Level 1" means that level of financial performance of the U.S. Borrower and its Subsidiaries, on a consolidated basis, measured as of the end of a fiscal quarter of the U.S. Borrower, at which the ratio of Funded Debt as of the end of such fiscal quarter to EBITDA for the then most recently ended four (4) fiscal quarter period of the U.S. Borrower is less than or equal to 3.00 to 1.00.

            "Performance Level 2" means that level of financial performance of the U.S. Borrower and its Subsidiaries, on a consolidated basis, measured as of the end of a fiscal quarter of the U.S. Borrower, at which the ratio of Funded Debt as of the end of such fiscal quarter to EBITDA for the then most recently ended four (4) fiscal quarter period of the U.S. Borrower is greater than 3.00 to 1.00 and less than or equal to 3.50 to 1.00.

            "Performance Level 3" means that level of financial performance of the U.S. Borrower and its Subsidiaries, on a consolidated basis, measured as of the end of a fiscal quarter of the U.S. Borrower, at which the ratio of Funded Debt as of the end of such fiscal quarter to EBITDA for the then most recently ended four (4) fiscal quarter period of the U.S. Borrower is greater than 3.50 to 1.00 and less than or equal to 4.00 to 1.00.

            "Performance Level 4" means that level of financial performance of the U.S. Borrower and its Subsidiaries, on a consolidated basis, measured as of the end of a fiscal quarter of the U.S. Borrower, at which the ratio of Funded Debt as of the end of such fiscal quarter to EBITDA for the then most recently ended four (4) fiscal quarter period of the U.S. Borrower is greater than 4.00 to 1.00.


            "Permit" means any permit, approval, authorization license, variance, or permission required from a Governmental Authority or other Person under an applicable Requirement of Law.

            "Permitted Equity Securities Options" means the subscriptions, options, warrants, rights, convertible securities and other agreements or commitments relating to the issuance of equity Securities of the U.S. Borrower or any Subsidiary of the U.S. Borrower identified as such on Schedule 1.01.3 attached hereto and made a part hereof.

            "Permitted Existing Indebtedness" means the Indebtedness of the U.S. Borrower and its Subsidiaries, including, without limitation, Accommodation Obligations of the U.S. Borrower and its Subsidiaries, identified as such on
Schedule 1.01.4 attached hereto and made a part hereof.

            "Permitted Existing Investments" means those Investments identified as such on Schedule 1.01.5 attached hereto and made a part hereof.

            "Permitted Existing Liens" means the Liens on assets of the U.S. Borrower or any of its Subsidiaries identified as such on Schedule 1.01.6 attached hereto and made a part hereof.

            "Permitted Holders" means (i) collectively or individually, Joseph Littlejohn & Levy Fund, L.P., Joseph Littlejohn & Levy Fund II, L.P., The Freedom Group Partnership, or (ii) any Affiliate of any of the Persons described in clause (i) above and, with respect to JLL, any partnership or corporation which is managed or controlled by JLL Associates, L.P. or any Affiliate thereof. For purposes of this definition, "control", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

            "Person" means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

            "Plan" means an employee benefit plan defined in Section 3(3) of ERISA (other than a Foreign Employee Benefit Plan) (i) in respect of which the U.S. Borrower or any ERISA Affiliate is, or within the immediately preceding six
(6) years was, an "employer" as defined in Section 3(5) of ERISA or the U.S. Borrower or any ERISA Affiliate has assumed any liability and (ii) which is not a Foreign Employee Benefit Plan.

            "Potential Event of Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

            "Preferred Stock" means, collectively, (i) the 17,000 shares of 11

7/8% Redeemable Preferred Stock, Series B, issued by Freedom Chemical Acquisition Corporation, a Delaware corporation, to the U.S. Borrower on September 9, 1993 and maturing on April 30, 2003, for a total aggregate amount of $17,000,000 which converted to 17,000 shares of 11 7/8% Redeemable Preferred Stock, Series B, issued by Hilton to the U.S. Borrower on May 26, 1994 and (ii) the 8,064.52 shares of 11 7/8% Redeemable Preferred Stock, Series B, issued by the U.S. Borrower to Joseph Littlejohn & Levy Fund II, L.P. on May 26, 1994 and maturing on April 30, 2003, for a total aggregate amount of $8,500,000.

            "President's Letter" is defined in Section 8.02.

            "Process Agent" is defined in Section 15.17(a)(i).

            "Pro Forma" means the unaudited pro forma opening balance sheet of the U.S. Borrower and its Subsidiaries attached hereto as Exhibit F, prepared in accordance with GAAP, dated the Effective Date, derived from the Financial Statements of the U.S. Borrower and its Subsidiaries as of June 30, 1996 and giving effect to the extensions of credit contemplated hereby, the funding of the Subordinated Debt, and the making of the Equity Infusion.

            "Projections" means the financial projections (including, without limitation, capital expenditure budget) for the five-year period commencing on the Effective Date and assumptions made in connection therewith prepared by the U.S. Borrower dated as of the Closing Date and attached hereto as Exhibit G.

            "Property" means any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, Equipment, Inventory, General Intangible, Receivable, or other asset owned, leased or operated by either Borrower or any Subsidiary of either Borrower, as applicable, (including any surface water thereon, and soil and groundwater thereunder).

            "Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (i) the amount of such Lender's

Revolving Credit Commitment (in each case, as adjusted from time to time in accordance with the provisions of this Agreement or any Assignment and Acceptance to which such Lender is a party) by (ii) the Revolving Credit Commitments (notwithstanding the termination of any such Commitments).

            "Protective Advance" is defined in Section 13.09(a).

            "Purchase Agreement" means that certain Stock Purchase Agreement among BC Sugar Refinery, Limited, a corporation organized under the laws of Canada, Chatterton Petrochemical Corporation, a corporation formed under the laws of the Province of British Columbia, Canada, and the U.S. Borrower, dated as of May 11, 1994, as amended by Amendment No. 1 to Stock Purchase Agreement dated as of May 26, 1994.

            "RCRA" means the Resource Conservation and Recovery Act

of 1976, 42 U.S.C. ss.ss. 6901 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

            "Real Property" means, with respect to any Person, all of such Person's present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land,
(ii) any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the "Premises"), (iii) all easements, rights of way, gores of land or lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in or on the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

            "Receivables" means, with respect to any Person, all of such Person's present and future (i) accounts, (ii) contract rights, chattel paper, instruments, documents, deposit accounts, and other rights to payment of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and whether or not earned by performance,
(iii) any of the foregoing which are not evidenced by instruments or chattel paper, (iv) intercompany receivables, and any security documents executed in connection therewith, (v) proceeds of any letters of credit or insurance policies on which such Person is named as beneficiary, (vi) claims against third parties for advances and other financial accommodations and any other obligations whatsoever owing to such Person, (vii) rights in and to all security agreements, leases, guarantees, instruments, securities, documents of title and other contracts securing, evidencing, supporting or otherwise relating to any of the foregoing, together with all rights in any goods, merchandise or Inventory which any of the foregoing may represent, and (viii) rights in returned and repossessed goods, merchandise and Inventory which any of the same may represent, including, without limitation, any right of stoppage in transit.

            "Refinanced Indebtedness" means the Indebtedness of the European Borrower which is to be repaid or defeased out of the proceeds of the Loans made on the Effective Date and identified as such on Schedule 1.01.7 attached hereto and made a part hereof.

            "Register" is defined in Section 15.01(c).

            "Regulation A" means Regulation A of the Federal Reserve Board as in effect from time to time.


            "Regulation G" means Regulation G of the Federal Reserve Board as in effect from time to time.

            "Regulation T" means Regulation T of the Federal Reserve Board as in effect from time to time.

            "Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

            "Regulation X" means Regulation X of the Federal Reserve Board as in effect from time to time.

            "Reimbursement Date" is defined in Section 3.01(d)(i)(A).

            "Reimbursement Obligations" means the aggregate non-contingent reimbursement or repayment obligations of the Borrowers with respect to amounts drawn under Letters of Credit.

            "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, injection, deposit, disposal, abandonment, or discarding of barrels, containers or other receptacles, discharge, emptying, escape, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

            "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

            "Replacement Proceeds" means the amount of (i) proceeds of insurance paid on account of the loss of or damage to any Property and awards of compensation for Property taken by condemnation or eminent domain to the extent actually used to replace, rebuild or restore the Property so lost, damaged or taken, provided that (a) the U.S. Borrower shall have delivered written notice to the Agent that it or its applicable Subsidiary intends to so replace, rebuild or restore such Property and (b) the U.S. Borrower or such applicable Subsidiary of the U.S. Borrower replaces or commences the restoration or rebuilding of such Property within 180 days after the Agent's receipt of the proceeds of such insurance payment or condemnation award and (ii) insurance paid on account of a business interruption occurrence to the extent actually used in the restoration or conduct of the business interrupted.

            "Reportable Event" means any of the events described in Section 4043(b) of ERISA and the regulations promulgated thereunder as in effect from time to time other than an event for which the thirty (30) day notice requirement has been waived by the PBGC.

            "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or any Environmental, Health or Safety Requirement of Law.

            "Requisite Lenders" means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that, in the event any of the Lenders shall have failed to fund its Pro Rata Share of any Revolving Loan requested by a Borrower which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "Requisite Lenders" means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loans have not been so cured) whose Pro Rata Shares represent more than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; provided, further, however, that, in the event that the Commitments have been terminated pursuant to the terms of this Agreement, "Requisite Lenders" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are greater than fifty percent (50%).

            "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of a Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of equity Securities of a Borrower or any of its Subsidiaries now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, the Subordinated Debt and any guarantee thereof, or any other Indebtedness for borrowed money and (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of a Borrower or any of its Subsidiaries now or hereafter outstanding.


            "Revolving Credit Availability" means, at any time of determination thereof, the amount (calculated in Dollars or the equivalent thereof in the applicable Alternative Currency) by which the Revolving Credit Commitments then in effect exceeds the Revolving Credit Obligations at such time.

            "Revolving Credit Commitment" means, with respect to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit pursuant to the terms and conditions of this Agreement, in an aggregate amount at any time outstanding which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Revolving Credit Commitment" on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "Revolving Credit Commitments" means the aggregate principal amount of the Revolving Credit Commitments of all the Lenders, the maximum amount of which shall be $85,000,000, as reduced from time to time pursuant to Section 4.01.

            "Revolving Credit Obligations" means, at any particular time, the sum (calculated in Dollars) of (i) the outstanding principal amount of the Revolving Loans at such time, plus (ii) the Letter of Credit Obligations at such time, plus (iii) the outstanding principal amount of the Swing Loans at such time plus (iv) the outstanding amount of Protective Advances at such time.

            "Revolving Credit Termination Date" means the earliest to occur of
(i) October 10, 2001 (or, if not a Business Day, the next preceding Business
Day), (ii) the date of termination of the Revolving Credit Commitments pursuant to the terms of this Agreement, and (iii) the date of acceleration of the Obligations pursuant to Section 12.02.

            "Revolving Loan" is defined in Section 2.01(b).

            "Revolving Note" means a promissory note executed by a Borrower and delivered to a Lender evidencing the Revolving Loans made to such Borrower by such Lender, as the same may be amended, supplemented, modified or restated from time to time, and any promissory note issued in substitution therefor, substantially in the form attached hereto as Exhibit C-1; and "Revolving Notes" means, collectively, all of the Revolving Notes executed by the Borrowers.

            "Securities" means any Capital Stock, shares, voting trust certificates, limited partnership certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", including, without limitation, any "security" as such term is defined in Section 8-102 of the Uniform Commercial Code, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include the Notes or any other evidence of the Obligations.


            "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

            "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

            "Solvent", when used with respect to any Person, means that at the time of determination:

            (i) the Fair Market Value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

          (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

         (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

          (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

            "Standby Letter of Credit" means any letter of credit issued by an Issuing Bank pursuant to Section 3.01 for the account of a Borrower or for the account of any of a Borrower's Subsidiaries if such Borrower is jointly and severally liable for reimbursement of amounts drawn under such letter of credit, which is not a Commercial Letter of Credit.

            "Sterling" means the lawful money of the United
Kingdom.

            "Subordinated Debt" means the Indebtedness of the U.S. Borrower issued pursuant to, and evidenced by, the Subordinated
Debt Documents.

            "Subordinated Debt Documents" means the Indenture dated as of October 17, 1996, between the U.S. Borrower and The Bank of New York, as Trustee relating to the U.S. Borrower's 10 5/8% Senior Subordinated Notes due 2006, the notes from time to time issued thereunder, and the guarantees executed in connection therewith, in each case as amended, modified or supplemented from time to time in accordance with the terms hereof.

            "Subsidiary" of a Person means any corporation, limited liability company, general or limited partnership, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such entity are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof; provided, however, that no Joint Venture shall be considered to be a Subsidiary for purposes of Articles IV, X, or XII or Sections 8.02, 8.03, 8.05 - 8.09, 9.07 - 9.12, and 9.14.

            "Swing Loan Availability" is defined in Section
2.02(a).

            "Swing Loan Reserve" means, at any time, a reserve in an amount equal to the then outstanding balance of the Swing Loans.

            "Swing Loans" is defined in Section 2.02(a).

            "Swing Loan Subfacility" means, at any time, an amount equal to $5,000,000 (or the equivalent thereof in Alternative Currencies).

            "Swing Note" means a promissory note in the form attached hereto as Exhibit C-2 evidencing the Swing Loans, as the same may be amended, supplemented, modified, or restated from time to time.

            "Tax Sharing Agreement" means, collectively, that certain that certain Tax Sharing Agreement dated as of December 31, 1995 between the U.S. Borrower and KCI, as in effect on the Closing Date, and that certain Tax Sharing Agreement dated as of December 31, 1995 among the U.S. Borrower, Textile and Hilton, as in effect on the Closing Date.

            "Taxes" is defined in Section 14.01(a).

            "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the U.S. Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which the U.S. Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the U.S. Borrower or any ERISA Affiliate; (iii) the imposition of an obligation on the U.S. Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign Governmental Authority of proceedings to terminate a Benefit Plan or a Foreign Pension Plan; (v) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan;
(vi) the appointment by a foreign Governmental Authority of, or the institution of proceedings by a foreign Governmental Authority to appoint, a trustee to administer any Foreign Pension Plan; or (vii) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.

            "Textile" means Freedom Textile Chemicals Co., a Delaware corporation.


            "Textile SC" means Freedom Textile Chemical Company (South Carolina), Inc., a Delaware corporation.

            "Transaction Costs" means the fees, costs and expenses payable by the Borrowers in connection with the execution, delivery and performance of the Loan Documents and other Transaction Documents.

            "Transaction Documents" means the Loan Documents, the the Subordinated Debt Documents, and the agreements and documents executed in connection with the Equity Infusion.

            "Uniform Commercial Code" means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

            "U.S." means the United States of America.

            "U.S. Borrower" is defined in the preamble of this Agreement.

            "Unused Commitment Fee" is defined in Section 5.03(b)(i).

            "Voting Stock" means, with respect to any Person, the Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

            "Wholly-Owned Subsidiary" means a corporation (i) one hundred percent (100%) of the Capital Stock of which is owned by the U.S. Borrower and/or any Subsidiary of the U.S. Borrower or (ii) greater than ninety-eight percent (98%) of the Capital Stock of which is owned by the U.S. Borrower and/or a Subsidiary of the U.S. Borrower and the remainder of which Capital Stock is owned by a nominee of the U.S. Borrower or such Subsidiary solely to comply with the Requirements of Law of the jurisdiction governing such corporation's organization and existence.

            1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period; provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.


            1.03. Accounting Terms. Subject to Section 15.04, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

            1.04. Other Terms. All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

                               ARTICLE II
                       AMOUNTS AND TERMS OF LOANS

            2.01. Revolving Credit Facility. (a) Intentionally omitted.

            (b) Availability. (i) Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to make revolving loans, in Dollars or an Alternative Currency (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrowers, collectively, from time to time during the period from the Effective Date to the Business Day next preceding the Revolving Credit Termination Date, in an amount not to exceed such Lender's Pro Rata Share of the Revolving Credit Availability in the applicable currency at such time. If such Revolving Loans are made in one or more Alternative Currencies, the amount thereof, when aggregated with all other Revolving Credit Obligations denominated in Alternative Currencies, shall not exceed the equivalent of the Multicurrency Sublimit.

            (ii) All Revolving Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their then respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Loan hereunder nor shall the Revolving Credit Commitment of any Lender be increased or decreased as a result of any such failure.

            (iii) Subject to the provisions of this Agreement, the Borrower obligated therefor may repay any outstanding Revolving Loan made to it on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.01(b) at the time of such Borrowing, until the Business Day next preceding the Revolving Credit Termination Date.

            (iv) Each requested respective Borrowing of Revolving Loans funded on any Funding Date shall consist of Loans made in the same currency and shall be (i) if Base Rate Loans, in a principal amount of at least $250,000 and in integral multiples of $250,000 in excess of that amount and (ii) if Eurocurrency Rate Loans, in a principal amount of at least $1,000,000 (or the equivalent thereof in any Alternative Currency) and in integral multiples of $250,000 (or the equivalent thereof in any Alternative Currency) in excess of that amount.

            (c) Notice of Borrowing. When either Borrower desires to borrow under this Section 2.01, the U.S. Borrower shall deliver to the Agent a Notice of Borrowing, signed by it, (i) on the Closing Date, in the case of the Borrowings on the Effective Date, (ii) no later than 11:30 a.m. (New York time) on the

Business Day immediately preceding the proposed Funding Date therefor, in the case of a Borrowing of Base Rate Loans after the Effective Date, and (iii) no later than 9:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed Funding Date therefor, in the case of a Borrowing of Eurocurrency Rate Loans after the Effective Date. Such Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and currency of the proposed Borrowing, (iii) the Revolving Credit Availability in the applicable currency as of the date of such Notice of Borrowing and, if such Borrowing is requested in an Alternative Currency, the unfunded portion of the Multicurrency Sublimit as of the date of such Notice of Borrowing, (iv) whether the proposed Borrowing will be of Base Rate Loans or Eurocurrency Rate Loans, (v) in the case of Eurocurrency Rate Loans, the requested Eurocurrency Rate Interest Period, (vi) which Borrower is making the subject Borrowing, and (vii) instructions for the disbursement of the proceeds of the proposed Borrowing. In lieu of delivering such a Notice of Borrowing (except with respect to a Borrowing of Revolving Loans on the Effective Date), the U.S. Borrower may give the Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.01(c), if the U.S. Borrower confirms such notice by delivery of the required Notice of Borrowing to the Agent by facsimile transmission promptly, but in no event later than 5:00 p.m. (New York time) on the same day, the original of which facsimile copy shall be delivered to the Agent within three (3) days after the date of such transmission. Any Notice of Borrowing (or telephonic notice in lieu thereof) given pursuant to this Section 2.01(c) shall be irrevocable, except as specifically provided in
Section 2.01(d)(i).

            (d) Making of Revolving Loans. (i) Promptly after receipt of a Notice of Borrowing under Section 2.01(c) (or telephonic notice in lieu thereof), the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed Borrowing. Each Lender shall deposit an amount equal to its Pro Rata Share of the amount requested by the U.S. Borrower to be made as Revolving Loans, (A) in the case of a Borrowing in Dollars, with the Agent at its office in New York, New York, in immediately available funds, and (B) in the case of a Borrowing in an Alternative Currency, with Citibank London at its office in London, England in immediately available funds, in either instance, (1) on the Effective Date with respect to the Borrowing of Revolving Loans on such date specified in the initial Notice of Borrowing and (2) not later than 11:00 a.m. (New York time) on any other Funding Date for Revolving Loans. Subject to the fulfillment of the conditions precedent set forth in Section 6.01 or Section 6.02, as applicable, the Agent or Citibank

London, as applicable, shall make the proceeds of such amounts received by it available to the applicable Borrower at the respective aforesaid office of the Agent or Citibank London on such Funding Date (or on the date received if later than such Funding Date) and shall disburse such proceeds in accordance with the U.S. Borrower's disbursement instructions set forth in the applicable Notice of Borrowing. The failure of any Lender to deposit the amount described above with the Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Funding Date. In the event the conditions precedent set forth in Section 6.01 or 6.02, as applicable, are not fulfilled as of the proposed Funding Date for any Borrowing, the Agent shall promptly return, by wire transfer of immediately available funds, the amount deposited by each Lender to such Lender.

            (ii) Unless the Agent shall have been notified by any Lender on the Business Day immediately preceding the applicable Funding Date in respect of any Borrowing of Revolving Loans that such Lender does not intend to fund its Revolving Loan requested to be made on such Funding Date, the Agent may assume that such Lender has funded its Revolving Loan and is depositing the proceeds thereof with the Agent or Citibank London, as applicable, on the Funding Date therefor, and the Agent or Citibank London, as applicable, in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the applicable Borrower on the applicable Funding Date. If the Revolving Loan proceeds corresponding to that amount are advanced to a Borrower by the Agent or Citibank London, as applicable, but are not in fact deposited with the Agent or Citibank London, as applicable, by such Lender on or prior to the applicable Funding Date, such Lender agrees to pay, and in addition the Borrower to which such Loan was disbursed agrees to repay, to the Agent or Citibank London, as applicable, forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed to or for the benefit of such Borrower until the date such amount is paid or repaid to the Agent or Citibank London, as applicable, (A) in the case of such Borrower, at the interest rate applicable to such Borrowing and (B) in the case of such Lender, at the higher of (1) the Federal Funds Rate and (2) the cost of funds incurred by the Agent in respect of such amount for the first three (3) Business Days, and thereafter at the interest rate applicable to such Borrowing. If such Lender shall pay to the Agent or Citibank London the corresponding amount, the amount so paid shall constitute such Lender's Revolving Loan, and if both such Lender and such Borrower shall pay and repay such corresponding amount, the Agent shall promptly pay to such Borrower such corresponding amount. This
Section 2.01(d)(ii) does not relieve any Lender of its obligation to make its Revolving Loan on any applicable Funding Date.

            (iii) In the case of any Borrowing to be comprised of Eurocurrency Rate Loans, the Borrowers hereby agree to indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article VI, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

            (e) Revolving Credit Termination Date. The Revolving Credit Commitments shall terminate on the Revolving Credit Termination Date. Each Lender's obligation to make Revolving Loans shall terminate on the Business Day next preceding the Revolving Credit Termination Date. All outstanding Revolving Credit Obligations shall be paid in full (or, in the case of unmatured Letter of Credit Obligations, provision for payment in cash shall be made to the satisfaction of the Issuing Banks and the Requisite Lenders) on the Revolving Credit Termination Date.

            (f) Maximum Revolving Credit Facility; Multicurrency Sublimit. Notwithstanding anything in this Agreement to the contrary, in no event shall
(i) the aggregate principal Revolving Credit Obligations exceed the Revolving Credit Commitments or (ii) the aggregate principal Revolving Credit Obligations denominated in Alternative Currencies exceed the Multicurrency Sublimit.

            2.02. Swing Loans. (a) Amount. Subject to the terms and conditions set forth in this Agreement, Citicorp, in its sole discretion, may from time to time after the Closing Date make loans to the Borrowers solely for Citicorp's own account in Dollars and/or Alternative Currencies (the "Swing Loans") up to an aggregate principal amount at any one time outstanding equal to the lesser of
(i) the Swing Loan Subfacility calculated in Dollars and (ii) Citicorp's Pro Rata Share of the Revolving Credit Commitments then in effect minus the Revolving Credit Obligations (such lesser amount being referred to as the "Swing Loan Availability"); provided that, after giving effect to such Swing Loans, the Revolving Credit Availability is no less than zero (0) and the outstanding balance of the Swing Loans is no greater than the Swing Loan Subfacility.

            (b) Notice of Borrowing. When a Borrower desires to borrow under this Section 2.02, the U.S. Borrower shall make a telephonic request to the Agent (which shall be confirmed by a Notice of Borrowing, signed on its behalf, delivered to the Agent on the same day by facsimile transmission) no later than
(i) 9:00 a.m. (New York time) on the Business Day immediately preceding the proposed Funding Date therefor, if such Borrowing is to be denominated in an Alternative Currency, and (ii) 11:30 a.m. (New York time) on the proposed Funding Date therefor, if such Borrowing is to be denominated in Dollars. The Notice of Borrowing with respect to any Swing Loan shall specify (i) the amount and currency of the proposed Borrowing, (ii) the Swing Loan Availability in the applicable currency as of the date of such Notice of Borrowing, (iii) which Borrower is making the subject Borrowing, and (iv) the Funding Date for such Borrowing and instructions for the disbursement of the proceeds of such proposed Borrowing. Swing Loans which are Eurocurrency Rate Loans shall have Eurocurrency Rate Interest Periods of one (1) week.

            (c) Making of Swing Loans. Citicorp shall have no duty to make or to continue to make Swing Loans at any time. In the event Citicorp determines to make any Swing Loan after the U.S. Borrower's request therefor, Citicorp shall make the proceeds of such Swing Loan available to the applicable Borrower at the Agent's office in New York, New York or at Citibank London in London, England and shall disburse such proceeds in accordance with the disbursement instructions set forth in the applicable Notice of Borrowing. Citicorp shall not make any Swing Loan at any time if Citicorp shall have received a written notice from any Lender or shall otherwise have actual knowledge before funding such Swing Loan that one or more of the conditions precedent set forth in Section
6.02 will not be satisfied on the proposed Funding Date for such Swing Loan, but Citicorp shall not otherwise be required to take any action to determine that the conditions precedent set forth in Section 6.02 have been satisfied prior to making any Swing Loan.

            (d) Repayment of Swing Loans. All Swing Loans shall be payable, together with accrued interest thereon, if denominated in Dollars, on the earlier to occur of Citicorp's demand therefor or the Friday next succeeding the Funding Date therefor and, if denominated in an Alternative Currency, one week after the Funding Date therefor. The applicable Borrower shall be deemed to have requested Revolving Loans to be made on the date on which repayment of Swing Loans is due in the amount of Swing Loans then outstanding to it and the proceeds of such Revolving Loans shall be applied to the repayment of such Swing Loans. The Agent shall notify the Lenders of the outstanding balance of Swing Loans prior to 9:00 a.m. (New York time) on the Business Day immediately preceding the Funding Date for such Revolving Loans and each Lender other than Citicorp shall deposit an amount, in the appropriate currency, equal to its Pro Rata Share of the amount of Revolving Loans deemed requested with the Agent at its office in New York, New York, if such Revolving Loans are denominated in Dollars, or the office of Citibank London in London, England, if such Revolving Loans are denominated in an Alternative Currency, in immediately available funds not later than 11:00 a.m. (New York time) on such Funding Date. Swing Loans denominated in Dollars shall be paid by Base Rate Loans; Swing Loans denominated in an Alternative Currency shall be paid by Eurocurrency Rate Loans having a Eurocurrency Rate Interest Period of one (1) month.

            (e) Use of Proceeds of Swing Loans. The proceeds of the Swing Loans may be used solely for the purposes set forth in Section 2.04.

            2.03. Authorized Officers and Agents. On the Closing Date the U.S. Borrower shall deliver, and from time to time thereafter the U.S. Borrower may deliver, to the Agent an

Officer's Certificate setting forth the names of the officers, employees and agents authorized to request, on behalf of the respective Borrowers, Loans and Letters of Credit and a conversion/continuation of any Loan, in each instance containing a specimen signature of each such officer, employee or agent. The officers, employees and agents so authorized shall also be authorized to act for the respective Borrowers in respect of all other matters relating to the Loan Documents. The Agent, Lenders and Issuing Banks shall be entitled to rely conclusively on such officer's, employee's, or agent's authority to request such Loan or Letter of Credit or such conversion/continuation until the Agent, Lenders and Issuing Banks receive written notice to the contrary. None of the Agent, the Lenders, or the Issuing Banks shall have any duty to verify the authenticity of the signature appearing on any such Officer's Certificate, written Notice of Borrowing, Notice of Conversion/Continuation, or any other document, and, with respect to an oral request for such a Loan or Letter of Credit or such conversion/continuation, the Agent shall have no duty to verify the identity of any person representing himself or herself as one of the officers, employees or agents authorized to make such request or otherwise to act on behalf of the respective Borrowers. None of the Agent, any Lender or any Issuing Bank shall incur any liability to either Borrower or any other Person in acting upon any telephonic or facsimile notice referred to above which the Agent, such Lender, or such Issuing Bank believes to have been given by a duly authorized officer or other person authorized to borrow on behalf of such Borrower.

            2.04. Use of Proceeds of Loans. The proceeds of the Revolving Loans made on the Effective Date shall be used to repay in full the Refinanced Indebtedness and the Transactions Costs and the proceeds of all other Loans shall be used for the lawful general corporate purposes of the Borrowers and their Subsidiaries.

            2.05. Currency Equivalents. The equivalent in Dollars of any Alternative Currency shall be determined by using the quoted spot rate at which Citibank offers to exchange Dollars for such Alternative Currency in New York, New York at 9:00 a.m. (New York time) two (2) Business Days prior to the date on which such equivalent is to be determined. The equivalent in any Alternative Currency (i) of any other Alternative Currency shall be determined by using the quoted spot rate at which Citibank offers to exchange such Alternative Currency for the equivalent in such other Alternative Currency in New York, New York at 9:00 a.m. (New York time) two (2) Business Days prior to the date on which such equivalent is to be determined and (ii) of Dollars shall be determined by using the quoted spot rate at which Citibank offers to exchange such Alternative Currency for Dollars in New York, New York at 9:00 a.m. (New York time) two (2) Business Days prior the date on which such equivalent is to be determined. The equivalent in Dollars of each Eurocurrency Rate Loan made in an Alternative Currency shall be recalculated hereunder on each date that it shall be necessary to determine the unused portion of each Lender's Revolving Credit Commitment, the Revolving Credit Availability, and any or all Revolving Credit Obligations outstanding on such date and on each date of a conversion or continuation of a Eurocurrency Rate Loan.

            2.06. Currency Exchanges. At any time Eurocurrency Rate Loans denominated in an Alternative Currency are required to be converted to Base Rate

Loans, the Borrowers shall indemnify the Lenders against any loss or liability arising out of or as a result of the conversion of such Alternative Currency to Dollars and exchange costs and taxes payable in connection with such conversion and the Borrower to which such Loan was made shall forthwith on written demand therefor pay to the Agent, for the benefit of the applicable Lenders, the amount of such loss, liability, costs and taxes.

                               ARTICLE III
                            LETTERS OF CREDIT


            3.01. Letters of Credit. Subject to the terms and conditions set forth in this Agreement, each Issuing Bank hereby severally agrees to issue for the account of a Borrower, or for the account of any of a Borrower's Subsidiaries if such Borrower is jointly and severally liable for reimbursement of amounts drawn under such Letter of Credit, one or more Letters of Credit, subject to the following provisions:

            (a) Types and Amounts. An Issuing Bank shall not have any obligation to issue, amend or extend, and shall not issue, amend or extend, any Letter of Credit at any time:

            (i) if the aggregate Letter of Credit Obligations with respect to such Issuing Bank, after giving effect to the issuance, amendment or extension of the Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

            (ii) if such Issuing Bank receives written notice from the Agent at or before 11:00 a.m. (New York time) on the date of the proposed issuance, amendment or extension of such Letter of Credit that (A) immediately after giving effect to the issuance, amendment or extension of such Letter of Credit, (I) the Letter of Credit Obligations at such time would exceed $25,000,000, or (II) the Revolving Credit Obligations at such time would exceed the Commitments at such time, or (III) the undrawn face amount of the Letter of Credit Obligations denominated in Alternative Currencies, when aggregated with all other Revolving Credit Obligations denominated in Alternative Currencies, would exceed the equivalent of the Multicurrency Sublimit, or (B) one or more of the conditions precedent contained in
      Section 6.01 or 6.02, as applicable, would not on such date be satisfied, unless such conditions are thereafter satisfied and written notice of such satisfaction is given to such Issuing Bank by the Agent (and an Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 6.01 or 6.02, as applicable, have been satisfied);

            (iii) which has an expiration date later than the earlier of (A) the date one (1) year after the date of issuance (without regard to any automatic renewal provisions thereof) or (B) the Business Day next preceding the scheduled Revolving Credit Termination Date; or

            (iv) which is in a currency other than Dollars or an Alternative Currency in which such Issuing Bank is then issuing letters of credit.

            (b) Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Sections 6.01 and 6.02, as applicable, the obligation of an Issuing Bank to issue, amend or extend any Letter of Credit is subject to the satisfaction in full of the following conditions:

            (i) if such Issuing Bank so requests, the Borrower applicant or, in the case of Letters of Credit issued for the account of any of a Borrower's Subsidiaries, such Borrower and such Subsidiary shall have executed and delivered to such Issuing Bank and the Agent a Letter of Credit Reimbursement Agreement and such other documents and materials as may be required pursuant to the terms thereof; and

            (ii) the terms of the proposed Letter of Credit shall be satisfactory to such Issuing Bank in its sole discretion.

            (c) Issuance of Letters of Credit. (i) The Borrower applicant shall give an Issuing Bank and the Agent written notice that it has selected such Issuing Bank to issue a Letter of Credit not later than 11:00 a.m. (New York time) on the third (3rd) Business Day preceding the requested date for issuance thereof under this Agreement, or such shorter notice as may be acceptable to such Issuing Bank and the Agent. Such notice shall be irrevocable unless and until such request is denied by the applicable Issuing Bank and shall specify
(A) that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (B) that such Letter of Credit is solely for the account of the Borrower applicant or the name of the Subsidiary of such Borrower which is jointly and severally applying for such Letter of Credit, (C) the stated amount and currency of the Letter of Credit requested, (D) the effective date (which shall be a Business Day) of issuance of such Letter of Credit, (E) the date on which such Letter of Credit is to expire (which shall be a Business Day and no later than the earlier of one (1) year after the date of issuance (without regard to any automatic renewal provisions thereof) and the Business Day immediately preceding the scheduled Revolving Credit Termination Date), (F) the Person for whose benefit such Letter of Credit is to be issued, (G) other relevant terms of such Letter of Credit, (H) the Revolving Credit Availability (calculated in the applicable currency) at such time, (I) the amount of the then outstanding Letter of Credit Obligations, and (J) if such Letter of Credit is to be denominated in an Alternative Currency, the amount by which the Multicurrency Sublimit exceeds the aggregate Revolving Credit Obligations denominated in Alternative Currencies (calculated in Dollars). Such Issuing Bank shall notify the Agent immediately upon receipt of a written notice from a Borrower requesting that a Letter of Credit be issued, or that an existing Letter of Credit be extended or amended and, upon the Agent's request therefor, send a copy of such notice to the Agent.

            (ii) The applicable Issuing Bank shall give (A) the Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance, amendment or extension of a Letter of Credit and (B) promptly after issuance thereof, provide the Agent with a copy of each Letter of Credit issued and each amendment thereto.

            (d) Reimbursement Obligations; Duties of Issuing Banks. (i) Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement:

            (A) the Borrower applicant shall reimburse, or cause its Subsidiary for whose account a Letter of Credit is issued to reimburse, the applicable Issuing Bank for amounts drawn under such Letter of Credit, in the currency in which such Letter of Credit is denominated, no later than the date (the "Reimbursement Date") which is the earlier of (I) the time specified in the applicable Letter of Credit Reimbursement Agreement and
      (II) one (1) Business Day after such Borrower receives written notice from such Issuing Bank that payment has been made under such Letter of Credit by such Issuing Bank; and

            (B) all Reimbursement Obligations with respect to any Letter of Credit shall bear interest at the rate applicable to Base Rate Loans, if such Letter of Credit is denominated in Dollars, or Eurocurrency Rate Loans with Eurocurrency Rate Interest Periods of one week, if such Letter of Credit is denominated in an Alternative Currency, in accordance with
      Section 5.01(a) from the date of the relevant drawing under such Letter of Credit until the Reimbursement Date and thereafter at the rate applicable to Base Rate Loans or Eurocurrency Rate Loans with Eurocurrency Rate Interest Periods of one week, as applicable, in accordance with Section 5.01(d).

            (ii) The applicable Issuing Bank shall give the Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of all drawings under a Letter of Credit and the payment (or the failure to pay when due) by the Borrower applicant or its applicable Subsidiary on account of a Reimbursement Obligation (which notice the Agent shall promptly transmit by telegram, telex, telecopy or similar transmission to each Lender).

          (iii) No action taken or omitted in good faith by an Issuing Bank under or in connection with any Letter of Credit shall put such Issuing Bank under any resulting liability to any Lender, the Borrower applicant or any of its Subsidiaries or, so long as it is not issued in violation of Section 3.01(a), relieve any Lender of its obligations hereunder to such Issuing Bank. Solely as between the Issuing Banks and the Lenders, in determining whether to pay under any Letter of Credit, the respective Issuing Bank shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under a respective Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit.

            (e) Participations. (i) Immediately upon issuance by an Issuing Bank of any Letter of Credit in accordance with the procedures set forth in this
Section 3.01 and immediately upon conversion of a letter of credit of an Issuing Bank to a Letter of Credit pursuant to Section 3.02, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from that Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of such Lender's Pro Rata Share, including, without limitation, all obligations of the Borrower applicant with respect thereto (other than amounts owing to that Issuing Bank under Section 3.01(g)) and any security therefor and guaranty pertaining thereto.

            (ii) If any Issuing Bank makes any payment under any Letter of Credit and the Borrower or the Subsidiary of a Borrower for whose account such Letter of Credit was issued does not repay such amount to such Issuing Bank on the Reimbursement Date, such Issuing Bank shall promptly notify the Agent, which shall promptly notify each Lender, and each Lender shall promptly and unconditionally pay to the Agent for the account of such Issuing Bank, in immediately available funds in the applicable currency, the amount of such Lender's Pro Rata Share of such payment (net of that portion of such payment, if any, made by such Lender in its capacity as an Issuing Bank), and the Agent shall promptly pay to such Issuing Bank such amounts received by it, and any other amounts received by the Agent for such Issuing Bank's account, pursuant to this Section 3.01(e). All amounts so paid to such Issuing Bank shall be deemed to constitute Revolving Loans and, (A) if in Dollars, shall be Base Rate Loans or (B) if in an Alternative Currency, shall be Eurocurrency Rate Loans with an Eurocurrency Rate Interest Period of one (1) month. If a Lender does not make its Pro Rata Share of the amount of such payment available to the Agent, such Lender agrees to pay to the Agent for the account of such Issuing Bank, forthwith on demand, such amount together with interest thereon, for the first three (3) Business Days after the date such payment was first due at the Federal Funds Rate (in the case of Revolving Loans in Dollars) or the rate per annum at which call deposits in the respective Alternative Currency are offered by Citibank London to prime banks in the London interbank market for such day (in the case of Revolving Loans in an Alternative Currency), and thereafter at the interest rate then applicable to Base Rate Loans, if such Letter of Credit is denominated in Dollars, or Eurocurrency Rate Loans with Eurocurrency Rate Interest Periods of one week, if such Letter of Credit is denominated in an Alternative Currency, in each instance in accordance with Section 5.01(a). The failure of any Lender to make available to the Agent for the account of an Issuing Bank its Pro Rata Share of any such payment shall neither relieve any other Lender of its obligation hereunder to make available to the Agent for the account of such Issuing Bank such other Lender's Pro Rata Share of any payment on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent.


            (iii) Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Agent has previously received payments from any Lender for the account of such Issuing Bank pursuant to this Section 3.01(e), such Issuing Bank shall promptly pay to the Agent and the Agent shall promptly pay to such Lender an amount equal to such Lender's Pro Rata Share thereof. Each such payment shall be made by such Issuing Bank or the Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 a.m. (New York time) on such Business Day, and otherwise on the next succeeding Business Day.

            (iv) Upon the request of any Lender, an Issuing Bank shall furnish such Lender copies of any Letter of Credit or Letter of Credit Reimbursement Agreement to which such Issuing Bank is party and such other documentation as reasonably may be requested by such Lender.

            (v) The obligations of a Lender to make payments to the Agent for the account of any Issuing Bank with respect to a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever except willful misconduct or gross negligence of such Issuing Bank or such Issuing Bank's failure to comply with the provisions of Section 3.01(a)(ii) or
(iii), and shall be honored in accordance with this Article III (irrespective of the satisfaction of the conditions described in Sections 6.01 and 6.02, as applicable) under all circumstances, including, without limitation, any of the following circumstances:

            (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

            (B) the existence of any claim, setoff, defense or other right which the Borrower applicant may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, such Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit);

            (C) any draft, certificate or any other document presented under such Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;


            (E) any failure by that Issuing Bank to make any reports required pursuant to Section 3.01(h) or the inaccuracy of any such report; or

            (F) the occurrence of any Event of Default or Potential Event of Default.

            (f) Payment of Reimbursement Obligations. (i) The Borrower applicant with respect to any Letter of Credit unconditionally agrees to pay, or cause its Subsidiary for whose account a Letter of Credit is issued to pay, to each Issuing Bank, in the currency in which such Letter of Credit is denominated, the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with the Letters of Credit when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against any Issuing Bank or any other Person.

          (ii) In the event any payment by a Borrower applicant or such Subsidiary received by an Issuing Bank with respect to a Letter of Credit and distributed by the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from such Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by such Issuing Bank, contribute such Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by such Issuing Bank upon the amount required to be repaid by it.

            (g) Issuing Bank Charges. The Borrower applicant shall pay, or cause its Subsidiary for whose account a Letter of Credit is issued to pay, to each Issuing Bank, solely for its own account, the standard charges assessed by such Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of Letters of Credit and such compensation in respect of such Letters of Credit for such

Borrower's or such Subsidiary's account, as applicable, as may be agreed upon by such Borrower and such Issuing Bank from time to time.

            (h) Issuing Bank Reporting Requirements. Each Issuing Bank shall, no later than the last day of each calendar month, provide to the Agent, the U.S. Borrower, and each Lender separate schedules for Commercial Letters of Credit and Standby Letters of Credit issued as Letters of Credit, in form and substance reasonably satisfactory to the Agent, setting forth the aggregate Letter of Credit Obligations outstanding to it as of such date and, to the extent not otherwise provided in accordance with the provisions of Section 3.01(c)(ii), any information requested by the Agent or the U.S. Borrower relating to the date of issue, account party, amount, expiration date and reference number of each Letter of Credit issued by it.

            (i) Indemnification; Exoneration. (i) In addition to all other amounts payable to an Issuing Bank, each Borrower hereby agrees to defend, indemnify, and save harmless the Agent, each Issuing Bank and each Lender from and against any and all claims, demands, liabilities, penalties, damages, losses (other than loss of profits), costs, charges and expenses (including reasonable attorneys' fees but excluding taxes) which the Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit for the account of such Borrower or a Subsidiary of such Borrower other than, in respect of an Issuing Bank, as a result of the gross negligence or willful misconduct of such Issuing Bank, as determined by a court of competent jurisdiction, or (B) the failure of the Issuing Bank issuing a Letter of Credit to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

          (ii) As between a Borrower and any of its Subsidiaries for whose account a Letter of Credit is issued on the one hand and the Agent, the Lenders and the Issuing Banks on the other hand, such Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Reimbursement Agreements, the Issuing Banks and the Lenders shall not be responsible for and the Reimbursement Obligations shall not be affected by: (A) the form, validity, legality, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity, legality or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) any consequences arising from causes beyond the control of the Agent, the Issuing Banks or the Lenders.

            3.02 Transitional Provisions. Schedule 3.02 attached hereto and made a part hereof contains a schedule of certain letters of credit issued prior to the Effective Date by Citibank for the account of the U.S. Borrower or for the account of a Subsidiary of the U.S. Borrower. Subject to the satisfaction of the conditions precedent contained in Section 6.01, on the Effective Date (i) such letters of credit, to the extent still outstanding, shall automatically and without further action of the parties hereto be converted into Letters of Credit issued pursuant to this Article III and subject to the provisions hereof, (ii) the face amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations, and (iii) all liabilities of the U.S. Borrower with respect to such letters of credit shall constitute Obligations.

            3.03. Obligations Several. The obligations of each Issuing Bank and each Lender under this Article III are several and not joint, and no Issuing Bank or Lender shall be responsible for the obligation to issue Letters of Credit or participation obligations hereunder, respectively, of any other Issuing Bank or Lender.

                               ARTICLE IV
                        PAYMENTS AND PREPAYMENTS

            4.01.  Prepayments; Reductions in Commitments.

             (a) Voluntary Prepayments/Reductions. (i) Notice. The Borrowers may, at any time and from time to time, prepay the Revolving Loans, in whole or in part; provided that (A) if such prepayment is of Revolving Loans denominated in an Alternative Currency, at least one (1) Business Day's prior written notice of such prepayment is delivered to the Agent (which the Agent shall promptly transmit to each Lender) and (B) Eurocurrency Rate Loans which are so prepaid shall be prepaid (1) on the expiration date of the then applicable Eurocurrency Rate Interest Period therefor or (2) on any other date upon payment of the amounts described in Article XIV. Unless the aggregate outstanding principal balance of the Revolving Loans is to be prepaid in full, voluntary prepayments thereof shall be in an aggregate minimum amount of $250,000 (or the equivalent in an Alternative Currency determined on the date of the aforesaid notice) and integral multiples of $250,000 (or the equivalent in an Alternative Currency determined on the date of the aforesaid notice) in excess of that amount. Any notice of prepayment given to the Agent under this Section 4.01(a)(i) shall specify the date (which shall be a Business Day) of prepayment, the aggregate principal amount and currency of the prepayment, any allocation of such amount between Revolving Loans outstanding to the U.S. Borrower and the European Borrower, respectively, and any allocation of such amount among Base Rate Loans and respective Eurocurrency Rate Loans. When notice of prepayment is delivered as provided herein, the principal amount of the Revolving Loans specified in the notice shall become due and payable on the prepayment date specified in such notice, subject to the right to reborrow the same in accordance with Section
2.01. The Borrowers may repay Swing Loans, without prior written notice to the Agent or Citicorp, at any time and from time to time.

            (ii) Voluntary Revolving Credit Commitment Reductions. The U.S. Borrower, upon at least three (3) Business Days' prior written notice to the Agent (which the Agent shall promptly transmit to each Lender), shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part the Revolving Credit Commitments; provided that the Borrowers shall have made whatever payment may be required to reduce the Revolving Credit Obligations to an amount less than or equal to the Revolving Credit Commitments as reduced or terminated. Any partial reduction of the Revolving Credit Commitments shall be in an aggregate minimum amount of $250,000 and integral multiples of $250,000 in excess of that amount, and shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata

Share. Any notice of termination or reduction given to the Agent under this
Section 4.01(a)(ii) shall specify the date (which shall be a

Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof. When notice of termination or reduction is delivered as provided herein, the principal amount of the Revolving Loans required to be prepaid as a result thereof shall become due and payable on the date specified in such notice.

            (iii) No Prepayment Fee. The prepayments and payments in respect of reductions and terminations described in clauses (i) and (ii) of this Section 4.01(a) may be made without premium or penalty (except as provided in Article
XIV).

            (b)   Mandatory Prepayments/Reductions.

            (i) Net Cash Proceeds of Sale. In the event a Borrower or any Subsidiary of a Borrower receives, in any Fiscal Year, Net Cash Proceeds of Sale which, when aggregated with all other Net Cash Proceeds of Sale received by the Borrowers and Subsidiaries of the Borrowers in such Fiscal Year, exceed $2,500,000, such Borrower shall, immediately upon its or such Subsidiary's receipt of such Net Cash Proceeds of Sale, make or cause to be made a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of such Net Cash Proceeds of Sale until such time as the Revolving Credit Commitments are less than $60,000,000. Notwithstanding the foregoing, in the event such Net Cash Proceeds of Sale otherwise required to be applied as a mandatory prepayment of the Obligations are proceeds received from the sale, transfer, assignment or other disposition of assets of

            (A) a Borrower or Guarantor (and not otherwise subject to the provisions of clause (C) below) or other Subsidiary of the U.S. Borrower which is a Domestic Subsidiary, such Subsidiary may use such Net Cash Proceeds of Sale within two hundred seventy (270) days after its receipt thereof to make an investment in, or acquire assets and properties (or a Person or entity owning such assets or properties) that will be used in the business of the U.S. Borrower and its Subsidiaries existing on the Effective Date or in a business reasonably related thereto and, to the extent such Net Cash Proceeds of Sale are so used within such period, the same shall not be required to be applied as a mandatory prepayment of the Obligations and an amount equal to that portion of the Net Cash Proceeds of Sale not so used, shall be delivered to the Agent as a mandatory prepayment for application on the Obligations on the 271st day after receipt thereof;

            (B) a direct Subsidiary of the U.S. Borrower (other than the European Borrower) which is not a Domestic Subsidiary, no prepayment shall be required if repatriation of such Net Cash Proceeds of Sale would require the U.S.

      Borrower to incur liabilities for U.S. federal income taxes which would not be incurred absent such repatriation; or

            (C) a Borrower or Guarantor and such sale, transfer, assignment or other disposition is a sale, transfer, assignment of all or substantially all of the assets of a Borrower or Guarantor or any of the Capital Stock of the European Borrower or a Guarantor, a mandatory prepayment of the Obligations shall be required as aforesaid regardless of the amount of the Revolving Credit Commitments at the time of such sale, transfer, assignment or other disposition.


            (ii) Net Cash Proceeds of Issuance of Indebtedness. In the event a Borrower or any Subsidiary of a Borrower receives Net Cash Proceeds of Issuance of Indebtedness, such Borrower shall, immediately upon its or its Subsidiary's receipt of such Net Cash Proceeds of Issuance of Indebtedness, make or cause to be made a mandatory prepayment in an amount equal to one hundred percent (100%) of such Net Cash Proceeds of Issuance of Indebtedness until such time as the Revolving Credit Commitments are less than $60,000,000.

            (iii) No Waiver or Consent. Nothing in this Section 4.01(b) shall be construed to constitute the Lenders' consent to any transaction referenced hereinabove which is not expressly permitted by Article X or affect any of the Lenders' rights and remedies hereunder as a result of any non-compliance with
Article X.

            (iv) Notice. The U.S. Borrower shall give the Agent prior written notice or telephonic notice promptly confirmed in writing (each of which the Agent shall promptly transmit to each Lender), when a Designated Prepayment will be made (which date of prepayment shall be no later than the date on which such Designated Prepayment becomes due and payable pursuant to this Section 4.01(b)).

            (v) Application of Designated Prepayments. Designated Prepayments shall be allocated and applied to the Obligations as follows:

            (A) the amount of each Designated Prepayment shall be applied ratably to the outstanding Revolving Loans, each application being made first to the Revolving Loans which are Base Rate Loans until paid in full and then to Revolving Loans which are Eurocurrency Rate Loans, with those which have earlier expiring Eurocurrency Rate Interest Periods being repaid prior to those which have later expiring Eurocurrency Rate Interest Periods, until paid in full; provided that the U.S. Borrower may elect to deposit with the Agent, as Cash Collateral and subject to the provisions of Section 4.05, amounts that would otherwise be required to be applied to Eurocurrency Rate Loans hereunder until the end of the Eurocurrency Rate Interest Period applicable to such Eurocurrency Rate Loans, at which time the required application shall be made by the Agent;

            (B) following the payment in full of the Revolving Loans, the remaining balance of each Designated Prepayment shall be applied to the Reimbursement Obligations until paid in full; and

            (C) thereafter, the remaining balance of each Designated Prepayment shall be applied to the Swing Loans then outstanding until paid in full.

            (vi) Mandatory Revolving Loan Payments. The Borrowers shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans to the extent necessary to reduce the aggregate outstanding principal amount of the (A) Revolving Loans to an amount no greater than the difference between the then effective Revolving Credit Commitments and the sum of the Letter of Credit Obligations as of such time plus the Swing Loans outstanding as of such time; and (B) Revolving Loans denominated in Alternative Currencies to an aggregate amount no greater than the difference between the Multicurrency Sublimit and the Letter of Credit Obligations denominated in Alternative Currencies as of such time.

            (vii) Mandatory Revolving Credit Commitment Reductions. The Revolving Credit Commitments shall be permanently reduced by the amount of each Designated Prepayment required to be made on the date such Designated Prepayment is required to be made, and the respective Revolving Credit Commitment of each Lender shall be permanently reduced proportionately in accordance with its Pro Rata Share.

            4.02. Payments. (a) Manner and Time of Payment. All payments of principal of and interest on the Loans and Reimbursement Obligations and other Obligations (including, without limitation, fees and expenses) which are payable to the Agent, the Lenders or any Issuing Bank shall be made without condition or reservation of right, and, with respect to payments made other than from application of deposits in a Concentration Account, in immediately available funds in the applicable currency, delivered to the Agent (or, in the case of Reimbursement Obligations, to the applicable Issuing Bank) not later than 11:30 a.m. (in the location of the Applicable Payment Office) on the date and at the place due, to such account of the Agent (or such Issuing Bank) as it may designate, for the account of the Agent, the Lenders or such Issuing Bank, as the case may be; and funds received by the Agent, including, without limitation, funds in respect of any Revolving Loans to be made on that date, not later than 11:30 a.m. (in the location of the Applicable Payment Office) on any given Business Day shall be credited against payment to be made that day and funds received by the Agent after that time shall be deemed to have been paid on the next succeeding Business Day. Payments actually received by the Agent for the account of the Lenders or the Issuing Banks, or any of them, shall be paid by the Agent promptly after its receipt thereof to them for the account of their respective Applicable Lending Offices.


            (b) Apportionment of Payments. (i) Subject to the provisions of
Section 4.01 and Section 4.02(b)(v), all payments of principal and interest in respect of Loans outstanding to a respective Borrower, all payments in respect of Reimbursement Obligations of such Borrower, all payments of fees and all other payments in respect of any other Obligations of such Borrower, shall be allocated among such of the Lenders and Issuing Banks as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein. Except as provided in Section 4.02(b)(ii) with respect to payments by or for the benefit of a respective Borrower and proceeds of Collateral for such respective Borrower's Obligations received after the occurrence and during the continuance of an Event of Default and except as provided in Section 4.04(b), all such payments and any other amounts received by the Agent from or for the benefit of such Borrower shall be applied

      (A) first, to pay principal of and interest on any portion of the Revolving Loans made to such Borrower which the Agent may have advanced on behalf of any Lender other than Citicorp for which the Agent has not then been reimbursed by such Lender or such Borrower,

      (B) second, to pay principal of and interest on any Protective Advance in respect of such Borrower's Obligations for which the Agent has not then been paid by such Borrower or reimbursed by the Lenders,

      (C) third, to pay principal of and accrued interest on any Swing Loans then outstanding,

      (D) fourth, to pay the principal of the Revolving Loans made to such Borrower and then due and payable in the order described hereinbelow and interest on such Loans then due and payable, ratably, based on the then outstanding balances of the such Loans,

      (E) fifth, to pay all other Obligations of such Borrower then due and payable, ratably, and

      (F) sixth, as such Borrower so designates.

All such principal and interest payments in respect of Revolving Loans to a respective Borrower shall be applied to the Revolving Loans outstanding to such Borrower and accrued interest thereon, first, to repay outstanding Base Rate Loans and then to repay outstanding Eurocurrency Rate Loans with those Eurocurrency Rate

Loans which have earlier expiring Eurocurrency Rate Interest Periods being repaid prior to those which have later expiring Eurocurrency Rate Interest Periods.

          (ii) After the occurrence of an Event of Default and while the same is continuing, the Agent shall apply all payments in respect of any Obligations of a respective Borrower and, subject to the provisions of Section 4.06, all proceeds of Collateral securing the Obligations of such Borrower in the following order:

      (A) first, to pay principal of and interest on any portion of the Revolving Loans made to such Borrower which the Agent may have advanced on behalf of any Lender other than Citicorp for which the Agent has not then been reimbursed by such Lender or such Borrower;

      (B) second, to pay principal of and interest on any Protective Advance in respect of such Borrower's Obligations for which the Agent has not then been paid by such Borrower or reimbursed by the Lenders;

      (C) third, to pay principal of and interest on any Swing Loans then outstanding;

      (D) fourth, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent by such Borrower;

      (E) fifth, to pay principal of and interest on Letter of Credit Obligations of such Borrower (or, to the extent such Obligations are contingent, deposited in the Cash Collateral Account to provide Cash Collateral in respect of such Obligations);

      (F) sixth, to pay Obligations of such Borrower in respect of any fees, expense reimbursements or indemnities then due to the Lenders and the Issuing Banks;

      (G) seventh, to pay interest due in respect of the Revolving Loans made to such Borrower, ratably, in accordance with the Lenders' respective Pro Rata Shares;

      (H) eighth, to the ratable payment or prepayment of principal outstanding on all Revolving Loans made to such Borrower;

      (I) ninth, to the ratable payment of Hedge Agreements to which any of the Lenders or any Affiliate of any of the Lenders and such Borrower is a party; and

      (J) tenth, to the ratable payment of all other Obligations.

The order of priority set forth in this Section 4.02(b) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders, the Issuing Banks and other Holders as among themselves.

            (iii) The Agent, in its sole discretion subject only to the terms of this Section 4.02(b)(iii), may pay from the proceeds of Revolving Loans made to a respective Borrower hereunder, whether made following a request by such Borrower pursuant to Section 2.01 or a deemed request as provided in this
Section 4.02(b)(iii), all amounts then due and payable by such Borrower hereunder, including, without limitation, amounts payable with respect to payments of principal, interest, Reimbursement Obligations and fees and all reimbursements for expenses pursuant to Section 15.02. Each Borrower hereby irrevocably authorizes the Lenders to make Revolving Loans in the applicable currency upon notice from the Agent as described in the following sentence for the purpose of paying principal, interest, Reimbursement Obligations and fees due and payable from such Borrower, reimbursing expenses pursuant to Section
15.02 and paying any and all other amounts due and payable by such Borrower hereunder or under the Notes, and agrees that all such Revolving Loans so made shall be deemed to have been requested by it pursuant to Section 2.01 as of the date of the aforementioned notice. The Agent may request Revolving Loans on behalf of a Borrower as described in the preceding sentence by notifying the Lenders by telecopy, telegram or other similar form of transmission (which notice the Agent shall thereafter promptly transmit to the U.S. Borrower), of the applicable currency, amount, applicable interest rate, and Funding Date of the proposed Borrowing and that such Borrowing is being requested on such Borrower's behalf pursuant to this Section 4.02(b)(iii). Such Revolving Loans requested in Dollars shall be Base Rate Loans and such Revolving Loans requested in an Alternative Currency shall be Eurocurrency Rate Loans with an initial Eurocurrency Rate Interest Period of one (1) month. On the proposed Funding Date for such Revolving Loan, the Lenders shall make the requested Revolving Loans in accordance with the procedures and subject to the conditions specified in
Section 2.01.

            (iv) Subject to Section 4.02(b)(v), the Agent shall promptly distribute to each Lender and Issuing Bank at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender or Issuing Bank, or at such other address as a Lender, an Issuing Bank or other Holder may request in writing, such funds as such Person may be entitled to receive, subject to the provisions of Article XIV; provided that the Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

            (v) In the event that any Lender fails to fund its Pro Rata Share of any Revolving Loan requested for a Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Revolving Loan being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termination of the Revolving Credit Commitments, the proceeds of all amounts thereafter repaid to the Agent by such Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to such Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:


            (A) the foregoing provisions of this Section 4.02(b)(v) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 5.01(c);

            (B) a Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Revolving Loan at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Revolving Loan is fully funded to the applicable Borrower, whether made by such Lender itself or by operation of the terms of this Section 4.02(b)(v), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

            (C) amounts advanced to a Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Revolving Loan to that Borrower ("Cure Loans") shall bear interest at the rate in effect from time to time pursuant to Section 5.01; and

            (D) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of a Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 4.02, would be applied to such outstanding Revolving Loans shall be applied first, ratably to all such Loans constituting Non Pro Rata Loans, second, ratably to such Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to such Loans constituting Cure Loans.

            (c) Payments on Non-Business Days. Whenever any payment to be made by the Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (except as set forth in Section 5.02(b)(iii) with respect to payments due on the next preceding Business Day), and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

            4.03. Promise to Repay; Evidence of Indebtedness.

            (a) Promise to Repay. Each Borrower hereby severally agrees to pay when due the principal amount of each Loan which is made to it, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes. Each Borrower shall execute and deliver to each Lender on the Effective Date a Note or Notes, evidencing the Loans made to it hereunder and thereafter shall execute and deliver such other Notes as are necessary to evidence Loans owing by it to other Lenders after giving effect to any assignment thereof pursuant to Section 15.01.

            (b) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a "Loan Account") evidencing the Indebtedness of each of the Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes.

            (c) Control Account. The Register maintained by the Agent pursuant to Section 15.01(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date, amount and currency of each Borrowing made hereunder, the type of Loan comprising such Borrowing and any Eurocurrency Rate Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the respective Borrowers to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by the Agent from the respective Borrowers hereunder and each Lender's share thereof.

            (d) Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error.

            4.04. Proceeds of Collateral; Concentration Account Arrangements.
(a) Establishment. The European Borrower shall establish within sixty (60) days after the Closing Date and thereafter maintain, and the U.S. Borrower shall maintain its Collection Accounts which exist as of the Closing Date and shall cause each Guarantor to establish and maintain, Collection

Accounts into which all collections of Receivables shall be deposited and promptly transferred directly to the applicable Concentration Account. The Borrowers shall cause all proceeds of Collateral to be deposited in Collection Accounts or the Concentration Account or pursuant to other similar arrangements for the collection of such amounts established by the Borrowers and the Agent. All collections of Receivables and proceeds of Collateral which are received directly by a Borrower or any Guarantor shall be deemed to have been received by such Borrower or Guarantor as the Agent's trustee and, upon such Borrower's or such Guarantor's receipt thereof, such Borrower shall immediately transfer, or cause to be transferred, all such amounts into the Concentration Account in their original form. Such amounts will be deemed received by the Agent, will be the sole property of the Agent, and will be held by the Agent, for the benefit of the Holders (i) for application to the Obligations pursuant to Section 4.02 and (ii) thereafter, as Cash Collateral for the Obligations, subject to the rights of the applicable Borrower set forth in Section 4.04(b) and the rights of the Agent set forth in Section 4.06.

            (b) Pre-Default Withdrawals from Concentration Account. So long as
(i) no Event of Default described in Section 12.01(a) shall have occurred and be continuing or unwaived or (ii) the Commitments have not been terminated and the Obligations accelerated as provided in Section 12.02(a), if requested by the U.S. Borrower, the Agent shall, from time to time, (A) apply funds in that Borrower's Concentration Account (1) promptly after deposit therein to payment of the Loans made to such Borrower and (2) to payment of other Obligations of such Borrower as they become due and payable and (B) transfer funds to such

Borrower's or its Subsidiaries' designated accounts, invest funds on deposit in such Concentration Account and accrued interest thereon, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from such investments, in such Cash Equivalents as the U.S. Borrower may select. Such funds, interest, proceeds, or income which are not so disbursed, invested or reinvested shall be deposited and held in the Concentration Account for the benefit of the Holders as provided in Section 4.04(a). None of the Agent, any Lender or any Issuing Bank shall be liable to either Borrower or any Subsidiary of a Borrower for, or with respect to, any decline in value of amounts on deposit in the Concentration Account which shall have been invested pursuant to this Section 4.04(b). Cash Equivalents from time to time purchased and held pursuant to this Section 4.04(b) shall constitute Cash Collateral and shall, for purposes of this Agreement, be deemed to be part of the funds held in the respective Concentration Account in amounts equal to their respective outstanding principal amounts.

            (c) Reasonable Care. The Agent shall exercise reasonable care in the custody and preservation of any funds held in a Concentration Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own like property, it being understood that the Agent shall not have any responsibility for taking any steps necessary to preserve rights against any parties with respect to any such funds but may do so at its option. All reasonable expenses incurred in connection therewith shall be for the sole account of the Borrower for which such Concentration Account is designated and shall constitute Obligations of such Borrower hereunder.

            4.05. Cash Collateral Accounts. (a) Investments. If requested by the U.S. Borrower, the Agent shall, so long as no Event of Default shall have occurred and be continuing, from time to time invest funds on deposit in the Cash Collateral Accounts and accrued interest thereon, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such Investments, in each case in such Cash Equivalents as the U.S. Borrower may select. Such funds, interest, proceeds or income which are not so invested or reinvested in Cash Equivalents shall, except as otherwise provided in Section 4.05(b) and Section 4.06, be deposited and held by the Agent in the related Cash Collateral Account. None of the Agent, any Lender or any Issuing Bank shall be liable to either Borrower for, or with respect to, any decline in value of amounts on deposit in the Cash Collateral Accounts which shall have been invested pursuant to this Section 4.05(a) at the direction of the U.S. Borrower. Cash Equivalents from time to time purchased and held pursuant to this Section 4.05(a) shall constitute Cash Collateral and shall, for purposes of this Agreement, be deemed to be part of the funds held in the related Cash Collateral Account in amounts equal to their respective outstanding principal amounts.

            (b) Withdrawal Rights. Neither of the Borrowers nor any Person or entity claiming on behalf of or through a Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Accounts with respect to Obligations of such Borrower, provided that, (i) at any time that the balance on deposit in a Cash Collateral Account exceeds one hundred percent (100%) of the sum of the Letter of Credit Obligations at such time plus the amount of the Designated Prepayment(s) being held by the Agent as Cash Collateral as provided in Section 4.01(b)(v)(A) at such time, the amount of such excess shall, upon the written request of the U.S. Borrower, be remitted to, or disbursed at the direction of, the Borrower for which such Cash Collateral Account is established and (ii) upon the later to occur of (A) the expiration or termination of all of the Letters of Credit for which such Borrower is an applicant in accordance with their respective terms and (B) the payment in full in cash of the Obligations of such Borrower, any funds of such Borrower remaining in the Cash Collateral Accounts shall be returned by the Agent to the Borrower for which such Cash Collateral Account is established or paid to whomever may be legally entitled thereto.

            (c) Additional Deposits. If at any time the Agent determines that any funds held in a Cash Collateral Account are subject to any interest, right, claim or Lien of any Person other than the Agent, the applicable Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the Cash Collateral Account established for it, an amount equal to the amount of funds subject to such interest, right, claim or Lien.

            (d) Reasonable Care. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Accounts and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own like property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds but may do so at its option. All expenses incurred in connection therewith shall be for the sole account of the applicable Borrower and shall constitute Obligations hereunder.

            4.06. Post-Default Withdrawals from the Concentration Accounts and Cash Collateral Accounts. (a) Agent's Rights. The Agent may, at any time after
(i) the occurrence and during the continuance of an Event of Default described in Section 12.01(a) or (ii) the Commitments have been terminated and the Obligations accelerated as provided in Section 12.02(a), sell or cause to be sold any Cash Equivalents being held by the Agent in the Concentration Accounts or as Cash Collateral at any broker's board or at public or private sale, in one or more sales or lots, at such price as the Agent may deem best, without assumption of any credit risk, and the purchaser of any or all such Cash Equivalents so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of any kind whatsoever. The Agent or any Holder may, in its own name or in the name of a designee or nominee, buy such Cash Equivalents at any public sale and, if permitted by applicable law, buy such Cash Equivalents at any private sale. The Agent shall apply the proceeds of any such sale, net of any reasonable expenses incurred in connection therewith, and any other funds deposited in the Concentration Accounts or Cash Collateral Accounts to the payment of the Obligations in accordance with Section

4.02(b)(ii), other than amounts which are being held as Cash Collateral for Reimbursement Obligations, which shall be applied to such Reimbursement Obligations without regard to Section 4.02(b)(ii). The Borrowers each agree that any sale of Cash Equivalents conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to such Cash Equivalents shall be deemed to be commercially reasonable and any requirements of reasonable notice shall be met if such notice is given by the Agent within a commercially reasonable time prior to such disposition, the time of delivery of which notice the parties hereto agree shall in no event be required to be greater than five (5) Business Days before the date of the intended sale or disposition. Any other requirement of notice, demand or advertisement for sale is waived to the extent permitted by law. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor and such sale may, without further notice, be made at the time and place to which it was so adjourned.

            (b) Termination of Borrowers' Rights. Notwithstanding any other provision of this Agreement, (i) upon the occurrence and during the continuance of an Event of Default described in Section 12.01(a) and (ii) from and after the termination of the Commitments pursuant to Section 12.02(a), neither of the Borrowers nor any Person or entity claiming on behalf of or through a Borrower shall have any right to withdraw any of the funds held in a Concentration Account.

                                ARTICLE V
                            INTEREST AND FEES

            5.01. Interest on the Loans and other Obligations. (a) Rate of Interest. (i) All Loans shall bear interest on the unpaid principal amount thereof from the date such Loans are made until paid in full and the outstanding principal balance of all other Obligations (other than Obligations under Section 15.02(a)) shall bear interest on the unpaid principal amount thereof from the date such other Obligations are due until paid in full, except as otherwise provided in Section 5.01(d) or Section 14.04, as follows:

            (A) If a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (1) the Base Rate, as in effect from time to time as interest accrues plus (2) the applicable Base Rate Margin; and

            (B) If a Eurocurrency Rate Loan, at a rate per annum equal to the sum of (1) the Eurocurrency Rate determined for the applicable Eurocurrency Rate Interest Period, plus (2) the applicable Eurocurrency Rate Margin.


            (ii) The applicable basis for determining the rate of interest on the Revolving Loans shall be selected by the U.S. Borrower at the time a Notice of Borrowing or a Notice of Conversion/Continuation is delivered by the U.S. Borrower to the Agent; provided, however, the U.S. Borrower may not select the Eurocurrency Rate as the applicable basis for determining the rate of interest on such a Loan if, at the time of such selection, an Event of Default or a Potential Event of Default would occur or has occurred and is continuing. If on any day any Revolving Loan is outstanding with respect to which notice has not been timely delivered to the Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest on that day, then for that day interest on that Revolving Loan shall be determined by reference to the Base Rate.

            (iii) Notwithstanding anything to the contrary in this Agreement, during the period commencing on the Effective Date and ending on the date on which the Agent receives the Financial Statements of the U.S. Borrower for the fiscal quarter ending on September 30, 1996 accompanied by the U.S. Borrower's calculation of the Performance Level achieved with respect to such fiscal quarter, for purposes of calculating interest chargeable under Section 5.01(a)(i) during such period, the applicable Base Rate Margin shall be deemed to equal one and one-half percent (1.50%) per annum and the applicable Eurocurrency Rate Margin shall be deemed to equal two and one-half percent (2.50%) per annum. Thereafter, the Base Rate Margin and the Eurocurrency Rate Margin applicable from time to time shall be determined for (A) the remainder of the fiscal quarter of the U.S. Borrower ending on December 31, 1996 based on the Financial Statements of the U.S. Borrower for the fiscal quarter ending on September 30, 1996 and its calculation of the Performance Level achieved with respect to such fiscal quarter as aforesaid, and (B) each fiscal quarter of the U.S. Borrower ending thereafter, based on the Financial Statements delivered with respect to the immediately preceding fiscal quarter of the U.S. Borrower as required under the provisions of Section 8.01(b). All interest rate adjustments made on the basis of the foregoing shall commence on the date on which the Agent receives the Financial Statements for the applicable preceding fiscal quarter of the U.S. Borrower accompanied by the U.S. Borrower's calculation of the Performance Level achieved with respect to such preceding fiscal quarter.

            (b) Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears in Dollars (A) on the first day of each calendar quarter for the immediately preceding calendar quarter, commencing on the first such day following the making of such Base Rate Loan, (B) upon conversion thereof to a Eurocurrency Rate Loan, and (C) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan.

            (ii) Interest accrued on each Eurocurrency Rate Loan shall be payable in arrears in the currency in which the respective Eurocurrency Rate Loan is denominated (A) on each Eurocurrency Rate Interest Payment Date applicable to such Loan, (B) upon the payment or prepayment thereof in full or in part, and (C) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Eurocurrency Rate Loan.

            (iii) Interest accrued on the principal balance of all other Obligations shall be payable on demand.

            (c) Conversion or Continuation. (i) The Borrowers shall have the option (A) to convert at any time all or any part of outstanding Base Rate Loans to Eurocurrency Rate Loans denominated in Dollars; (B) to convert all or any part of outstanding Eurocurrency Rate Loans denominated in Dollars having Eurocurrency Rate Interest Periods which expire on the same date to Base Rate Loans on such expiration date; or (C) to continue all or any part of outstanding Eurocurrency Rate Loans having Eurocurrency Interest Periods which expire on the same date as Eurocurrency Rate Loans, and the succeeding Eurocurrency Interest Period of such continued Loans shall commence on such expiration date; provided, however, no such outstanding Loan may be continued as, or be converted into, a Eurocurrency Rate Loan (i) if the continuation of, or the conversion into, such Eurocurrency Rate Loan would violate any of the provisions of Section 5.02 or
(ii) if an Event of Default or a Potential Event of Default would occur as a result thereof or has occurred and is continuing. Any conversion into or continuation of Eurocurrency Rate Loans under this Section 5.01(c) shall be in a minimum amount of $1,000,000

(or the equivalent thereof in the applicable Alternative Currency) and in integral multiples of $250,000 (or the equivalent thereof in the applicable Alternative Currency) in excess of that amount except in the case of a conversion into or a continuation of an entire Borrowing of Non Pro Rata Loans.

            (ii) To convert or continue a Loan under Section 5.01(c)(i), the U.S. Borrower shall deliver a Notice of Conversion/Continuation to the Agent no later than 9:00 a.m. (New York time) at least (A) three (3) Business Days in advance of the proposed conversion/continuation date with respect to conversions to or continuations as Eurocurrency Rate Loans and (B) one (1) Business Day in advance of the proposed conversion date with respect to conversions to Base Rate Loans. A Notice of Conversion/Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business Day), (B) the principal amount and currency of the Loan to be converted/continued, (C) whether such Loan shall be converted and/or continued, and (D) in the case of a conversion to, or continuation of, a Eurocurrency Rate Loan, the requested Eurocurrency Rate Interest Period. In lieu of delivering a Notice of Conversion/Continuation, the U.S. Borrower may give the Agent telephonic notice of any proposed conversion/continuation by the time required under this Section 5.01(c)(ii), and such notice shall be confirmed in writing delivered to the Agent by facsimile transmission promptly (but in no event later than 5:00 p.m. (New York time) on the same day), the original of which facsimile copy shall be delivered to the Agent within three (3) days after the date of such transmission. Promptly after receipt of a Notice of Conversion/Continuation under this Section 5.01(c)(ii) (or telephonic notice in lieu thereof), the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed conversion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable, and the Borrowers shall be bound to convert or continue in accordance therewith.

            (d) Default Interest. Notwithstanding the rates of interest specified in Section 5.01(a), effective immediately upon the occurrence of an Event of Default described in Section 12.01(a) or the occurrence of any other Event of Default and notice from the Requisite Lenders of the effectiveness of this Section 5.01(d), and for as long thereafter as such Event of Default shall be continuing unwaived, the principal balance of all Loans and other Obligations on which interest is accruing shall bear interest at a rate which is two percent (2.0%) per annum plus the rate of interest specified in Section 5.01(a)(i); provided, however, that for purposes of determining the rate of interest under
Section 5.01(a)(i), the applicable Base Rate Margin and Eurocurrency Rate Margin shall be calculated based on Performance Level 4.

            (e) Computation of Interest. Interest on all Base Rate Loans and Obligations other than Eurocurrency Rate Loans shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365/366 days. Interest on all Eurocurrency Rate Loans shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on any Loan, the date of the making of such Loan or the first day of a Eurocurrency Rate Interest Period, as the case may be, shall be included and the date of payment or the expiration date of a Eurocurrency Rate Interest Period, as the case may be, shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on such Loan.

            5.02. Special Provisions Governing Eurocurrency Rate Loans. With respect to Eurocurrency Rate Loans requested or continuing or as a result of the conversion of Base Rate Loans thereto:

            (a) Amount of Eurocurrency Rate Loans. Each Eurocurrency Rate Loan shall be for a minimum amount of $1,000,000 (or the equivalent thereof in the applicable Alternative Currency) and in integral multiples of $250,000 (or the equivalent thereof in the applicable Alternative Currency) in excess of that amount.

            (b) Determination of Eurocurrency Rate Interest Period. By giving notice as set forth in Section 2.01(c) (with respect to a Borrowing of Eurocurrency Rate Loans) or Section 5.01(c) (with respect to a conversion into or continuation of Eurocurrency Rate Loans), the U.S. Borrower shall have the option, subject to the other provisions of this Section 5.02, to select a Eurocurrency Rate Interest Period to apply to the Revolving Loans to be made to either Borrower described in such notice, subject to the following provisions:

            (i) The U.S. Borrower may only select, as to a particular Borrowing of Eurocurrency Rate Loans (A) which are Revolving Loans, a Eurocurrency Rate Interest Period of one, two, three or six months in duration and (B) which are Swing Loans, a Eurocurrency Rate Interest Period of one week in duration;


            (ii) In the case of immediately successive Eurocurrency Rate Interest Periods applicable to a Borrowing of Eurocurrency Rate Loans, each successive Eurocurrency Rate Interest Period shall commence on the day on which the next preceding Eurocurrency Rate Interest Period expires;

            (iii) If any Eurocurrency Rate Interest Period would otherwise expire on a day which is not a Business Day, such Eurocurrency Rate Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there will be no succeeding Business Day in such calendar month, such Eurocurrency Rate Interest Period shall expire on the immediately preceding Business Day;

            (iv) The U.S. Borrower may not select a Eurocurrency Rate Interest Period as to any Revolving Loan or Swing Loan if such Eurocurrency Rate Interest Period terminates later than the scheduled Revolving Credit Termination Date; and

            (v) There shall be no more than ten (10) Eurocurrency Rate Interest Periods in effect at any one time.

            (c) Determination of Interest Rate. As soon as practicable on the second Business Day prior to the first day of each Eurocurrency Rate Interest Period (the "Eurocurrency Interest Rate Determination Date"), the Agent shall determine (pursuant to the procedures set forth in the definition of "Eurocurrency Rate") the interest rate which shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable currency and Eurocurrency Rate Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the U.S. Borrower and to each Lender. The Agent's determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrowers.

            (d) Reference Bank. The Agent agrees to obtain from Citibank timely information for the purpose of determining the Eurocurrency Rate. Upon the reasonable request of the U.S. Borrower from time to time, the Agent shall promptly provide to the U.S. Borrower such information with respect to the applicable Eurocurrency Rate as may be so requested.

            (e) Interest Rate Unascertainable, Inadequate or Unfair. In the event that at least one (1) Business Day before any Eurocurrency Interest Rate Determination Date:

            (i) the Agent is advised by Citibank that deposits in the applicable currency (in the applicable amounts) are not being offered by Citibank in the London interbank market for such Eurocurrency Rate Interest Period; or

            (ii) the Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurocurrency Rate then being determined is to be fixed; or

            (iii) the Requisite Lenders advise the Agent that the Eurocurrency Rate for Eurocurrency Rate Loans comprising such Borrowing will not adequately reflect the cost to such Requisite Lenders of obtaining funds in such applicable currency in the London interbank market in the amount substantially equal to such Lenders' Eurocurrency Rate Loans in such currency and for a period equal to such Eurocurrency Rate Interest Period;

then the Agent shall forthwith give notice thereof to the U.S. Borrower and the Lenders, whereupon (until the Agent notifies the U.S. Borrower that the circumstances giving rise to such suspension no longer exist) the right of the Borrower to elect to have Loans bear interest based upon the Eurocurrency Rate shall be suspended and each outstanding Eurocurrency Rate Loan shall be converted into a Base Rate Loan on the last day of the then current Eurocurrency Rate Interest Period therefor, notwithstanding any prior election by the U.S. Borrower to the contrary.

            (f) Booking of Eurocurrency Rate Loans. Any Lender may make, carry or transfer Eurocurrency Rate Loans at, to, or for the account of, its Eurocurrency Lending Office or Eurocurrency Affiliate or its other offices or Affiliates. No Lender shall be entitled, however, to receive any greater amount under Section 4.03, 4.04, 5.01(g) or 14.05 as a result of the transfer of any such Eurocurrency Rate Loan to any office (other than such Eurocurrency Lending Office) or any Affiliate (other than such Eurocurrency Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

            (g) Affiliates Not Obligated. No Eurocurrency Affiliate or other Affiliate of any Lender shall be deemed a party to this Agreement or shall have any liability or obligation under this Agreement.

            5.03. Fees. (a) Letter of Credit Fees. In addition to any charges paid pursuant to Section 3.01(g), the U.S. Borrower shall pay (i) to the applicable Issuing Bank, a fee (the "Fronting Fee") equal to (A) one-quarter of one percent (0.25%) on the face amount of each Standby Letter of Credit issued by such Issuing Bank, upon issuance of such Standby Letter of Credit, and (B) one-eighth of one percent (0.125%) on the face amount of each Commercial Letter of Credit issued by such Issuing Bank, upon issuance of such Commercial Letter of Credit, and (ii) to the Agent, for the account of the Lenders based on their respective Pro Rata Shares, a fee (the "Letter of Credit Fee") accruing at the Eurocurrency Rate Margin applicable from time to time on the undrawn face amount of each outstanding Letter of Credit, payable quarterly, in arrears, on the first day of each calendar quarter for the then immediately preceding calendar quarter; provided, however, upon (A) the occurrence of an Event of Default described in Section 12.01(a) or (B) the occurrence of any other Event of Default and notice from the Requisite Lenders of the effectiveness of
Section 5.01(d), and for so long thereafter as such Event of Default shall be continuing, the rate at which the Letter of Credit Fees shall accrue and be payable shall be equal to two percent (2.00%) per annum plus the Eurocurrency Rate Margin determined based on Performance Level 4.

            (b) Unused Commitment Fee. (i) The U.S. Borrower shall pay to the Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, a fee (the "Unused Commitment Fee"), accruing at the rate of one-half of one percent (0.50%) per annum on the average daily amount by which the Revolving Credit Commitments exceed the sum of (A) the outstanding principal balance of the Revolving Loans (calculated in Dollars as described in Section 1.05), plus (B) the outstanding Reimbursement Obligations (calculated in Dollars as described in Section 1.05), plus (C) the aggregate undrawn face amount of all outstanding Letters of Credit (calculated in Dollars as described in Section 1.05), plus (D) the outstanding principal amount of the Swing Loans (calculated in Dollars), for the period commencing on the Effective Date and ending on the Revolving Credit Termination Date, such Unused Commitment Fee being payable (1) quarterly, in arrears, commencing on the first day of the calendar quarter next succeeding the Closing Date and (2) on the Revolving Credit Termination Date. For purposes of determining the Pro Rata Share of the Unused Commitment Fee of each Lender other than Citicorp, the Unused Commitment Fee shall be calculated excluding the outstanding principal amount of the Swing Loans.

            (ii) Notwithstanding the foregoing, in the event that any Lender fails to fund its Pro Rata Share of any Revolving Loan requested for a Borrower which such Lender is obligated to fund under the terms of this Agreement, (A) such Lender shall not be entitled to any Unused Commitment Fees with respect to its Revolving Credit Commitment until such failure has been cured in accordance with Section 4.02(b)(v)(B) and (B) until such time, the Unused Commitment Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Revolving Loan, shall be allocated among such performing Lenders ratably based upon their relative Revolving Credit Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Credit Commitments of such performing Lenders exceed the sum of (1) the outstanding principal amount of the Revolving Loans and Swing Loans owing to such performing Lenders, plus (2) the outstanding Reimbursement Obligations owing to such performing Lenders, plus (3) the aggregate participation interests of such performing Lenders arising pursuant to Section 3.01(e) with respect to undrawn and outstanding Letters of Credit.

            (c) Agent's Fee. The U.S. Borrower shall pay to the Agent, solely for the account of the Agent, a fee in the amount and on the dates set forth in the Fee Letter.


            (d) Calculation and Payment of Fees. All of the above fees shall be calculated on the basis of the actual number of days elapsed in a 360-day year. All such fees shall be payable in addition to, and not in lieu of, interest, compensation, expense reimbursements, indemnification and other Obligations, to the Agent at its Applicable Payment Office in immediately available funds. All fees shall be fully earned and nonrefundable when paid. All fees specified or referred to in this Agreement due to the Agent, any Issuing Bank or any Lender, including, without limitation, those referred to in this Section 5.03, shall bear interest, if not paid when due, at the interest rate for Base Rate Loans set forth in Section 5.01(d), shall constitute Obligations and shall be secured by all of the Collateral.

                               ARTICLE VI
                CONDITIONS TO LOANS AND LETTERS OF CREDIT

            6.01. Conditions Precedent to the Effectiveness of Agreement. This Agreement shall become effective upon and be subject to the satisfaction by 5:00 p.m. (New York time) on October 17, 1996 (the "Effective Date") of all of the following conditions precedent:

            (a) Documents. The Agent shall have received on or before the Effective Date all of the following:

            (i) this Agreement, the Notes and all other agreements, documents and instruments relating to the loan and other credit transactions contemplated by this Agreement and described in the List of Closing Documents attached hereto as Exhibit H and made a part hereof, each duly executed where appropriate and in form and substance satisfactory to the Agent; without limiting the foregoing, the U.S. Borrower hereby directs its counsel, Skadden, Arps, Slate, Meagher & Flom, Brian F. McNamara and Bogle & Gates, and the European Borrower hereby directs its counsel, Boesebeck, Barz & Partner, to prepare and deliver to the Agent, the Lenders, the Issuing Banks and Sidley & Austin, the opinions referred to in such List of Closing Documents;

            (ii) a written status memorandum of Sidley & Austin, counsel to the Agent, with respect to certain environmental investigations conducted by independent consultants to the U.S. Borrower and the Agent in connection with the 1994 Credit Agreement and the predecessor credit agreement thereto addressing any significant environmental, health and safety violations, hazards or Liabilities and Costs to which the U.S. Borrower or any of its Subsidiaries may be subject, in form and substance satisfactory to the Agent;

            (iii) an Officer's Certificate executed and delivered by the president or vice president of the U.S. Borrower certifying that all conditions precedent have been met and no Potential Event of Default or Event of Default has occurred or is continuing; and


            (iv) such additional documentation as the Agent may reasonably request.

            (b) Perfection of Liens; Title Insurance. Evidence that (i) all financing statements filed in connection with the 1994 Credit Agreement and predecessor agreements thereto continue filed and of record, and (ii) title commitments for title insurance policies in form and substance satisfactory to the Agent with respect to mortgages and leasehold mortgages of Real Property and/or interests in Real Property which are part of the Collateral have been issued to the Agent, for the benefit of the Agent, the Issuing Banks and the Lenders, and all title charges, recording fees and filing taxes have been paid.

            (c) Equity Infusion; Subordinated Debt. The Lenders shall be satisfied in all material respects (i) with the terms of the Equity Infusion, Subordinated Debt, and guarantees thereof, and (ii) that all conditions precedent to the issuance of the notes evidencing the Subordinated Debt have been satisfied (or waived with the prior written consent of the Agent); cash proceeds of the Equity Infusion in the aggregate amount of $10,000,000 and gross cash proceeds of the Subordinated Debt in the amount of $125,000,000 shall have been received by the U.S. Borrower; and the Subordinated Debt Documents shall have been executed and delivered and become effective in accordance with their terms. Copies of the Subordinated Debt Documents certified by the secretary of the U.S. Borrower shall have been delivered to the Agent.

            (d) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Agent shall not have received any notice that litigation is pending or threatened which is likely to,
(i) enjoin, prohibit or restrain (A) the making of the Loans and/or the issuance of Letters of Credit under this Agreement or (B) the issuance of the Subordinated Debt or making of the Equity Infusion or (ii) result in a Material Adverse Effect.

            (e) No Change in Condition. No change in the business, assets, management, operations, financial condition or prospects of the U.S. Borrower and its Subsidiaries, taken as a whole, shall have occurred since December 31, 1995, which change, in the judgment of the Agent, will, or is reasonably likely to, result in a Material Adverse Effect.

            (f) Interim Liabilities and Equity. Since December 31, 1995, neither the U.S. Borrower nor any of its Subsidiaries shall have (i) entered into any material (as determined in good faith by the Agent) commitment or transaction, including, without limitation, transactions for borrowings and capital expenditures, which are not in the ordinary course of the U.S. Borrower's or its Subsidiaries' respective businesses except with respect to the transactions contemplated hereby or otherwise permitted by the 1994 Credit Agreement, (ii) declared or paid any dividends or distributions not permitted by the 1994 Credit Agreement, (iii) established or assumed any obligations with respect to compensation or employee benefit plans other than the Plans in effect on

December 31, 1995 or (iv) redeemed or repurchased Capital Stock other than the repurchase of the 60.48 shares of preferred stock which was issued on terms substantially similar to the 1994 Preferred Stock held by Leslie Schenk and the 106.74 shares of common stock of the U.S. Borrower held by Leslie Schenk or (v) issued any Capital Stock other than in connection with the Equity Infusion.

            (g) No Loss of Material Agreements and Licenses. Since December 31, 1995, no agreement or license which, in the judgment of the Requisite Lenders, is material to the business, operations or employee relations of the Borrowers or any of their Subsidiaries shall have been terminated, modified, revoked, breached or declared to be in default.

            (h) No Market Changes. Since September 6, 1996, no material adverse change shall have occurred in the conditions in the capital markets or the market for loan syndications generally that, in Citicorp Securities, Inc.'s or Fleet's judgment, would materially impair syndication of the Commitments.

            (i) No Default. No Event of Default or Potential Event of Default shall have occurred and be continuing under the 1994 Credit Agreement or would result under this Agreement from the making of the Loans or the issuance of the Subordinated Debt.

            (j) Representations and Warranties. All of the representations and warranties contained in Section 7.01 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date.

            (k) Fees and Expenses Paid. There shall have been paid to the Agent, for the accounts of the Lenders, the Issuing Banks, and the Agent, as applicable, (i) all fees and expenses due and payable on or before the Effective Date in connection with this Agreement and all fees and expenses due and payable on or before the Effective Date pursuant to the Commitment Letter and the Fee Letter and (ii) all fees and expenses due and payable on or before the Effective Date under the terms of the 1994 Credit Agreement.

            6.02. Conditions Precedent to All Loans and Letters of Credit. The obligation of each Lender to make any Loan requested to be made by it on any Funding Date and the agreement of each Issuing Bank to issue any Letter of Credit on any date is subject to the following conditions precedent as of each such date, both before and after giving effect to the Loans to be made and/or the Letter of Credit to be issued on such date:

            (a) Representations and Warranties. All of the representations and warranties of the Borrowers contained in Section 7.01 and of the Borrowers and Guarantors contained in any other Loan Document (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects as of such Funding Date.

            (b) No Defaults. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or issuance of the requested Letter of Credit.

            (c) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Agent shall not have received from any Lender or Issuing Bank notice that, in the judgment of such Lender or Issuing Bank, litigation is pending or threatened which is likely to, enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, (i) such Lender's making of the requested Loan or participation in the requested Letter of Credit or (ii) such Issuing Bank's issuance of the requested Letter of Credit.

            (d) No Material Adverse Effect. No event shall have occurred since December 31, 1995 which has resulted, or is reasonably likely to result, in a Material Adverse Effect.

Each submission by the U.S. Borrower to the Agent of a Notice of Borrowing with respect to any Loan or a Notice of Conversion/Continuation with respect to any conversion to or continuation as a Eurocurrency Rate Loan, each acceptance by a Borrower of the proceeds of each Loan made to it or converted to a Eurocurrency Rate Loan or continued as a Eurocurrency Rate Loan hereunder, each submission by a Borrower to an Issuing Bank of a request for issuance of a Letter of Credit and the issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrowers as of the Funding Date in respect of such Loan, the date of conversion or continuation and the date of issuance of such Letter of Credit, that all the conditions contained in this Section 6.02 have been satisfied or waived in accordance with Section 15.07.

                               ARTICLE VII
                     REPRESENTATIONS AND WARRANTIES

            7.01. Representations and Warranties of the Borrowers. In order to induce the Lenders and the Issuing Banks to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described herein, the Borrowers hereby represent and warrant to each Lender, each Issuing Bank and the Agent that the following statements are true, correct and complete:

            (a) Organization; Corporate Powers. (i) The U.S. Borrower and each of its Subsidiaries (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, (C) has filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in the states of Minnesota and New Jersey, and (D) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Transaction Documents.

            (ii) True, correct and complete copies of the Organizational Documents identified on Schedule 7.01-A attached hereto and made a part hereof have been delivered to the Agent, each of which is in full force and effect, has not been modified or amended except to the extent indicated therein and, to the best of each Borrower's knowledge, there are no defaults under such Organizational Documents and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents.

            (b) Authority. (i) The U.S. Borrower and each of its Subsidiaries have the requisite corporate power and authority (A) to execute, deliver and perform each of the Transaction Documents which have been or are to be executed by them as required by this Agreement on or prior to the Effective Date and (B) to file or record the Transaction Documents which are required to be filed or recorded by them in connection with the Subordinated Debt, and guarantees thereof, or which have been filed or recorded by them as required by this Agreement on or prior to the Effective Date, with any Governmental Authority.

            (ii) The execution, delivery, performance and filing or recording, as the case may be, of each of the Transaction Documents which have been or are required to be executed, filed or recorded as required by this Agreement or the Subordinated Debt Documents on or prior to the Effective Date and to which either Borrower or any Subsidiary of either Borrower is party and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of such Borrower and its Subsidiaries and such approvals have not been rescinded. No other corporate action or proceedings on the part of either Borrower or any Subsidiary of either Borrower are necessary to consummate such transactions.

            (iii) Each of the Transaction Documents to which a Borrower or any of its Subsidiaries is a party (A) has been duly executed, delivered, filed or recorded, as the case may be, by it, (B) where applicable, creates valid and perfected first Liens in the Collateral covered thereby securing the payment of all of the Obligations purported to be secured thereby, (C) constitutes such Borrower's or such Subsidiary's legal, valid and binding obligation, enforceable against it in accordance with its terms, and (D) is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained therein as delivered to the Agent pursuant to
Section 6.01(a) without the prior written consent of the Requisite Lenders or all Lenders, as applicable. All parties to the Transaction Documents have performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the Effective Date, all filings and recordings and other actions which are necessary or desirable to perfect and protect the Liens granted pursuant to the Loan Documents and preserve their required priority have been duly taken or all documents necessary therefor have been delivered to the Agent for filing, and no Potential Event of Default, Event of Default or breach of any covenant by any such party exists thereunder.

            (c) Subsidiaries; Ownership of Equity Securities. Schedule 7.01-C attached hereto and made a part hereof (i) contains a diagram indicating the corporate structure of the U.S. Borrower, its Subsidiaries and any other Person in which either Borrower or any of its Subsidiaries holds a direct or indirect partnership, joint venture or other equity interest and indicates the nature of such interest with respect to each Person included in such diagram; and (ii) accurately sets forth (A) the correct legal name of such Person, the jurisdiction of its incorporation or organization and the jurisdictions in which it is qualified to transact business as a foreign corporation or otherwise and
(B) the authorized, issued and outstanding shares or interests of each class of equity Securities of each Borrower and each of its Subsidiaries and the owners of such shares or interests. Except as set forth on Schedule 7.01-C, none of such issued and outstanding equity Securities is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options (other than Permitted Equity Securities Options) outstanding with respect to such equity Securities. The outstanding equity Securities of the U.S. Borrower and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Liens, except for the Liens granted pursuant to the Loan Documents and are not Margin Stock.

            (d) No Conflict. The execution, delivery and performance of each of the Transaction Documents to which either Borrower or any of its Subsidiaries is a party do not and will not (i) conflict with the Organizational Documents of such Person, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of such Person, or require termination of any Contractual Obligation, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of either Borrower or any such Subsidiary, other than Liens contemplated by the Loan Documents, or (iv) require any approval of either Borrower's or any such Subsidiary's shareholders, which has not been obtained.

            (e) Governmental Consents. The execution, delivery and performance of each of the Transaction Documents to which either Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except (i) filings, consents or notices which have been made, obtained or given, (ii) filings necessary to create or perfect security interests in the Collateral, and (iii) as otherwise set forth on Schedule 7.01-E attached hereto and made a part hereof.


            (f) Governmental Regulation. Neither of the Borrowers, nor any Subsidiary of a Borrower, is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other Requirement of Law which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby or by the other Transaction Documents.

            (g) Restricted Junior Payments. Since December 31, 1995, neither Borrower nor any Subsidiary of either Borrower has directly or indirectly declared, ordered, paid or made or set apart any sum or Property for any Restricted Junior Payment or agreed to do so, except (i) prior to the Effective Date, as permitted pursuant to Section 10.06 of the 1994 Credit Agreement and
(ii) from and after the Effective Date, as permitted pursuant to Section 10.05 of this Agreement.

            (h) Financial Position. Complete and accurate copies of the following Financial Statements, materials and other information have been delivered to the Agent: (i) the Pro Forma and Projections, (ii) the U.S. Borrower's audited Financial

Statements for the Fiscal Year ended December 31, 1995, and (iii) the Offering Memorandum with respect to the Subordinated Debt dated October 10, 1996. All Financial Statements included in such materials were prepared in all material respects in conformity with GAAP, except as otherwise noted therein, and fairly present in all material respects the respective consolidated financial positions, and the consolidated results of operations and cash flows for each of the periods covered thereby of the U.S. Borrower and its Subsidiaries as at the respective dates thereof. Neither Borrower and no Subsidiary of either Borrower has any Accommodation Obligation, contingent liability or liability for any taxes, long-term leases or commitments, not reflected in the audited Financial Statements delivered to the Agent on or prior to the Closing Date as aforesaid or otherwise disclosed to the Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect.

            (i) Pro Forma Financials. The Pro Forma, copies of which have been furnished to the Lenders, fairly presents on a pro forma basis the financial position of the U.S. Borrower and its Subsidiaries as of June 30, 1996, and reflects on a pro forma basis those liabilities reflected in the notes thereto and resulting from consummation of the transactions contemplated by the Transaction Documents. The Projections and the assumptions expressed therein are reasonable based on the information available to the Borrower at the time so furnished.

            (j) Indebtedness; Refinanced Indebtedness. Schedule 1.01.3 sets forth all Funded Debt of the respective Borrowers and their Subsidiaries and there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity (except as disclosed on such Schedule). The Refinanced Indebtedness and all accrued and unpaid interest thereon has been paid in full or provision for payment has been made such that, in accordance with the express provisions of the instruments governing such Indebtedness, the European Borrower has been or will be, upon payment in full of the Refinanced Indebtedness owing by it, irrevocably released from all liability and Contractual Obligations with respect thereto. Any and all Liens securing the Refinanced Indebtedness owing by the European Borrower have been released or provision for release of such Liens satisfactory to the Agent has been made.

            (k) Litigation; Adverse Effects. Except as set forth in Schedule 7.01-K attached hereto and made a part hereof, there is no action, suit, proceeding, Claim, investigation or arbitration before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrowers or any of their Subsidiaries, threatened against either Borrower or any Subsidiary of either Borrower or any of their respective Property (i) challenging the validity or the enforceability of any of the Transaction Documents, (ii) which will, or is reasonably likely to, result in any Material Adverse Effect, or
(iii) under the

Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a criminal penalty. There is no material loss contingency within the meaning of GAAP which has not been reflected in the consolidated Financial Statements of the U.S. Borrower. Neither Borrower and no Subsidiary of either Borrower is (A) in violation of any applicable Requirements of Law which violation will result, or is reasonably likely to result, in a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will, or is reasonably likely to, result in a Material Adverse Effect.

            (l) Compensation. Except (i) as disclosed in documents filed with the Commission, (ii) as set forth on Schedule 7.01-L attached hereto and made a part hereof, and (iii) for increases in the ordinary course of business and in accordance with past practices, during the period commencing on September 9, 1993 and ending on the Closing Date, neither Borrower and no Subsidiary of either Borrower has increased or agreed to increase the aggregate compensation or benefits (including severance benefits) payable or accruing to any past or present officer of any of such Persons.

            (m) No Material Adverse Effect. Since December 31, 1995, there has occurred no event with respect to either Borrower, Hilton, Textile, KCI, FCCAC or Textile SC which has resulted, or is reasonably likely to result, in a Material Adverse Effect.

            (n) Tax Examinations. (i) The IRS is foreclosed from examining by applicable statutes KCI's federal income tax returns for all tax periods other than the period commencing on Setpember 1, 1993 through May 31, 1994. All deficiencies which have been asserted against the U.S. Borrower or any of its Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in the U.S. Borrower's consolidated Financial Statements to the extent, if any, required by GAAP. Neither Borrower and no Subsidiary of either Borrower has taken any reporting positions for which it does not have a reasonable basis.

            (ii) There are no investigations by the German fiscal authorities pending against the European Borrower.

            (o) Payment of Taxes. All tax returns and reports of each Borrower and its Subsidiaries required to be filed with respect to Real Property, income, withholding, and payroll taxes have been timely filed, and all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon or relating to their respective Property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid. Neither Borrower has any knowledge of any proposed tax assessment against either Borrower or any Subsidiary of either Borrower that will, or is reasonably likely to, result in a Material Adverse Effect.

            (p) Performance. Neither Borrower and no Subsidiary of either Borrower has received any notice or citation, or has actual knowledge, that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, (ii) any of its Property is in violation of any Requirement of Law, or (iii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, will not, or is not reasonably likely to, result in a Material Adverse Effect.

            (q) Disclosure. The representations and warranties of the Borrowers and Guarantors contained in the Transaction Documents, and all certificates and other documents delivered to the Agent pursuant to the terms thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Borrower has not intentionally withheld any fact from the Agent, the Issuing Banks or the Lenders in regard to any matter which will, or is reasonably likely to, result in a Material Adverse Effect.

            (r) Requirements of Law. Each Borrower and each Subsidiary of a Borrower is in compliance with all Requirements of Law applicable to it and its respective business, in each case where the failure to so comply individually or in the aggregate will, or is reasonably likely to, result in a Material Adverse Effect.

            (s) Environmental Matters. (i) Except as disclosed on Schedule 7.01-S attached hereto and made a part hereof:


            (A) each Borrower and Subsidiary of a Borrower, their respective operations, and their respective Properties comply in all material respects with all applicable Environmental, Health or Safety Requirements of Law;

            (B) each Borrower and Subsidiary of a Borrower has obtained all environmental, health and safety Permits necessary for its respective operations and Properties, and all such

Permits are in good standing and each Borrower and Subsidiary of a Borrower is currently in material compliance with all terms and conditions of such Permits;

            (C) neither of the Borrowers and none of their respective Subsidiaries, and none of their respective present Property or operations, or to the knowledge of either Borrower any past Property, are subject to or the subject of any judicial or administrative proceeding, order, judgment, decree, dispute, negotiation, agreement, or settlement, or to the knowledge of either Borrower, any investigation respecting (I) any Remedial Action, (II) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant, or (III) any violation of or liability under any Environmental, Health or Safety Requirement of Law that either Borrower or any Subsidiary of either Borrower reasonably believes will result in an expenditure over $500,000 where such violation has not been corrected to the satisfaction of the appropriate Governmental Authority and any penalty requested by such Governmental Authority has not yet been paid;

            (D) neither of the Borrowers and no Subsidiary of either Borrower has filed any notice under any applicable Requirement of Law (I) reporting a Release of a Contaminant where Remedial Action has not been conducted to the satisfaction of the appropriate Governmental Authority; (II) under Section 103(c) of CERCLA, indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; or (III) reporting a violation of any applicable Environmental, Health or Safety Requirement of Law where such violation has not been corrected to the satisfaction of the appropriate Governmental Authority and any penalty requested by such Governmental Authority has not yet been paid;

            (E) to the knowledge of either Borrower, none of the present or past Property is listed or proposed for listing on the National Priorities List ("NPL") pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites requiring Remedial Action;

            (F) to the knowledge of either Borrower, neither the U.S. Borrower nor any Domestic Subsidiary has sent or directly arranged for the transport of any waste to any current or proposed NPL site, CERCLIS or any similar state list of sites requiring Remedial Action;

            (G) there is not now in connection with or resulting from the operations of either Borrower or any Subsidiary of either Borrower, nor, to either Borrower's knowledge, has there ever been on or in any of the Property
(I) any treatment, recycling, storage or disposal of any hazardous waste requiring a permit under 40 C.F.R. Parts 264 and 265 or any state equivalent or (II) any landfill, waste pile, underground storage tank or surface impoundment, as each of those terms is defined under RCRA;

            (H) neither of the Borrowers and no Subsidiary of either Borrower has received any notice or Claim to the effect that any of such Persons is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant, which notice or Claim has not been resolved to the satisfaction of the Person asserting it;

            (I) to neither Borrower's knowledge, have there been any Releases of any Contaminants from any past or present Property, except in compliance with Environmental, Health or Safety Requirements of Law, or which have not been corrected to the satisfaction of the appropriate Governmental Authorities;

            (J) to the knowledge of each Borrower after reasonable inquiry, no Environmental Lien has attached to any Property;

            (K) to the knowledge of each Borrower the Property does not contain any asbestos-containing material; and

            (L) none of the Property is subject to any Environmental Property Transfer Act, or to the extent any such act is applicable to any Property, the applicable Borrower or Subsidiary of a Borrower has fully complied with the requirements of such acts.

            (ii) Each of the Borrowers and their respective Subsidiaries is conducting and will continue to conduct its respective business and operations in an environmentally responsible manner, and the U.S. Borrower and its Subsidiaries, taken as a whole, have not been, and the U.S. Borrower has no reason to believe that it and its Subsidiaries, taken as a whole, will be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that have or will result in cash expenditures by the U.S. Borrower and its Subsidiaries in excess of $500,000 in the aggregate, in addition to any amounts included in the operating and Capital Expenditures budgets of the U.S. Borrower and its Subsidiaries, for any calendar year ending after the Closing Date.

            (t) ERISA. Neither the U.S. Borrower nor any ERISA Affiliate maintains or contributes to any Benefit Plan, Multiemployer Plan or Foreign Pension Plan other than those listed on Schedule 7.01-T attached hereto and made a part hereof. Each Plan which is intended to be qualified under Section 401(b) of the Internal Revenue Code as currently in effect either (i) has received a favorable determination letter from the IRS that such Plan is so qualified or
(ii) an application for determination of such tax-qualified status will be made to the IRS as soon as practicable and the U.S. Borrower or an ERISA Affiliate shall diligently seek to obtain a determination letter with respect to such application. Except as identified on Schedule 7.01-T, neither the U.S. Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. The U.S. Borrower and all of its Subsidiaries are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Internal Revenue Code with respect to all Plans. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. Neither the U.S. Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code or (ii) has taken or failed to take any action which would constitute or result in a Termination Event, which, in either event, will result in an obligation to pay a material amount of money. Neither the U.S. Borrower nor any ERISA Affiliate is subject to any liability under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA which, singly or in the aggregate, will result in an obligation to pay a material amount of money. Neither the U.S. Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Agent is complete and accurate in all material respects. Except as provided on Schedule 7.01-T, since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither the U.S. Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multiemployer Plan. Neither the U.S. Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither the U.S. Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Benefit Plan amendment that results in an increase in current liability for the plan year. Neither the U.S. Borrower nor any of its Subsidiaries has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement. The U.S. Borrower has given to the Agent copies of all of the following: each Benefit Plan (including all amendments to such Plan) in existence or committed to as of the Closing Date and in respect of which the U.S. Borrower or any ERISA Affiliate is currently an "employer" as defined in
Section 3(5) of ERISA, and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Benefit Plan in existence; a listing of all of the Multiemployer Plans currently contributed to by the U.S. Borrower or any ERISA Affiliate with the aggregate amount of the most recent annual contributions required to be made by the U.S. Borrower and all ERISA Affiliates to each such Multiemployer Plan, any information which has been provided to the U.S. Borrower or an ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made; and as to each employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees of the U.S. Borrower or any of its Subsidiaries after termination of employment other than as required by Section 601 of ERISA, the most recent summary plan description for such plan and the aggregate amount of the most recent annual payments made to terminated employees under each such plan.

            (u) Foreign Employee Benefit Matters. Each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan. The aggregate liabilities with respect to accrued benefits under any Foreign Pension Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan. With respect to any Foreign Employee Benefit Plan maintained or contributed to by the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Plans will not result in an obligation to pay a material amount of money. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of the U.S. Borrower, threatened against the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to any Foreign Employee Benefit Plan.

            (v) Labor Matters. Schedule 7.01-V attached hereto and made a part hereof accurately sets forth all labor contracts to which either Borrower or any Subsidiary of either Borrower is a party on the date hereof and the expiration date of each such contract. There are no strikes, lockouts or other grievances relating to any collective bargaining or similar agreement to which either Borrower or any Subsidiary of a Borrower is a party.

            (w) Securities Activities. Neither Borrower and no Subsidiary of either Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

            (x) Solvency. After giving effect to the Obligations outstanding on the Effective Date, the Subordinated Debt, the Equity Infusion, the redemption of the AMCY Preferred Stock, and the Loans to be made and Letters of Credit to be issued or continued on the Effective Date or such other date as Loans requested hereunder are made or Letters of Credit requested hereunder are issued, and the disbursement of the proceeds of such Loans and Equity Infusion pursuant to the Borrowers' instructions, each Borrower and each Subsidiary of a Borrower is Solvent.

            (y) Patents, Trademarks, Permits, Etc.; Government Approvals. (i) The Borrowers and each of their Subsidiaries own, are licensed or otherwise have the lawful right to use, or have all Permits and other governmental approvals, patents, trademarks, service marks, trade names, copyrights, technology, know-how, and processes used in or necessary for the conduct of their respective businesses as currently conducted which are material to its condition (financial or otherwise), operations, performance and prospects, taken as a whole. Except as set forth on Schedule 7.01-Y attached hereto and made a part hereof, no claims are pending or, to the best of Borrowers' knowledge following diligent inquiry, threatened that a Borrower or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with respect to such Permits and other governmental approvals, patents, trademarks, service marks, trade names, copyrights, technology, know-how, and processes, except for such claims and infringements as do not, in the aggregate, give rise to any liability on the part of a Borrower or any of its Subsidiaries which will, or is reasonably likely to, result in a Material Adverse Effect.

            (ii) The consummation of the transactions contemplated by the Transaction Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any Permits and governmental approvals, patents, trademarks, service marks, trade names, copyrights, technology, know-how, or processes by either Borrower or any Subsidiary of either Borrower in any manner which will, or is reasonably likely to, result in a Material Adverse Effect.

            (z) Assets and Properties. The Borrowers and each of their Subsidiaries have good and marketable title to all of the assets and Property (tangible and intangible) owned by them, respectively, (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and Property are free and clear of all Liens except Liens securing the Obligations and Liens permitted under Section 10.03. Substantially all of the assets and Property owned by, leased to, or used by the Borrowers and/or each such Subsidiary is in adequate operating condition and repair, ordinary wear and tear excepted, is free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and is able to serve the function for which they are currently being used, except in each case where the failure of such asset to meet such requirements would not, or is not reasonably likely to, result in a Material Adverse Effect. Neither this Agreement nor any other Transaction Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of either Borrower or any Subsidiary of either Borrower in and to any of such assets in a manner that would, or is reasonably likely to, result in a Material Adverse Effect.

            (aa) Insurance. Schedule 7.01-AA attached hereto and made a part hereof accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective Property and assets and business of the Borrowers and their Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, and (vi) the annual premium with respect thereto. Such insurance policies and programs are in compliance with the requirements of Section 9.05 and are in amounts sufficient to cover the replacement value of the respective Property and assets of the Borrowers and their Subsidiaries.

            (bb) The Subordinated Debt; Equity Infusion. (i) Each of the Transaction Documents filed with the Commission or any other securities authority complied in all material respects with the provisions of the Securities Act, the Securities Exchange Act, any other federal securities law, state securities or "Blue Sky" law, foreign securities law or applicable general corporation law and the rules and regulations thereunder;

            (ii) All conditions precedent to, and all consents necessary to permit, the making of the Equity Infusion pursuant to the related Transaction Documents have been satisfied or delivered, or waived with the prior written consent of the Agent, and no material breach of any term or provision of any Transaction Document related thereto has occurred and no action has been taken by any competent authority which restrains, prevents or imposes material adverse conditions upon, or seeks to restrain, prevent or impose material adverse conditions upon, the making of the Equity Infusion or the funding of any Loans and issuance of any Letters of Credit hereunder.

            (iii) All conditions precedent to, and all consents necessary to permit, the Subordinated Debt Documents to become effective and the Subordinated Debt to be funded, have been satisfied or delivered, or waived with the prior written consent of the Agent, and no material breach of any term or provision of the Subordinated Debt Documents has occurred and no action has been taken by any competent authority which restrains, prevents or imposes material adverse conditions upon, or seeks to restrain, prevent or impose material adverse conditions upon, the effectiveness of the Subordinated Debt Documents or the funding of the Subordinated Debt.

            (cc) Pledge of Capital Stock. The grant and perfection of the security interest in the Capital Stock of the Subsidiaries of the Borrowers constituting a portion of the Collateral for the benefit of the Holders, as contemplated by the terms of the Loan Documents, is not made in violation of the registration provisions of the Securities Act, any applicable provisions of other federal securities laws, state securities or "Blue Sky" law, foreign securities law, or applicable general corporation law or in violation of any other Requirement of Law.

            (dd) Immunity, Levies, Etc. Neither the European Borrower nor its Property has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of The Federal Republic of Germany and there is no tax, levy, impost, deduction, charge or withholding imposed by The Federal Republic of Germany or any political subdivision thereof either (i) on or by virtue of the execution or delivery of this Agreement or any of the other Loan Documents or (ii) on any payment to be made by the European Borrower pursuant to this Agreement or any of the other Loan Documents. Except as set forth on Schedule 7.01-DD attached hereto and made a part hereof, it is not necessary that this Agreement or any of the other Loan Documents be filed or recorded with any court or other authority in The Federal Republic of Germany or that any stamp or similar tax be paid on or in respect of this Agreement or any of the other Loan Documents.

                              ARTICLE VIII
                           REPORTING COVENANTS

            Each Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities not yet due), unless the Requisite Lenders shall otherwise give their prior written consent thereto:

            8.01. Financial Statements. The Borrowers shall maintain, and cause each of their Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating Financial Statements in conformity with GAAP (as in effect from time to time) and each of the Financial Statements described below shall be prepared from such system and records. The U.S. Borrower shall deliver or cause to be delivered to the Agent and the Lenders:

            (a) Monthly/Quarterly Reports. During the period (i) commencing on the Effective Date and ending December 31, 1997, as soon as practicable, and in any event within thirty (30) days after the end of each calendar month (other than calendar months which are the last month of a fiscal quarter, in which case the aforesaid thirty (30) day period shall be extended to forty-five (45) days) and (ii) from and after December 31, 1997, as soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each Fiscal Year, the consolidated and consolidating balance sheets of the U.S. Borrower and its Subsidiaries as at the end of the subject period and the related consolidated statements of income, stockholders' equity and cash flow, and consolidating statements of income and cash flow, of the U.S. Borrower and its Subsidiaries for such subject period, setting forth in each case in comparative form the corresponding figures as of the end of, and for, the corresponding period of the previous Fiscal Year and the corresponding figures from the consolidated financial forecast for the current Fiscal Year delivered on the Effective Date or pursuant to Section 8.01(e), as applicable, certified by the Chief Executive Officer or Chief Financial Officer of the U.S. Borrower as fairly presenting the consolidated and consolidating financial position of the U.S. Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP, subject to normal year end adjustments.


            (b) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the audited consolidated balance sheets of the U.S. Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flow of the U.S. Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures as of the end of, and for, the previous Fiscal Year and the corresponding figures from the consolidated financial forecast for the current Fiscal Year delivered on the Effective Date or pursuant to Section 8.01(e), as applicable, (ii) a report thereon of Coopers & Lybrand or other independent certified public accountants acceptable to the Agent, which report shall be unqualified and shall state that such Financial Statements fairly present the consolidated financial position of the U.S. Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which Coopers & Lybrand or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the Financial Statements) and that the examination by such accountants in connection with such consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and (iii) the unaudited consolidating balance sheets of the U.S. Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidating statements of income and cash flow of the U.S. Borrower and its Subsidiaries for such Fiscal Year, certified by the Chief Executive Officer or Chief Financial Officer of the U.S. Borrower as fairly presenting the consolidating financial position of the U.S. Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and setting forth in each case in comparative form the corresponding figures as of the end of, and for, the previous Fiscal Year and the corresponding figures from the consolidating financial forecast for the current Fiscal Year delivered on the Closing Date or pursuant to Section 8.01(e), as applicable.

            (c) Officer's Certificate. Together with each delivery of any Financial Statement pursuant to clauses (a) and (b) of this Section 8.01, (i) an Officer's Certificate of the Chief Executive Officer or Chief Financial Officer of the U.S. Borrower substantially in the form of Exhibit I attached hereto and made a part hereof, stating that the officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the U.S. Borrower and its Subsidiaries during the accounting period covered by such Financial Statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such Person does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the U.S. Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto; and (ii) a certificate (the "Compliance Certificate"), signed by the U.S.

Borrower's Chief Executive Officer or Chief Financial Officer, setting forth calculations (with such specificity as the Agent may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of Article XI and the Performance Level attainment required by
Section 5.01(a)(iii).

            (d) Accountant's Statement and Privity Letter. Together with each delivery of the Financial Statements referred to in Section 8.01(b), a written statement of the firm of independent certified public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement as it relates to accounting matters, (ii) stating whether, in connection with their audit examination, any condition or event which constitutes an Event of Default or Potential Event of Default has come to their attention, and if such condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such condition or event that would not be disclosed in the course of their audit examination, and (iii) stating that based on their audit examination nothing has come to their attention which causes them to believe that the information contained in either or both of the certificates delivered therewith pursuant to Section 8.01(c) (as the information contained in such certificates relates to the covenants set forth in Article XI) is not correct or that the matters set forth in the Compliance Certificate delivered therewith pursuant to
Section 8.01(c)(ii) for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement. The statement referred to above shall be accompanied by (x) a copy of the management letter or any similar report delivered to the U.S. Borrower or to any officer or employee thereof by such accountants in connection with such Financial Statements and (y) a letter in substantially the form of Exhibit J attached hereto and made a part hereof from the U.S. Borrower to such accountants informing such accountants that the Lenders are relying upon the Financial Statements audited by such accountants and delivered to the Agent and the Lenders pursuant to Section 8.01(b) and that a primary intent of the Borrower in having such Financial Statements audited is to induce the Lenders to continue to make Loans to, and issue and participate in Letters of Credit for the account of, the Borrowers under this Agreement. The Agent and each Lender may, with the written consent of the U.S. Borrower (which consent shall not be unreasonably withheld or delayed), communicate directly with such accountants.

            (e) Budgets; Business Plans; Financial Projections. As soon as practicable and in any event not later than sixty (60) days after the commencement of each Fiscal Year (beginning with the Fiscal Year ending in 1997), (i) a monthly budget for such Fiscal Year; (ii) an annual business plan for such Fiscal Year, substantially in the form of the business plan heretofore delivered to the Agent and the Lenders, accompanied by a report reconciling all changes and departures from the business plan delivered to the Agent and the Lenders for the preceding Fiscal Year; and (iii) a consolidated plan and financial forecast, prepared in accordance with the U.S. Borrower's normal accounting procedures applied on a consistent basis, for each succeeding Fiscal Year of the U.S. Borrower and its Subsidiaries until the scheduled Revolving Credit Termination Date, including, without limitation, (A) a forecasted consolidated balance sheet and statement of cash flow of the U.S. Borrower for each Fiscal Year, (B) forecasted consolidated and consolidating balance sheets, statements of earnings and retained earnings, and cash flow of the U.S. Borrower and its Subsidiaries for and as of the end of each fiscal quarter of such Fiscal Year, (C) the amount of forecasted Capital Expenditures for such Fiscal Year, and (D) forecasted compliance with the provisions of Article XI.

            8.02. Operations Reports. The U.S. Borrower shall deliver to the Agent and the Lenders, as and when Financial Statements are required to be delivered as described in Section 8.01(a), a report detailing the operations of the U.S. Borrower and its Subsidiaries which report shall include a management commentary with respect to the respective Borrowers' and their Subsidiaries' financial performance during such month, together with an explanation of any material changes in the consolidated and consolidating statements of income, stockholders' equity and cash flow of the U.S. Borrower and its Subsidiaries for the applicable period from such statements for the corresponding period of the previous Fiscal Year and the corresponding figures from the consolidated financial forecast for the current Fiscal Year delivered by the Effective Date or pursuant to Section 8.01(e) (the "President's Letter").

            8.03. Events of Default. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer, controller or secretary of the U.S. Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or the Agent has given any notice with respect to a claimed Event of Default or Potential Event of Default under this Agreement,
(b) that any Person has given any notice to a Borrower or any Subsidiary of a Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 12.01(e), or (c) of any condition or event which has resulted, or is reasonably likely to result, in a Material Adverse Effect or affect the value of, or the Agent's interest in, the Collateral in any material respect, the U.S. Borrower shall deliver to the Agent and the Lenders an Officer's Certificate specifying (i) the nature and period of existence of any such claimed default, Event of Default, Potential Event of Default, condition or event, (ii) the notice given or action taken by such Person in connection therewith, and (iii) what action the U.S. Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto.


            8.04. Lawsuits. (a) Institution of Proceedings. Promptly upon the U.S. Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting either Borrower or any of their Subsidiaries or any of the Property not previously disclosed pursuant to Section 7.01(k), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which
(i) could reasonably be expected to result, in the U.S. Borrower's reasonable judgment, in either Borrower and/or any Subsidiary of either Borrower incurring liability in an amount aggregating $1,000,000 or more (exclusive of claims covered by insurance policies of the U.S. Borrower and its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims) or (ii) challenges the validity or enforceability of any of the Transaction Documents, the U.S. Borrower shall give written notice thereof to the Agent and the Lenders and provide such other information as may be reasonably available to enable the each Lender and the Agent and its counsel to evaluate such matters.

            (b) Quarterly Litigation Reports. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter of the U.S. Borrower, the U.S. Borrower shall provide a written quarterly report to the Agent and the Lenders covering the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration (not previously reported) against or affecting the U.S. Borrower or any of its Subsidiaries or any Property not previously disclosed by the U.S. Borrower to the Agent and the Lenders, and shall provide such other information at such time as may be reasonably available to enable each Lender and the Agent and its counsel to evaluate such matters.

            (c) Additional Information Upon Request. In addition to the requirements set forth in clauses (a) and (b) of this Section 8.04, the U.S. Borrower upon request of the Agent or the Requisite Lenders shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to either of such clauses (a) or (b) and provide such other information as may be reasonably available to it to enable each Lender and the Agent and its counsel to evaluate such matters.

            8.05. Insurance. As soon as practicable and in any event by the last day of January in each Fiscal Year, the U.S. Borrower shall deliver to the Agent
(a) a report in form and
substance reasonably satisfactory to the Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the U.S. Borrower and its Subsidiaries and the duration of such coverage and (b) evidence that all premiums with respect to such coverage have been paid when due.

            8.06. ERISA Notices. The U.S. Borrower shall deliver or cause to be delivered to the Agent and the Lenders, at the Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

            (a) within ten (10) Business Days after the U.S. Borrower or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the Chief Financial Officer of the U.S. Borrower describing such Termination Event and the action, if any, which the U.S. Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

            (b) within ten (10) Business Days after the U.S. Borrower or any of its Subsidiaries knows or has reason to know that an assessment of a prohibited transaction excise tax under Section 4975 of the Internal Revenue Code has occurred, a statement of the Chief Financial Officer of the U.S. Borrower describing such transaction and the action which the U.S. Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

            (c) within three (3) Business Days after the U.S. Borrower receives written notice from the Agent requesting the same, a copy of the annual report (Form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

            (d) within three (3) Business Days after the U.S. Borrower receives written notice from the Agent requesting the same, a copy of the actuarial report for any Benefit Plan or Multiemployer Plan and annual report for any Multiemployer Plan;

            (e) within three (3) Business Days after the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the U.S. Borrower or any ERISA Affiliate with respect to such request;

            (f) within three (3) Business Days after the occurrence any material increase in the benefits of any existing Benefit Plan or the establishment of any new Benefit Plan or the commencement of contributions to any Benefit Plan to which the U.S. Borrower or any ERISA Affiliate was not previously contributing, notification of such increase, establishment or commencement;

            (g) within three (3) Business Days after the U.S. Borrower or any ERISA Affiliate receives notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

            (h) within three (3) Business Days after the U.S. Borrower or any of its Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such notice and letter;


            (i) within three (3) Business Days after the U.S. Borrower or any ERISA Affiliate receives notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

            (j) within three (3) Business Days after the U.S. Borrower or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure;

            (k) within three (3) Business Days after the U.S. Borrower or any ERISA Affiliate knows (1) a Multiemployer Plan has been terminated, (2) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (3) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, notice thereof; and

            (l) within ten (10) Business Days after the U.S. Borrower receives written notice from the Agent requesting the same, copies of any Foreign Employee Benefit Plan and related documents, reports and correspondence specified in such notice.

For purposes of this Section 8.06, the U.S. Borrower and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which the U.S. Borrower or any ERISA Affiliate is the plan sponsor.

            8.07. Environmental Notices. (a) The U.S. Borrower shall notify the Agent and the Lenders in writing, promptly upon either Borrower's learning thereof, of any:

            (i) notice or claim to the effect that the U.S. Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant which could reasonably be expected by the U.S. Borrower to result in an expenditure over $500,000;

            (ii) notice that the U.S. Borrower or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant which could reasonably be expected by the U.S. Borrower to result in an expenditure over $500,000;

            (iii) notice that any Property is subject to an Environmental Lien;

            (iv) notice to the U.S. Borrower or any of its Subsidiaries of any material violation of any Environmental, Health or Safety Requirement of Law;

            (v) condition or occurrence of which the U.S. Borrower or any of its Subsidiaries has knowledge and which might reasonably be expected by the U.S. Borrower to result in a material violation of any Environmental,

      Health or Safety Requirement of Law;

            (vi) commencement or threat of any judicial or administrative proceeding alleging a material violation by the U.S. Borrower or any of its Subsidiaries of any Environmental, Health or Safety Requirement of Law;

            (vii) new or proposed changes to any existing Environmental, Health or Safety Requirement of Law that could result in a Material Adverse Effect;

            (viii) any proposed acquisition of stock, assets, real estate, or leasing of property, or any other action by the U.S. Borrower or any of its Subsidiaries that could subject the U.S. Borrower or any of its Subsidiaries to environmental, health or safety Liabilities and Costs which could reasonably be expected by the U.S. Borrower to result in an expenditure over $500,000; or

            (ix) any filing or report made by the U.S. Borrower or any of its Subsidiaries with any Governmental Authority with respect to any unpermitted Release or threatened Release of a Contaminant which could reasonably be expected by the U.S. Borrower to result in an expenditure over $500,000.

            (b) Within forty-five (45) days after the end of each Fiscal Year, the U.S. Borrower shall submit to the Agent and the

Lenders a report summarizing the status of environmental, health or safety compliance, hazard or liability issues identified in notices required pursuant to Section 8.07(a), disclosed on Schedule 7.01-S or identified in any notice or report required herein. In the event the Agent requests, after its and the Lenders' review of the foregoing status report, a review of such environmental, health or safety compliance, hazard or liability issues by an independent environmental consultant, the U.S. Borrower shall engage such a consultant as is reasonably satisfactory to the Agent to prepare such a review, the cost of which shall be for the account of the U.S. Borrower.

            8.08. Labor Matters. The U.S. Borrower shall notify the Agent and the Lenders in writing, promptly upon the U.S. Borrower's learning thereof, of
(i) any material labor dispute to which the U.S. Borrower reasonably believes it or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other grievances relating to such Persons' plants and other facilities and (ii) any liability relating to its employees incurred with respect to the closing of any plant or other facility of the U.S. Borrower or any of its Subsidiaries.

            8.09. Subordinated Debt. The U.S. Borrower shall deliver a copy to the Agent and the Lenders of (a) any notice or other communication delivered by or on behalf of the U.S. Borrower to any Person in connection with any Subordinated Debt Document at the same time and by the same means as such notice or other communication is delivered to such Person and (b) any material notice or other material communication received by the U.S. Borrower from any Person in connection with any Subordinated Debt Document promptly after such notice or other communication is received by the U.S. Borrower.

            8.10. Other Reports. The U.S. Borrower shall deliver or cause to be delivered to the Agent and the Lenders copies of all Financial Statements, reports and notices, if any, sent or made available generally by the U.S. Borrower to its Securities holders or filed with the Commission and all press releases made available generally by the U.S. Borrower or any of its Subsidiaries to the public concerning material developments in the business of the U.S. Borrower or any such Subsidiary, and all notifications received by the U.S. Borrower or any such Subsidiary pursuant to the Securities Exchange Act and the rules promulgated thereunder.

            8.11. Other Information. Promptly upon receiving a request therefor from the Agent or the Requisite Lenders, the U.S. Borrower shall prepare and deliver to the Agent and the Lenders such other information with respect to either Borrower, any of their respective Subsidiaries, or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof, as from time to time may be reasonably requested by the Agent or the Requisite Lenders.

                               ARTICLE IX
                          AFFIRMATIVE COVENANTS

            Each of the Borrowers covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

            9.01. Corporate Existence, Etc. The Borrowers shall, and shall cause each of their Subsidiaries to, at all times maintain their corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect their rights and franchises material to their businesses, except where the loss or termination of such rights and franchises is not likely to result in a Material Adverse Effect.

            9.02. Corporate Powers; Conduct of Business. The Borrowers shall, and shall cause each of their Subsidiaries to, qualify and remain qualified to do business and maintain their good standing in each jurisdiction in which the nature of their business and the ownership of their Property requires them to be so qualified and in good standing and a failure to qualify and remain qualified renders Contractual Obligations of Persons in such jurisdictions unenforceable by a Borrower or a Subsidiary of the U.S. Borrower without cure.


            9.03. Compliance with Laws, Etc. The Borrowers shall, and shall cause each of their Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants and material Contractual Obligations affecting them or their respective businesses, Property, assets or operations and (b) obtain as needed all Permits necessary for their respective operations and maintain such Permits in good standing, except in the case where noncompliance with either clause (a) or (b) above is not reasonably likely to result in a Material Adverse Effect.

            9.04. Payment of Taxes and Claims; Tax Consolidation. The Borrowers shall, and shall cause each of their Subsidiaries to, pay (a) all taxes, assessments and other governmental charges imposed upon them or on any of their Property or assets or in respect of any of their franchises, business, income or Property before any penalty or interest accrues thereon, and (b) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 10.03) upon any of such Person's Property or assets, prior to the time when any penalty shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (a) above or Claims referred to in clause (b) above need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. The Borrowers will not, nor will they permit any of their Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the U.S. Borrower and its Subsidiaries).

            9.05. Insurance. The U.S. Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect the insurance policies and programs listed on Schedule 7.01-AA or substantially similar policies and programs or other policies and programs as are acceptable to the Agent. All such policies and programs shall be maintained with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usual for companies engaged in similar businesses and owning similar property in the same general geographic areas in which the U.S. Borrower and/or its Subsidiaries operate. Each certificate and policy relating to property damage, boiler and machinery and/or business interruption coverage shall contain an endorsement, in form and substance acceptable to the Agent, showing loss payable to the Agent, for the benefit of the Holders, and, if required by the Agent, naming the Agent as an additional insured under such policy. Each certificate and policy relating to coverage other than the foregoing shall, if required by the Agent, contain an endorsement naming the Agent as an additional insured under such policy. Such endorsement or an independent instrument furnished to the Agent shall provide that the insurance companies will give the Agent at least thirty (30) days' written notice before any such policy or policies of insurance shall be altered adversely to the interests of the Holders or canceled and that no act, whether willful or negligent, or default of the U.S. Borrower, any of its Subsidiaries, or any other Person shall affect the right of the Agent to recover under such policy or policies of insurance in case of loss or damage. In the event the U.S. Borrower or any of its Subsidiaries, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable. All sums so disbursed by the Agent shall constitute Protective Advances hereunder and be part of the Obligations, payable as provided in this Agreement.

            9.06. Inspection of Property; Books and Records; Discussions. Each Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representative(s) designated by the Agent to visit and inspect, whether by access to such Borrower's and its Subsidiaries' MIS or otherwise, any of the Property, to examine, audit, check and make copies of its respective financial and accounting records, books, journals, orders, receipts and any correspondence (other than privileged correspondence with legal counsel) and other data relating to their respective businesses or the transactions contemplated hereby or referenced herein (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, management personnel, and independent certified public accountants (with the U.S. Borrower having the right to be present at any meeting with such accountants), all upon reasonable written notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each Lender (or representatives designated by it) shall have the access and rights described in the preceding sentence from and after the occurrence and during the continuance of an Event of Default. Each such visitation and inspection (i) by or on behalf of any Lender shall be at such Lender's expense and (ii) by or on behalf of the Agent shall be at the U.S. Borrower's expense. Each Borrower shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects on its MIS and otherwise proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing, the Borrowers, upon the Agent's request, shall, and shall cause each of their Subsidiaries to, turn over any such records to the Agent or its representatives; provided, however, that the Borrowers may, in their discretion, retain copies of such records. Notwithstanding the foregoing, the Agent and Lenders shall not have such rights to make the aforesaid visits and inspections with respect to Joint Ventures if the joint venture agreement between or among the joint venture parties does not permit the U.S. Borrower or its Subsidiary which is a joint venture party with respect to a given Joint Venture to have such access to such Joint Venture's Property.


            9.07. Insurance and Condemnation Proceeds. (a) Direction to Insurers. The Borrowers hereby direct (and, if applicable, shall cause their Subsidiaries to direct) all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors of any condemnation claim or award relating to the Property to pay all proceeds payable under such policies or with respect to such claim or award directly to the Agent, for the benefit of the Holders. In no case shall such proceeds be payable to either Borrower or one or more of their Subsidiaries and the Agent.

            (b) Application of Proceeds. In the event proceeds of insurance received by the Agent under property damage or boiler and machinery policies, or business interruption insurance policies, or with respect to a condemnation claim or award, exceed $500,000 and do not constitute Replacement Proceeds, the Agent shall, upon receipt of such proceeds, apply all of the proceeds so received in repayment of the Obligations in the manner set forth in Section 4.02(b)(i). Notwithstanding the foregoing, in the event proceeds of insurance received by the Agent under property damage, boiler and machinery policies or business interruption insurance policies (i) is less than $500,000 or (ii) constitutes Replacement Proceeds, Agent shall, upon receipt of such proceeds, remit the amount so received to the applicable Borrower or such Subsidiary.

            9.08. ERISA Compliance. The U.S. Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

            9.09. Foreign Employee Benefit Plan Compliance. The U.S. Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans.

            9.10. Deposit Accounts. Within ninety (90) days after the Effective Date, the European Borrower shall, and shall cause each of its Subsidiaries to, enter into Collection Account Agreements with respect to each of their respective depository accounts into which collections of Receivables and other proceeds of Collateral are deposited.

            9.11. Maintenance of Property. Each Borrower shall, and shall cause each of its Subsidiaries to, maintain in all material respects all of its respective owned and leased Property in good, safe and insurable condition and repair, and not permit, commit or suffer any waste or abandonment of any such Property in any material respect and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improvements which may be required; provided, however, that such Property may be altered or renovated in the ordinary course of such Borrower's or its Subsidiaries' business.

            9.12. Condemnation. Immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of the owned or leased Real Property of either Borrower or any Subsidiary of either Borrower, such Borrower shall notify the Agent of the pendency of such proceeding, and permit the Agent to participate in any such proceeding, and from time to time will deliver to the Agent all instruments reasonably requested by the Agent to permit such participation.

            9.13. Future Liens on Real Property. Upon the request of the Agent, each Borrower shall, and shall cause its

Subsidiaries to, execute and deliver to the Agent, for the benefit of the Holders, immediately upon the acquisition of any Real Property having an appraised value in excess of $5,000,000 on which material operations of a Borrower or Subsidiary of a Borrower are located or leasing any Real Property on which material operations of a Borrower or any Subsidiary of a Borrower are located, a mortgage, deed of trust, assignment or other appropriate instrument evidencing a Lien upon any such Real Property, lease or interest, together with such title insurance policies (mortgagee's form), certified surveys, appraisals (to the extent required by, and which meet or exceed the minimum appraisal standards set forth in, the Financial Institutions Reform, Recovery and Enforcement Act (12 C.F.R. ss.4 (1990)), as amended), and local counsel opinions with respect thereto and such other agreements, documents and instruments which the Agent deems necessary or desirable, the same to be in form and substance acceptable to the Agent and to be subject only to (a) Liens permitted under
Section 10.03 and (b) such other Liens as the Agent and the Requisite Lenders may reasonably approve, it being understood that the granting of such additional security for the Obligations is a material inducement to the execution and delivery of this Agreement by each Lender. Notwithstanding the foregoing, (a) the Agent shall make such requests with respect to Subsidiaries of the U.S. Borrower which are not Domestic Subsidiaries only where the Property or operations of such Subsidiary are deemed by the Agent, in its reasonable discretion, to be material to the recovery of the Obligations and (b) Liens against the Securities and Property of any Joint Venture shall not be required if there is a prohibition against the pledging of the same in the joint venture agreements relating thereto.

            9.14. Consignee/Bailee Letters; Filings. The U.S. Borrower shall obtain consignee or bailee letters (as applicable) substantially in the form attached hereto as Exhibit K from each consignee or bailee of Inventory of any operating Subsidiary of the U.S. Borrower (separately or in the aggregate) having a minimum value (at the lower of cost or market) of $500,000, promptly upon delivery of such Inventory to such consignee or bailee, and (ii) cause to be executed and delivered to the Agent concurrently with execution and delivery of such consignee or bailee letter, UCC financing statements in form and substance satisfactory to the Agent with respect to Inventory located on the premises of such consignee or bailee.


            9.15. Future Pledges of Equity Securities; Other Loan Documents. (a) The U.S. Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver to the Agent concurrently with the issuance of any equity Securities to the U.S. Borrower or any Subsidiary of the U.S. Borrower in connection with any Investment made by such Person, or formation or acquisition of a Subsidiary, a pledge of (i) all of the equity Securities issued to or acquired by such Person, if the Person formed, acquired or in which such Investment is made is a Domestic Subsidiary, (ii) 65% of the equity Securities of such

Person (or such lesser percentage as is owned by the pledgor) to secure the Obligations of the U.S. Borrower, if such Person is not a Domestic Subsidiary and is a direct Subsidiary of the U.S. Borrower, and (iii) all of the equity Securities of such Person to secure the Obligations of the European Borrower, if such Person is not a Domestic Subsidiary and is a direct Subsidiary of the European Borrower.

            (b) The U.S. Borrower shall cause each Subsidiary of the U.S. Borrower to execute and deliver to the Agent, upon the Agent's request therefor, such agreements as the Agent may reasonably request to effect such Subsidiary's becoming a Guarantor and granting Liens on its Property to secure the Obligations; provided, however, that no such Subsidiary shall be required to become a Guarantor or grant Liens on its Property to secure the Obligations if the same would result in the U.S. Borrower incurring liabilities for U.S. federal income taxes which would not otherwise be incurred.

            (c) Notwithstanding the foregoing, (i) nothing in this Section 9.15 shall permit the U.S. Borrower or any Subsidiary of the U.S. Borrower to make any Investment not otherwise permitted by Section 10.04 and (ii) Liens against the Securities of any Joint Venture shall not be required if there is a prohibition against the pledging of the same in the joint venture agreements relating thereto.

                                    ARTICLE X
                               NEGATIVE COVENANTS

            Each of the Borrowers covenants and agrees that it shall comply with the following covenants so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

            10.01. Indebtedness. Neither Borrower shall, nor shall either Borrower permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

            (a) the Obligations;

            (b) Permitted Existing Indebtedness and any extensions, renewals, refundings or replacements thereof, provided that any such extension, renewal, refunding or replacement is in an aggregate principal amount not greater than the principal amount of, and is on terms determined by the Agent to be no less favorable to the Borrower or Subsidiary obligor than the terms of, the Permitted Existing Indebtedness so extended, renewed, refunded or replaced;

            (c) to the extent permitted by Article XI and in any event in an aggregate amount not to exceed a principal amount of $5,000,000 at any time outstanding, Capital Leases and purchase money Indebtedness incurred to finance the acquisition of fixed assets, and Indebtedness incurred to refinance such Capital Leases and purchase money Indebtedness;

            (d) Indebtedness arising from intercompany loans from a Borrower to any of its respective Subsidiaries which is a Guarantor or from any such Subsidiary to the Borrower or to any other such Subsidiary;

            (e) the Subordinated Debt;

            (f) Indebtedness in respect of profit sharing plans to the extent permitted under Section 10.04;

            (g) Indebtedness in respect of Hedge Agreements entered into to hedge against fluctuations in interest rates or foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practices and not entered into for speculative purposes;

            (h) Indebtedness with respect to reasonable warranties and indemnities made under (i) any agreements for asset sales permitted under
      Section 10.02, and (ii) Contractual Obligations of a Borrower or any Subsidiary of a Borrower entered into in the ordinary course of its business;

            (i) Indebtedness under appeal bonds in connection with judgments which do not result in an Event of Default or a Potential Event of Default or any other breach hereunder, provided that the aggregate amount of all such Indebtedness does not exceed $5,000,000;

            (j) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of its business;

            (k) Accommodation Obligations included in Permitted Existing Indebtedness, and any extensions, renewals or replacements thereof, provided that the aggregate Indebtedness under any such extension, renewal or replacement is not greater than the Indebtedness under, and shall be on terms determined by the Agent to be no less favorable to the Borrower or Subsidiary obligor than the terms of, such Accommodation Obligation so extended, renewed or replaced;

            (l) Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding to insurers with respect to premiums for insurance coverage obtained in the ordinary course of business, including, without limitation, such Indebtedness which is Permitted Existing Indebtedness;

            (m) Accommodation Obligations in an aggregate amount not to exceed $5,000,000 at any time outstanding with respect to obligations of Joint Ventures; provided, however, that in the event any such Accommodation Obligation is extinguished by payment thereof, the aforesaid $5,000,000 shall be reduced by the amount of such payment;

            (n) Accommodation Obligations arising under Section 11.2(d) of the Purchase Agreement;

            (o) Indebtedness of Subsidiaries of the U.S. Borrower which are neither Domestic Subsidiaries nor the European Borrower arising from loans from a Borrower or a Domestic Subsidiary not to exceed, at any time outstanding, the amount equal to $5,000,000 minus the amount of Investments made after the Closing Date in such Persons by a Borrower or a Domestic Subsidiary other than by means of loans or advances to such Persons;

            (p) Indebtedness of Subsidiaries of the U.S. Borrower which are neither Domestic Subsidiaries nor the European Borrower owing to a Person other than a Borrower or Domestic Subsidiary or other such Subsidiary in an aggregate amount outstanding not to exceed either (i) $2,500,000 at any time outstanding for any individual such Subsidiary or (ii) when aggregated with such Indebtedness of all other such Subsidiaries, $5,000,000 at any time outstanding;

            (q) Indebtedness of Subsidiaries of the U.S. Borrower which are neither Domestic Subsidiaries nor the European Borrower owing to a Person which is another such Subsidiary;

            (r) Indebtedness issued as consideration for acquisitions of Capital Stock or other Property permitted under Section 10.04(k) not to exceed twenty-five percent (25%) of the purchase price therefor; and

            (s) in addition to the Indebtedness permitted hereinabove, other unsecured Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding.

In the event any Indebtedness is permitted under this Section 10.01, Indebtedness for accrued interest, fees and charges in connection therewith also shall be deemed to be permitted.

            10.02. Sales of Assets. Neither Borrower shall, nor shall either Borrower permit any of its Subsidiaries to, sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

            (a) the sale of Property for consideration not less than the Fair Market Value thereof so long as (i) any non-cash consideration resulting from such sale shall be pledged or assigned to the Agent, for the benefit of the Holders, pursuant to an instrument in form and substance acceptable to the Agent and (ii) the Borrowers comply with the mandatory prepayment provisions set forth in Section 4.01(b) and the conditions to the release of Collateral described in Section 13.09(c);

            (b) the transfer of Property (i) from a Subsidiary of a Borrower to such Borrower or (ii) from a Subsidiary of a Borrower to another Subsidiary of such Borrower, provided that the Subsidiary transferee is, or simultaneous with such transfer becomes, a Guarantor;

            (c) the sale of Inventory in the ordinary course of such Person's respective business;

            (d) the disposition of Equipment constituting less than substantially all of the assets of such Person, if the consideration received therefor is not less than the Fair Market Value thereof;

            (e) the licensing of General Intangibles as permitted by the Loan Documents;

            (f) the sale of Investments in Cash Equivalents permitted pursuant to Section 10.04(a); and

            (g) the sale of the Cowpens Plant.

            10.03. Liens. Neither Borrower shall, nor shall either Borrower permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective Property or assets except:

            (a) Liens created pursuant to the Loan Documents or Intercompany Security Documents;

            (b) Permitted Existing Liens;

            (c) Customary Permitted Liens;

            (d) purchase money Liens (including the interest of a lessor under a Capital Lease and Liens to which any Property is subject at the time of such Person's purchase thereof) and Liens securing refinancings of purchase money Liens permitted under Section 10.01(c) which secure an amount not to exceed $5,000,000 in the aggregate at any time outstanding, provided that such Liens shall not apply to any Property other than that purchased or subject to such Capital Lease or pre-existing Liens;

            (e) extensions, renewals, refundings and replacements of Liens referred to in clauses (a) and (b) of this Section 10.03; provided that any such extension, renewal, refunding or replacement of a Lien referred to in clause (b) shall be limited to the Property covered by the Lien extended, renewed, refunded or replaced and that the obligations secured by any such extension, renewal, refunding or replacement Lien shall be in an amount not greater than the amount of the obligations then secured by the Lien extended, renewed, refunded or replaced; and

            (f) Liens securing the Indebtedness described in Section 10.01(p) or
      (q).

            10.04. Investments. Neither Borrower shall, nor shall either Borrower permit any of its Subsidiaries to, directly or indirectly make or own any Investment except:

            (a) Investments in Cash Equivalents;

            (b) Permitted Existing Investments;

            (c) Investments in the form of advances to employees in the ordinary course of business for moving, relocation and travel expenses, and other loans to employees for any lawful purpose; provided that each loan permitted under this clause (c) shall be evidenced by a promissory note and that the aggregate principal amount of all such advances and loans at any time outstanding shall not exceed $500,000;

            (d) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

            (e) Investments by a Borrower or Domestic Subsidiary in equity Securities of any of its respective Subsidiaries which is a Guarantor;

            (f) Investments by a Borrower or a Domestic Subsidiary in a Subsidiary of the U.S. Borrower which is neither a Domestic Subsidiary nor the European Borrower which do not exceed $5,000,000 in the aggregate at any time;

            (g) Investments in Joint Ventures and newly created Subsidiaries formed for the purpose of making Investments in Joint Ventures in an aggregate amount (without duplication) not to exceed $5,000,000 at any time plus Investments in Joint Ventures resulting from subrogation to the rights of a creditor which is the beneficiary of an Accommodation Obligation of the U.S. Borrower or Subsidiary of the U.S. Borrower permitted under Section 10.01(m), which Accommodation Obligation is extinguished by payment as referenced in Section 10.01(m);

            (h) Investments permitted under Section 10.02(a)(i);

            (i) Investments in no more than ten (10) newly created Domestic Subsidiaries (in addition to the newly created Domestic Subsidiaries described in Section 10.04(g)), which shall not exceed $10,000 per such Domestic Subsidiary;

            (j) to the extent they constitute Investments, contributions to and payments of benefits under any Plan in existence as of the Closing Date as required by the benefit commitments in such Plan as of the Closing Date;

            (k) Investments made in connection with acquisitions of the Capital Stock or substantially all of the Property of one or more Persons which are not an Affiliate of the U.S. Borrower in an aggregate amount not to exceed $15,000,000;

            (l) Investments by way of issuance of Capital Stock of the U.S. Borrower made in connection with acquisitions of the Capital Stock or substantially all of the Property of one or more Persons which are not an Affiliate of the U.S. Borrower;

            (m) Investments in promissory notes issued to the U.S. Borrower by holders (other than JLL) of the common Capital Stock of the U.S. Borrower in connection with such holders' making of additional investments in the common Capital Stock of the U.S. Borrower in an amount sufficient to maintain such holders' ownership percentage as of the Closing Date; and

            (n) Investments by Subsidiaries of the U.S. Borrower which are neither Domestic Subsidiaries nor the European Borrower in a Person which is another such Subsidiary.

            10.05. Restricted Junior Payments. Neither Borrower shall, nor shall either Borrower permit any of its Subsidiaries to, declare or make any Restricted Junior Payment, except:

            (a) dividends or distributions to a Borrower or to Wholly-Owned Subsidiaries;

            (b) dividends on the Capital Stock of the U.S. Borrower declared during any fiscal quarter of the U.S. Borrower; provided that (i) only one such dividend may be declared during any such fiscal quarter, (ii) any such dividend declared during any such fiscal quarter must be paid within one (1) year after the date of declaration, (iii) the amount of such dividend declared may not exceed the lesser of (A) the amount of the retained earnings of the U.S. Borrower as of the last day of the immediately preceding fiscal quarter and (B) thirty percent (30%) of the Net Income for the immediately preceding fiscal quarter, (iv) no such dividend may be declared or paid during any fiscal quarter unless (A) the Fixed Charge Coverage Ratio for the twelve-month period ending as of the last day of the immediately preceding fiscal quarter is no less than 1.30 to 1.00 and (B) the Agent has received the certified reports described in
      Section 8.01(a) confirming that, after giving effect to such dividend, the condition described in the foregoing clause (A) has been met;

            (c) redemption of the AMCY Preferred Stock provided that such redemption occurs within sixty (60) days after the Effective Date;

            (d) dividends on the AMCY Preferred Stock in the event the same is not redeemed as permitted in Section 10.05(c);

            (e) redemption of the Preferred Stock from proceeds of an initial public offering of Capital Stock of the U.S. Borrower;

            (f) scheduled interest payments in respect of the Subordinated Debt when required to be made under the Subordinated Debt Documents but subject to the subordination provisions relating thereto in the Subordinated Debt Documents;

            (g) payments in respect of Funded Debt which is permitted under
      Section 10.01; and

            (h) repurchase of Capital Stock of the U.S. Borrower (including options, warrants or other rights to acquire such Capital Stock) from departing or deceased directors, officers or employees of the U.S. Borrower or its Subsidiaries pursuant to the terms of a Benefit Plan or employee agreement; provided that the aggregate amount of all such repurchases in any Fiscal Year shall not exceed $1,500,000; and provided further that in the event such repurchases aggregate less than $1,500,000 in any Fiscal Year, such repurchases permitted in the next succeeding Fiscal Year may aggregate $1,500,000 plus the amount of such deficiency for the preceding Fiscal Year up to a maximum of $1,000,000 provided, however, the Restricted Junior Payments described in clauses (a) through (e), (g) and (h) above shall not be permitted after the occurrence and during the continuance of an Event of Default or a Potential Event of Default or if an Event of Default or a Potential Event of Default would result therefrom.

            10.06. Conduct of Business. Neither Borrower shall, nor shall either Borrower permit any of its Subsidiaries or any Joint Venture to, engage in any business other than (a) the businesses engaged in by the U.S. Borrower and its Subsidiaries on the date hereof and (b) any business or activities which are substantially similar, related or incidental thereto.


            10.07. Transactions with Shareholders and Affiliates. Neither Borrower shall, nor shall either Borrower permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of more than five percent (5%) of any class of equity Securities of the U.S.

Borrower, or with any other Affiliate of the U.S. Borrower which is not its Subsidiary, on terms that are less favorable to such Borrower or such Subsidiary of such Borrower, as applicable, than those that might be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affiliate. Nothing contained in this Section 10.07 shall prohibit (a) any transaction expressly permitted by Sections 10.01, 10.04 and 10.05; (b) management fees paid by the European Borrower to the U.S. Borrower; (c) payment of customary directors' fees and indemnities; or (d) performance of any obligations arising under the Transaction Documents.

            10.08. Restriction on Fundamental Changes. Neither Borrower shall, nor shall either Borrower permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of such Person's business or Property, whether now or hereafter acquired.

            10.09. Sales and Leasebacks. Neither Borrower shall, nor shall either Borrower permit any of its Subsidiaries to, become liable, directly, by assumption or by Accommodation Obligation, with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed) which it or one of its Subsidiaries (a) sold or transferred or is to sell or transfer to any other Person, or (b) intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person, in either instance, in connection with such lease.

            10.10. Margin Regulations; Securities Laws. Neither Borrower shall, nor shall either Borrower permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

            10.11. ERISA. The U.S. Borrower shall not:

            (a) engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

            (b) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Benefit Plan, whether or not waived;

            (c) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

            (d) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of the U.S. Borrower or any ERISA Affiliate under Title IV of ERISA;

            (e) fail to make any contribution or payment to any Multiemployer Plan which the U.S. Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

            (f) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

            (g) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that the U.S. Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code;

            (h) permit any unfunded liabilities with respect to any Foreign Pension Plan; or

            (i) fail, or permit any of its Subsidiaries or ERISA Affiliates to fail, to pay any required contributions or payments to a Foreign Pension Plan on or before the due date for such required installment or payment;

if such event results, either singly or in the aggregate, after taking into account all other such events and any liabilities associated therewith, in an aggregate liability in excess of $250,000.

            10.12. Issuance of Equity Securities. Neither Borrower shall, nor shall either Borrower permit any of its Subsidiaries to, issue any equity Securities except equity Securities of the U.S. Borrower (a) pursuant to Permitted Equity Securities Options, (b) which are common stock and issued under an initial public offering made at a time when neither an Event of Default nor a Potential Event of Default exists and continues unwaived, (c) which are preferred stock, on terms and conditions substantially similar to, and in no event less favorable to the U.S. Borrower than, those of the 1994 Preferred Stock, to members of the management of the U.S. Borrower and its Subsidiaries,
(d)
which are common stock, on terms and conditions substantially similar to, and in no event less favorable to the U.S. Borrower than, those of the New FCC Common Stock, to members of the management of the U.S. Borrower and its Subsidiaries,
(e) which are common stock, on terms and conditions substantially similar to those of the common stock issued in connection with the Equity Infusion to holders (other than JLL) of common stock of the U.S. Borrower on the Closing Date and (f) issued in connection with Investments permitted under Section 10.04(l).

            10.13. Organizational Documents; Subordinated Debt Documents. Neither Borrower shall, nor shall either Borrower permit any of its Subsidiaries to, amend, modify or otherwise change any of the terms or provisions in any of
(a) its respective Organizational Documents as in effect on the Closing Date (or, in the case of any Subsidiary of the U.S. Borrower which is acquired or formed after the Effective Date, as in effect on the date of such acquisition or formation), except amendments to effect a change of name of such Person, written notice of which change of name the U.S. Borrower shall have provided the Agent within thirty (30) days prior to the effective date of any such name change or
(b) the Subordinated Debt Documents as in effect on the Effective Date.

            10.14. Bank Accounts. The Borrowers shall not and shall not permit any of their respective Subsidiaries to establish or maintain any deposit account into which collections of Receivables and proceeds of other Collateral are deposited other than those identified as existing on the Closing Date and disclosed on Schedule 10.14 attached hereto and made a part hereof, unless the U.S. Borrower gives the Agent prior written notice of such establishment and delivers to the Agent, if the Agent so requests, an executed Collection Account Agreement concurrently with such deposit account being established.

            10.15. Fiscal Year. The U.S. Borrower shall not and shall not permit any of its Subsidiaries to change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

            10.17. Negative Pledge. Neither Borrower shall, nor shall either Borrower permit any of its Subsidiaries to, covenant with any third party to keep any of its Property (other than Property subject to Capital Leases or purchase money Indebtedness permitted pursuant to the terms of this Agreement) free and clear of Liens in favor of, or for the benefit of, the Holders, other than pursuant to customary non-assignment provisions in Contractual Obligations to the extent such provisions restrict the transfer or assignment of a lease or a license or a purchase order issued by such Person relating to Inventory or Equipment which is either (a) not material to the Agent's completion of work in process or the Agent's recovery on the Collateral or (b) not readily obtainable on terms and conditions no less favorable to the Agent than pertain to the terms and conditions available to the issuer of such purchase order.

                               ARTICLE XI
                           FINANCIAL COVENANTS

            The U.S. Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities not yet due):


            11.01. Leverage Ratio. The U.S. Borrower shall maintain a Leverage Ratio, as determined as of the last day of each fiscal quarter of the U.S. Borrower set forth below for the four-fiscal-quarter period then ending, of not more than the ratio set forth below opposite such determination date:

      Fiscal Quarter Ending                     Ratio
      ---------------------                     -----

      December 31, 1996                         5.25 to 1.00

      March 31, 1997                            5.25 to 1.00
      June 30, 1997                             5.15 to 1.00
      September 30, 1997                        5.15 to 1.00
      December 31, 1997                         5.00 to 1.00

      March 31, 1998                            5.00 to 1.00
      June 30, 1998                             5.00 to 1.00
      September 30, 1998                        5.00 to 1.00
      December 31, 1998                         4.75 to 1.00

      March 31, 1999                            4.75 to 1.00
      June 30, 1999                             4.50 to 1.00
      September 30, 1999                        4.50 to 1.00
      December 31, 1999                         4.50 to 1.00

      March 31, 2000                            4.25 to 1.00
      June 30, 2000                             4.00 to 1.00
      September 30, 2000                        4.00 to 1.00
      December 31, 2000                         4.00 to 1.00

      March 31, 2001                            4.00 to 1.00
      June 30, 2001                             4.00 to 1.00
      September 30, 2001                        4.00 to 1.00

            11.02. Interest Coverage Ratio. The U.S. Borrower shall maintain an Interest Coverage Ratio as determined as of the last day of each fiscal quarter of the U.S. Borrower set forth below for the four-fiscal-quarter period then ending of at least the ratio set forth below opposite such determination date:

      Fiscal Quarter Ending                     Ratio
      ---------------------                     -----

      December 31, 1996                         1.70 to 1.00

      March 31, 1997                            1.70 to 1.00
      June 30, 1997                             1.70 to 1.00
      September 30, 1997                        1.70 to 1.00
      December 31, 1997                         1.75 to 1.00

      March 31, 1998                            1.75 to 1.00
      June 30, 1998                             1.75 to 1.00
      September 30, 1998                        1.80 to 1.00
      December 31, 1998                         1.80 to 1.00

      March 31, 1999                            1.80 to 1.00
      June 30, 1999                             1.85 to 1.00
      September 30, 1999                        1.90 to 1.00
      December 31, 1999                         2.00 to 1.00
        and each fiscal quarter
        thereafter through
        September 30, 2001

            11.03. Fixed Charge Coverage Ratio. The U.S. Borrower shall maintain a Fixed Charge Coverage Ratio as determined as of the last day of each fiscal quarter of the U.S. Borrower set forth below for the four-fiscal-quarter period then ending of at least the ratio set forth below opposite such determination date:

      Fiscal Quarter Ending                     Ratio
      ---------------------                     -----

      December 31, 1996                         1.00 to 1.00
        and each fiscal quarter
        thereafter through
        September 30, 1999

      December 31, 1999                         1.10 to 1.00
        and each fiscal quarter
        thereafter through
        June 30, 2000

      September 30, 2000                        1.15 to 1.00
        and each fiscal quarter
        thereafter through
        September 30, 2001

            11.04. Capital Expenditures. Capital Expenditures of the U.S. Borrower and its Subsidiaries shall not exceed $20,000,000 during any Fiscal Year; provided, however, that to the extent the U.S. Borrower and its Subsidiaries have not made Capital Expenditures in the amount permitted above for any given Fiscal Year, Capital Expenditures in an amount equal to fifty percent (50%) of the amount permitted but not expended in such Fiscal Year may be made in the Fiscal Year next succeeding such

Fiscal Year in addition to the amount otherwise permitted for such succeeding Fiscal Year.

            11.05. Financial Covenant Calculations. Notwithstanding any requirements under GAAP, calculations made (a) with respect to (i) the definitions of "EBITDA", "Fixed Charge Coverage Ratio", "Interest Coverage Ratio", and "Leverage Ratio" and (ii) determination of compliance with the financial covenants set forth in this Article XI, each shall be made without regard to the requirements of Accounting Principles Board Opinion 16 or changes in requirements under GAAP which become effective after the Closing Date, (b) with respect to any of the covenants set forth in Sections 11.01 through 11.04 shall be made without regard to the results of operations or Capital Expenditures of Indiamalt, and (c) with respect to the definition of "EBITDA" for any period shall be made without regard to clause (ix) thereof unless cash restructuring charges and costs for the four-fiscal-quarter period then ending exceed $5,000,000, whereupon the amount included for purposes of clause (ix) shall equal the amount by which $5,000,000 is exceeded.

                               ARTICLE XII
                 EVENTS OF DEFAULT; RIGHTS AND REMEDIES

            12.01. Events of Default. Each of the following occurrences shall constitute an Event of Default under this
Agreement:

            (a) Failure to Make Payments When Due. Either Borrower shall fail to pay (i) any of the Obligations (other than interest) when due or (ii) any of the Obligations constituting interest within two (2) Business Days after the date such Obligations are due.

            (b) Breach of Certain Covenants. Either Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Person under Sections 8.08, 9.01, 9.02, 9.03, 9.04, and 9.06, Article X or Article XI.

            (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by a Borrower to the Agent, any Lender or any Issuing Bank herein or by a Borrower or any of its Subsidiaries in any of the other Loan Documents or in any written statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).


            (d) Other Defaults. Either Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as identified in clause (a), (b) or (c) of this Section 12.01) or any default or event of default shall occur under any of the other Loan Documents, and such default or event of default shall continue for fifteen (15) days after the occurrence thereof.

            (e) Default as to Other Indebtedness; Operating Leases. Either Borrower or any Subsidiary of either Borrower shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to the Subordinated Debt or any other Indebtedness (other than an Obligation) in excess of $3,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by either Borrower or any Subsidiary of either Borrower (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

            (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) An involuntary case shall be commenced against either Borrower or any Subsidiary of either Borrower and the petition shall not be dismissed, stayed, bonded or discharged within thirty (30) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of such Borrower or Subsidiary in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

            (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over either Borrower or any Subsidiary of either Borrower or over all or a substantial part of the Property of such Borrower or Subsidiary shall be entered; or an interim receiver, trustee or other custodian of either Borrower or any Subsidiary of either Borrower or of all or a substantial part of the Property of such Borrower or Subsidiary shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of such Borrower or Subsidiary shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within thirty (30) days after entry, appointment or issuance.

            (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Either Borrower or any Subsidiary of either Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its Property; or either Borrower or any Subsidiary of either Borrower shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or equivalent) of either Borrower or any Subsidiary of either Borrower (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

            (h) Dissolution. Any order, judgment or decree shall be entered against either Borrower or any Subsidiary of either Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or either Borrower or any Subsidiary of either Borrower shall otherwise dissolve, be dissolved, or cease to exist except as specifically permitted by this Agreement.

            (i) Loan Documents; Failure of Security. At any time, for any reason, (i) any Loan Document ceases to be in full force and effect or either Borrower or any Subsidiary of either Borrower party thereto seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or either Borrower or any such Subsidiary seeks to render such Liens, invalid or unperfected, or (ii) Liens in favor of the Agent for the benefit of the Holders contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated by this Agreement or the other Loan Documents.

            (j) Judgments and Attachments. (i) Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against either Borrower or any Subsidiary of either Borrower or any of their respective assets involving in any case an amount in excess of $250,000 is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; provided, however, if any such judgment, writ or warrant of attachment or similar process is in excess of $1,000,000, the entry thereof shall immediately constitute an Event of Default hereunder.

            (ii) A federal tax Lien is filed against the U.S. Borrower or any of its Property which is not discharged of record, bonded over or otherwise secured to the satisfaction of the Agent within forty-five (45) days after the filing thereof or the date upon which the Agent receives actual knowledge of the filing thereof for an amount which, either separately or when aggregated with the amount of any judgments described in clause (i) above and/or the amount of any Environmental Lien Claims described in clause (iii) below, equals or exceeds $1,000,000.


            (iii) An Environmental Lien is filed (and is not discharged of record, bonded over or otherwise secured to the satisfaction of the Agent within forty-five (45) days after the filing thereof) against any Property of the U.S. Borrower or its Subsidiaries with respect to Claims in an amount which, when aggregated with the amount of judgments set forth in clause (i) above and/or the federal tax Lien Claims described in clause (ii) above, equals or exceeds $1,000,000.

            (k) Termination Event. Any Termination Event occurs which could reasonably be expected to subject either the U.S. Borrower or any ERISA Affiliate to liability in excess of $250,000.

            (l) Waiver Application. The plan administrator of any Benefit Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Agent believes that the substantial business hardship upon which the application for the waiver is based could subject either the U.S. Borrower or any ERISA Affiliate to an obligation to pay a material amount of money.

            (m) Change in Control. A Change of Control shall occur.

            (n) Material Adverse Effect. An event shall occur which results in a Material Adverse Effect.

            An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 15.07.

            12.02. Rights and Remedies.

            (a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Section 12.01(f) or 12.01(g) with respect to a Borrower or a Guarantor, the Lenders' respective obligations to make Revolving Loans under the Revolving Credit Commitments or issue or participate in additional Letters of Credit shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrowers; and upon the occurrence and during the continuance of any other Event of Default, the Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the U.S. Borrower, (i) declare that the Lenders' respective obligations to make Revolving Loans under the Revolving Credit Commitments are terminated, whereupon such obligation of each Lender to make any Revolving Loan hereunder and of each Lender or Issuing Bank to issue or participate in any Letter of Credit not then issued shall immediately terminate, and/or (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrowers.

            (b) Deposit for Letters of Credit. In addition, after the occurrence and during the continuance of an Event of Default described in Section 12.01(a) or the termination of the Commitments and the acceleration of the Obligations as provided in Section 12.02(a), each Borrower shall, promptly upon demand by the Agent, deliver to the Agent Cash Collateral in such form as requested by the Agent for deposit in the Cash Collateral Account, together with such endorsements, and execution and delivery of such documents and instruments, as the Agent may request in order to perfect or protect the Agent's Lien for the benefit of the Holders with respect thereto, in an aggregate principal amount equal to the then outstanding Letter of Credit Obligations of such Borrower.

            (c) Rescission. If at any time after termination of the Lenders' obligations to make Revolving Loans under the Revolving Credit Commitments and issue or participate in additional Letters of Credit and/or acceleration of the maturity of the Loans, the respective Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans outstanding to them, respectively, and their respective Reimbursement Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 15.07, then upon the written consent of the Requisite Lenders and written notice to the U.S. Borrower, the termination of Lenders' respective obligations to make Revolving Loans under the Revolving Credit Commitments and the respective Lenders' and Issuing Banks' obligations to participate in or issue Letters of Credit and/or the aforesaid acceleration and its consequences may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Banks to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrowers and do not give either Borrower the right to require the Lenders to rescind or annul any termination of the aforesaid obligations of the Lenders or Issuing Banks or any acceleration hereunder, even if the conditions set forth herein are met.

            (d) Enforcement. Each Borrower acknowledges that in the event either Borrower or any Subsidiary of either Borrower fails to perform, observe or discharge any of their respective obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Agent, the Issuing Banks and the Lenders; therefore, each Borrower agrees that the Agent, the Issuing Banks and the Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                                  ARTICLE XIII
                                    THE AGENT

            13.01. Appointment. (a) Each Lender and each Issuing Bank hereby designates and appoints Citicorp as the Agent of such Lender or such Issuing Bank under this Agreement, and each Lender and each Issuing Bank hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article XIII.

            (b) The provisions of this Article XIII are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and neither any Borrower nor any Subsidiary of either Borrower shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 13.07). In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and the Issuing Banks and does not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for either Borrower or any Affiliate of either Borrower. The Agent may perform any of its duties hereunder, or under the other Loan Documents, by or through its agents or employees.

            13.02. Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Holder. Nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Each Lender and each Issuing Bank shall make its own independent investigation of the financial condition and affairs of each Borrower and its Affiliates in connection with the making and the continuance of the Loans hereunder and with the issuance of the Letters of Credit and shall make its own appraisal of the creditworthiness of each Borrower and Guarantor initially and on a continuing basis, and the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Holder with any credit or other information with respect thereto (except for reports required to be delivered by the Agent under the terms of this Agreement). If the Agent seeks the consent or approval of the Lenders to the taking or refraining from taking of any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender at any time that the Lenders so required hereunder have instructed the Agent to act or refrain from acting pursuant hereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes or any amount payable under any provision of Article IV when due) or the other Loan Documents, the Agent shall not be required to exercise any discretion or take any action. Notwithstanding the foregoing, the Agent shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (unless the instructions or consent of all of the Lenders is required hereunder or thereunder) and such instructions shall be binding upon all Lenders, Issuing Banks and Holders; provided, however, the Agent shall not be required to take any action which (i) the Agent reasonably believes will expose it to personal liability unless the Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement, the other Loan Documents or applicable law.

            13.03. Rights, Exculpation, Etc. (a) Liabilities; Responsibilities. None of the Agent, any Affiliate of the Agent, or any of their respective officers, directors, employees or agents shall be liable to any Holder for any action taken or omitted by them hereunder or under any of the other Transaction Documents, or in connection therewith, except that no Person shall be relieved of any liability for gross negligence or willful misconduct. The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 4.02(b), and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder to whom payment was due, but not made, shall be to recover from other Holders any payment in excess of the amount to which they are determined to have been entitled. The Agent shall not be responsible to any Holder for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Transaction Documents or the transactions contemplated thereby, or for the financial condition of the Borrower or any of its Affiliates or any Guarantor. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, any of the other Loan Documents or the Subordinated Debt Documents, or the financial condition of the Borrower or any of its Affiliates or any Guarantor, or the existence or possible existence of any Potential Event of Default or Event of Default.

            (b) Right to Request Instructions. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of any of the Loan Documents the Agent is permitted or required to take or to grant, and the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from those Lenders from whom the Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents. Without limiting the generality of the foregoing, no Holder shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under the Loan Documents in accordance with the instructions of the Requisite Lenders or, where required by the express terms of this Agreement, a greater proportion of the Lenders.

            13.04. Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it.

            13.05. Indemnification. To the extent that the Agent is required to be reimbursed and indemnified by the Borrowers but is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, in proportion to each Lender's Pro Rata Share. The obligations of the Lenders under this Section
13.05 shall survive the payment in full of the Loans, the Reimbursement Obligations and all other Obligations and the termination of this Agreement.

            13.06. Citicorp Individually. With respect to its Pro Rata Share of the Commitments hereunder, if any, and the Loans made by it, if any, Citicorp shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Citicorp in its individual capacity as a Lender or one of the Requisite Lenders. Citicorp and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrowers or any of their Affiliates as if it were not acting as the Agent pursuant hereto.

            13.07. Successor Agents. (a) Resignation. The Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business
Days' prior written notice to the U.S. Borrower and the Lenders.

Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to this Section 13.07.

            (b) Appointment by Requisite Lenders. Upon any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor Agent selected from among the Lenders which appointment shall be subject to the prior written approval of the U.S. Borrower (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default).


            (c) Appointment by Retiring Agent. If a successor Agent shall not have been appointed within the thirty (30) Business Day period provided in clause (a) of this Section 13.07, the retiring Agent, with the consent of the U.S. Borrower (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default), shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.

            (d) Rights of the Successor and Retiring Agents. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

            13.08. Relations Among Lenders. Each Lender and each Issuing Bank agrees (except as provided in Section 15.05) that it will not take any legal action, or institute any actions or proceedings, against either Borrower or any Guarantor or other obligor hereunder or with respect to any Collateral, without the prior written consent of the Requisite Lenders. Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or unilaterally terminate its Commitments except in accordance with Section 12.02(a).

            13.09. Concerning the Collateral and the Loan Documents. (a) Protective Advances. The Agent may from time to time, before or after the occurrence of an Event of Default, make such disbursements and advances pursuant to the Loan Documents in an amount not to exceed the lesser of (i) the Revolving Credit Availability (calculated in Dollars) at such time and (ii) $5,000,000, which the Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood or maximize the amount of repayment of the Loans and other Obligations ("Protective Advances"). The Agent shall notify the U.S.

Borrower and each Lender in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance. The U.S. Borrower agrees to pay the Agent, upon demand, the principal amount of all outstanding Protective Advances, together with interest thereon at the rate from time to time applicable to Base Rate Loans from the date of such Protective Advance until the outstanding principal balance thereof is paid in full. If the U.S. Borrower fails to make payment in respect of any Protective Advance within one (1) Business Day after the date the U.S. Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in Dollars in immediately available funds, an amount equal to such Lender's Pro Rata Share of such Protective Advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the

Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such Protective Advance shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such Protective Advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, Protective Advances shall constitute Obligations bearing interest at the rate applicable to Base Rate Loans and secured by the Collateral until paid in full by the U.S.
Borrower.

            (b) Authority. Each Lender and each Issuing Bank authorizes and directs the Agent to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and the Issuing Banks. Each Lender and each Issuing Bank agrees that any action taken by the Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and Issuing Banks. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by a Borrower, any Subsidiary of a Borrower or Guarantor a party thereto; (iii) act as collateral agent for the Lenders and the Issuing Banks for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, the Agent hereby appoints, authorizes and directs the Lenders and the Issuing Banks to act as collateral sub-agent for the Agent, the Lenders and the Issuing Banks for purposes of the perfection of all security interests and Liens with respect to the Property at any time in the possession of such Lender or such Issuing Bank, including, without limitation, deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender or such Issuing Bank; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents; and (vi) except as may be otherwise specifically restricted by the terms of this Agreement or any other Loan Document, exercise all remedies given to the Agent, the Lenders or the Issuing Banks with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

            (c) Release of Collateral; Guarantors. (i) Each Lender and each Issuing Bank hereby directs, in accordance with the terms of this Agreement, the

Agent to release any Lien held by the Agent for the benefit of the Holders:

            (A) against all of the Collateral, upon final and indefeasible payment in full of the Obligations and termination of this Agreement;

            (B) against any part of the Collateral sold or disposed of by a Borrower or any Guarantor, if such sale or disposition is permitted by
      Section 10.02 or is otherwise consented to by the Requisite Lenders, as certified to the Agent by the U.S. Borrower in an Officer's Certificate; and/or

            (C) against any part of the Collateral consisting of a promissory note, upon final and indefeasible payment in full of the Indebtedness evidenced thereby and to release any Guarantor from its obligations under the Loan Documents executed and delivered by it in the event the Capital Stock of such Guarantor or of the Subsidiary of the U.S. Borrower which owns all of the Capital Stock of such Guarantor is transferred, with the prior written consent of the Requisite Lenders, to a Person which is not the U.S. Borrower or a Subsidiary thereof.

            (ii) Each Lender and each Issuing Bank hereby directs the Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 13.09(c) promptly upon the effectiveness of any such release.

                                   ARTICLE XIV
                                YIELD PROTECTION

            14.01. Taxes. (a) Payment of Taxes. Any and all payments by a Borrower hereunder or under any Note or other document evidencing any Obligations shall be made, in accordance with Section 4.02, free and clear of and without reduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings, and all other liabilities with respect thereto excluding, in the case of each Lender, each Issuing Bank and the Agent, taxes imposed on or measured by net income or overall gross receipts, capital and franchise taxes and branch profits taxes imposed on it by (i) the United States or any political subdivision thereof, (ii) the Governmental Authority of the jurisdiction in which such Lender's Applicable Lending Office is located or any political subdivision thereof or (iii) the Governmental Authority of the jurisdiction in which such Person is organized, managed and controlled, or such Person has an office or other fixed place of business or is otherwise engaged in business, or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as "Taxes" and all such excluded taxes shall be referred to as "Excluded Taxes"). If a Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any such Note or document to any Lender, any Issuing Bank or the Agent, (x) the sum payable to such Lender, such Issuing Bank, or the Agent shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this
Section 14.01) such Lender, such Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) such Borrower shall make such withholding or deductions, and (z) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, each Borrower agrees to pay any present and future stamp and documentary taxes and any other excise and property taxes, charges and similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes ("Other Taxes").

            (b) Indemnification. The Borrowers will indemnify each Lender, each Issuing Bank and the Agent against, and reimburse each on demand for, the full amount of all Taxes and Other Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section
14.01 and any additional income or franchise taxes resulting therefrom) incurred or paid in good faith by such Lender, such Issuing Bank or the Agent (as the case may be) or any of their


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respective Affiliates and any liability (including penalties, interest, and reasonable out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were lawfully payable; provided, however, that the Borrowers shall not indemnify any Lender, any Issuing Bank or the Agent under this Section 14.01 for any liability arising as a result of such Lender's, such Issuing Bank's or the Agent's willful misconduct or gross negligence. Demand under this Section 14.01(b) shall be deemed made on the date of delivery by such Lender, Issuing Bank, or Agent (as the case may be) to the U.S. Borrower of a certificate as to any Taxes or Other Taxes (together with amounts thereof) payable to any Person under this Section 14.01, which certificate shall, absent manifest error, be final, conclusive and binding upon all parties hereto. Each Lender and each Issuing Bank agrees, within a reasonable time after receiving a written request from the U.S. Borrower, to provide the U.S. Borrower and the Agent with such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as such Lender or such Issuing Bank may be entitled to claim in respect of all or a portion of any Taxes or Other Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section
14.01 in respect of any payments under this Agreement or under the Notes.

            (c) Receipts. Within thirty (30) days after the date of any payment of Taxes by the Borrowers, the U.S. Borrower will furnish to the Agent, at its address referred to in Section 15.08, the original or a certified copy of a receipt evidencing payment thereof.

            (d) Foreign Bank Certifications. (i) Each Lender or Issuing Bank that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the U.S. Borrower and the Agent on the Closing Date or the date on which such Lender or Issuing Bank becomes a Lender pursuant to Section 15.01 or an Issuing Bank a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender or Issuing Bank to the effect that such Lender or Issuing Bank is eligible to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax (I) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 1001 (or any successor or substitute form or forms)), (II) because such payments are effectively connected with the conduct of a U.S. trade or business of such Lender or Issuing Bank (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms)), or
(III) under Section 871(h) or Section 881(c) of the Internal Revenue Code with respect to "portfolio interest" payments (in which case, the certificate shall be accompanied by two accurate and complete original signed copies of IRS Form W-8 (or any successor or substitute form or


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forms) and a certificate representing that such Lender or Issuing Bank is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10 percent shareholder of either of the Borrowers (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) and is not a "controlled foreigh corporation" related to either of the Borrowers (within the meaning of Section 864(d)(4) of the Internal Revenue Code).

            (ii) Each Lender and Issuing Bank referred to in Section 14.01(d)(i) further agrees to deliver to the U.S. Borrower and the Agent from time to time, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender or Issuing Bank before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the U.S. Borrower and the Agent pursuant to this Section 14.01(d). Each certificate required to be delivered pursuant to this Section 14.01(d)(ii) shall certify as to one of the following:

            (A) that such Lender or Issuing Bank can continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax;

            (B) that such Lender or Issuing Bank cannot continue to receive payments hereunder or under some or all of the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 14.01(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the applicable Borrower; or

            (C) that such Lender or Issuing Bank is no longer capable of receiving payments hereunder or under some or all of the Notes without deduction or withholding of United States federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the applicable Borrower.

Each Lender and Issuing Bank referred to in Section 14.01(d)(i) agrees to deliver to the U.S. Borrower and the Agent further duly completed copies of the above-mentioned IRS forms on or before the earlier of (x) the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding from United States federal income tax and (y) fifteen (15) days after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender or Issuing Bank to the U.S. Borrower and Agent, unless any change in treaty, law, regulation, or official interpretation thereof which would render such form inapplicable or which would prevent such Lender or Issuing Bank from duly completing and delivering such form has


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occurred prior to the date on which any such delivery would otherwise be required and such Lender or Issuing Bank promptly advises the U.S. Borrower that it is not capable of receiving payments hereunder or under some or all of the Notes without any deduction or withholding of United States federal income tax.

            14.02. Increased Capital. If after the date hereof any Lender or Issuing Bank determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, any Issuing Bank or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or Issuing Bank or any corporation controlling such Lender or Issuing Bank and (ii) the amount of such capital is increased by or based upon (A) the making or maintenance by any Lender of its Loans, any Lender's participation in or obligation to participate in the Loans, Letters of Credit or other advances made hereunder or the existence of any Lender's obligation to make Loans or (B) the issuance or maintenance by any Issuing Bank of, or the existence of any Issuing Bank's obligation to issue, Letters of Credit, then, in any such case, upon written demand by such Lender or Issuing Bank (with a copy of such demand to the Agent), the Borrowers shall immediately pay to the Agent for the account of such Lender or Issuing Bank, from time to time as specified by such Lender or Issuing Bank, additional amounts sufficient to compensate such Lender or Issuing Bank or such corporation therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.

            14.03. Changes; Legal Restrictions. If after the date hereof any Lender or Issuing Bank determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, any Issuing Bank or over banks or financial institutions generally (whether or not having the force of law), compliance with which:

            (a) does or will subject a Lender or an Issuing Bank (or its Applicable Lending Office or Eurocurrency Affiliate) to charges (other than taxes) of any kind which such Lender or Issuing Bank reasonably determines to be applicable to the Commitments of the Lenders and/or the Issuing Banks to make Eurocurrency Rate Loans or issue and/or participate in Letters of Credit or change the basis of taxation of payments to that Lender or Issuing Bank of principal, fees, interest, or


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      any other amount payable hereunder with respect to Eurocurrency Rate Loans or Letters of Credit; or

            (b) does or will impose, modify, or hold applicable, in the determination of a Lender or an Issuing Bank, any reserve (other than reserves to the extent taken into account in calculating the Eurocurrency
      Rate), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, commitments made by, or other credit extended by, or any other acquisition of funds by, a Lender or an Issuing Bank or any Applicable Lending Office or Eurocurrency Affiliate of that Lender or Issuing Bank;

and the result of any of the foregoing is to increase the cost to that Lender or Issuing Bank of making, renewing or maintaining the Loans or its Commitments with respect to, or issuing or participating in, the Letters of Credit or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender or Issuing Bank (with a copy of such demand to the Agent), the Borrowers shall immediately pay to the Agent for the account of such Lender or Issuing Bank, from time to time as specified by such Lender or Issuing Bank, such amount or amounts as may be necessary to compensate such Lender or Issuing Bank or its Eurocurrency Affiliate for any such additional cost incurred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.

            14.04. Illegality. (a) If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurocurrency Rate Loan has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the U.S. Borrower and the Agent, and the Agent shall promptly transmit the notice to each other Lender.

            (b) When notice is given by a Lender under Section 14.04(a), (i) the Borrowers' right to request from such Lender and such Lender's obligation, if any, to make, or to continue or convert Loans into, Eurocurrency Rate Loans shall be immediately suspended, and such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurocurrency Rate Loans and (ii) if the affected Eurocurrency Rate Loan or Loans are then outstand-



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ing, the Borrowers shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day's prior written notice to the Agent and the affected Lender, convert each such Loan into a Base Rate Loan.

            (c) If at any time after a Lender gives notice under Section 14.04(a) such Lender determines that it may lawfully make Eurocurrency Rate Loans, such Lender shall promptly give notice of that determination, in writing, to the U.S. Borrower and the Agent, and the Agent shall promptly transmit such notice to each other Lender. The Borrowers' right to request, and such Lender's obligation, if any, to make, or to continue or convert Loans into, Eurocurrency Rate Loans shall thereupon be restored.

            14.05. Compensation. In addition to all amounts required to be paid by the Borrowers pursuant to Section 5.01, the Borrowers shall compensate each Lender, upon written demand therefor, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurocurrency Rate Loans to the Borrowers but excluding any loss of Applicable Eurocurrency Rate Margin on the relevant Loans) which that Lender may sustain (i) if for any reason, other than a default by such Lender, a Borrowing, conversion into or continuation of Eurocurrency Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by the U.S. Borrower or in a telephonic request by it for borrowing or conversion/continuation or a successive Eurocurrency Rate Interest Period does not commence after notice therefor is given pursuant to Section 5.01(c), including, without limitation, pursuant to
Section 5.02(f), (ii) if for any reason any Eurocurrency Rate Loan is prepaid (including, without limitation, mandatorily pursuant to Section 4.01) on a date which is not the last day of the applicable Eurocurrency Rate Interest Period,
(iii) as a consequence of a required conversion of a Eurocurrency Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 5.02(e), or
(iv) as a consequence of any failure by the Borrowers, or either of them, to repay Eurocurrency Rate Loans when required by the terms of this Agreement. The Lender making demand for such compensation shall deliver to the U.S. Borrower concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

            14.06. Limitation on Additional Amounts Payable by the Borrowers. Notwithstanding the provisions of Section 14.01(a), the Borrowers shall not be required to pay any additional amounts hereunder to a Lender or Issuing Bank if
(a) the obligation to pay such additional amounts would not have arisen but for a failure by such Lender or Issuing Bank to comply with the


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requirements described in Section 14.01 applicable to it, (b) such Lender or
Issuing Bank shall not have furnished the U.S. Borrower with such forms or shall not have taken such other action as reasonably may be available to it under applicable tax laws and any applicable tax treaty to obtain an exemption from, or reduction (to the lowest applicable rate) of withholding of such United States federal income tax, or (c) any representation or certification on any IRS form or other documentation required to be furnished pursuant to Section 14.01 by a Lender or an Issuing Bank is, or proves to be, incorrect, false or misleading when so made; provided, however, the Borrowers' obligations to pay such additional amounts shall be reinstated upon receipt of such forms or evidence that action with respect to obtaining such exemption or reduction has been taken, but only to the extent such Lender or Issuing Bank is entitled to such exemption or reduction.

            14.07. Change in Lending Office. Any Lender claiming any additional amounts payable pursuant to Section 14.01 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the Domestic Lending Office designated by it for purposes of this Agreement to a Domestic Lending Office in another jurisdiction, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.


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                                   ARTICLE XV
                                  MISCELLANEOUS

            15.01. Assignments and Participations. (a) Assignments. No assignments or participations of any Lender's rights or obligations under this Agreement shall be made except in accordance with this Section 15.01. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all of its rights and obligations with respect to the Revolving Loans and the Letters of Credit) in accordance with the provisions of this Section 15.01.

            (b) Limitations on Assignments. Each assignment shall be subject to the following conditions: (i) each such assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obligations under this Agreement which are subject to such assignment and, in the case of a partial assignment, shall be in a minimum principal amount of $10,000,000, (ii) each such assignment shall be to an Eligible Assignee, (iii) the U.S. Borrower shall have the right to approve each such Eligible Assignee which is not an U.S. Affiliate of a Lender, which approval shall not be unreasonably withheld or delayed and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by the Agent, (A) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder, (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than those specifically surviving termination of this Agreement) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations under this Agreement, the assigning Lender shall cease to be a party hereto), and (C) the Borrowers shall execute and deliver to the assignee thereunder one or more Notes, as applicable, evidencing their respective obligations to such assignee with respect to the Loans.

            (c) The Register. The Agent shall maintain at its address referred to in Section 15.08 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time and whether such


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Lender is an original Lender or the assignee of another Lender pursuant to an
Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers and each of their Subsidiaries, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (d) Fee. Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $3,500 (payable by the assigning Lender or the assignee, as shall be agreed between them), the Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit A, (i) accept such Assignment and Acceptance,
(ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the U.S.
Borrower and the Lenders.

            (e) Participations. Each Lender may sell participations to one or more other financial institutions in or to all or a portion of its rights and obligations under and in respect of any and all facilities under this Agreement (including, without limitation, all or a portion of any or all of its Commitment hereunder and the Loans owing to it and its undivided interest in the Letters of Credit); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (iv) such participant's rights to agree or to restrict such

Lender's ability to agree to the modification, waiver or release of any of the terms of the Loan Documents or to the release of any Collateral covered by the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents or any Collateral, shall be limited to the right to consent to (A) increase in the Commitment of the Lender from whom such participant purchased a participation, (B) reduction of the principal of, or rate or amount of interest on the Loans(s) subject to such participation (other than by the payment or prepayment thereof), (C) postponement of any date fixed for any payment of principal of, or interest on, the Loan(s) subject to such participation amount or any date fixed for payment of fees and (D) release of any guarantor of the Obligations or all or a substantial portion of the Collateral except as provided in Section 13.09(c).


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            (f) Information Regarding the Borrowers. Any Lender may, in
connection with any assignment or participation or proposed assignment or participation pursuant to this Section 15.01, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers or their Subsidiaries furnished to such Lender by the Agent or by or on behalf of the Borrowers or either of them; provided that, prior to any such disclosure, such assignee or participant, or proposed assignee or participant, shall agree to preserve in accordance with Section 15.20 the confidentiality of any confidential information described therein.

            (g) Payment to Participants. Anything in this Agreement to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrowers under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

            (h) Lenders' Creation of Security Interests. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, Obligations owing to it and any Notes held by it) in favor of any Federal Reserve bank in accordance with Regulation A of the Federal Reserve Board.

            (i) Assignments by Citicorp and/or Fleet. If Citicorp or Fleet ceases to be a Lender under this Agreement by virtue of any assignment made pursuant to this Section 15.01, then, as of the effective date of such cessation, Citibank's and Fleet's (as applicable) obligations to issue Letters of Credit pursuant to Section 3.01 shall terminate and Citibank and Fleet (as applicable) shall be an Issuing Bank hereunder only with respect to outstanding Letters of Credit issued prior to such date.

            15.02. Expenses.

            (a) Generally. The Borrowers jointly and severally agree upon demand to pay, or reimburse the Agent for, all of the Agent's reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of Sidley & Austin, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents) incurred by the Agent in connection with (i) the Agent's review and investigation of the Borrowers and their Affiliates and the Collateral in connection with the preparation, negotiation, and execution of the Loan Documents and the Agent's periodic reviews and audits of the Borrowers; (ii) the preparation, negotiation, execution and interpretation

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of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article VI) and the other Loan Documents and the making of the Loans and issuance of Letters of Credit hereunder; (iii) the creation, perfection or protection of the Liens under the Loan Documents (including, without limitation, any reasonable fees and expenses for local counsel in various jurisdictions); (iv) the ongoing administration of this Agreement, the other Loan Documents and the Loans, including consultation with attorneys in connection therewith and with respect to the Agent's rights and responsibilities under this Agreement and the other Loan Documents; (v) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the Property, the Borrowers, any of their Subsidiaries, this Agreement or any of the other Loan Documents; (vii) the response to, and preparation for, any subpoena or request for document production with which the Agent is served or deposition or other proceeding in which the Agent is called to testify, in each case, relating in any way to the Obligations, the Property, the Borrowers, any of their Subsidiaries, this Agreement or any of the other Loan Documents; and
(viii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

            (b) After Default. The Borrowers further jointly and severally agree to pay or reimburse the Agent, the Issuing Banks and the Lenders upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees (including allocated costs of internal counsel and costs of settlement) incurred by the Agent, any Issuing Bank or any Lender after the occurrence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Property, the Borrowers or any of their Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Transaction Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

            15.03. Indemnity. The Borrowers further jointly and severally agree
(a) to defend, protect, indemnify, and hold harmless the Agent and each and all of the Lenders and Issuing Banks and each of their respective officers, directors, employees, attorneys and agents (including, without limitation,

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those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article VI) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (i) this Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto or to the Subordinated Debt, the making of the Loans and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by any of the Transaction Documents, or (ii) any Liabilities and Costs relating to any violation by either Borrower, any Subsidiary of either Borrower, or any Guarantor, or their respective predecessors-in-interest of any Environmental, Health or Safety Requirements of Law, the past, present or future operations of the Borrowers, their Subsidiaries, any Guarantor, or any of their respective predecessors in interest, or the past, present or future environmental, health or safety condition (including, without limitation, the presence of asbestos-containing material) of any respective past, present or future Property of a Borrower, any Subsidiary of a Borrower, or a Guarantor, or the Release or threatened Release of any Contaminant by a Borrower, any Subsidiary of a Borrower, a Guarantor, or their respective predecessors-in-interest, or the Release or threatened Release of any Contaminant from or at any facility to which a Borrower, any Subsidiary of a Borrower, or a Guarantor, or their respective predecessors-in-interest sent or directly arranged for the transport of any Contaminant (collectively, the "Indemnified Matters"); provided, however, the Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction and (b) not to assert any claim against any of the Indemnified Parties on any theory of liability for special, indirect, consequential or punitive damages arising out of, or in any way in connection with, the Commitments, the Obligations or any other matters governed by this Agreement and/or the other Loan Documents. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

            15.04. Change in Accounting Principles. If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 8.01 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the U.S. Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the covenants, standards or terms found in Article IX, Article X, and Article XI, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the U.S. Borrower shall be the same after such changes as if such changes had not been made; provided, however, no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Requisite Lenders and the Borrower, to so reflect such change in accounting principles.

            15.05. Setoff. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender, each Issuing Bank and any Affiliate of any Lender or Issuing Bank is hereby authorized by each Borrower at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender, Issuing Bank or any of their Affiliates to or for the credit or the account of such Borrower against and on account of the Obligations of such Borrower to such Lender, Issuing Bank or any of their Affiliates, including, but not limited to, all Loans and Letters of Credit and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) such Lender or Issuing Bank shall have made any demand hereunder or (ii) the Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article XII and even though such Obligations may be contingent or unmatured. Each Lender and each Issuing Bank agrees that it shall not, without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Lenders, exercise its setoff rights hereunder against any accounts of a Borrower, any of its Subsidiaries, or any Guarantor now or hereafter maintained with such Lender, Issuing Bank or any Affiliate of such Lender or Issuing Bank.

            15.06. Ratable Sharing. The Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (including, without limitation, amounts applied to the Obligations under Section 15.05, but excluding the fees described in Section
5.03 and Article XIV), equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or cross-action or by the enforcement of any or all of the Obligations (excluding the fees described in Section 5.03 and Article XIV) or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 15.06 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 15.05, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

            15.07. Amendments and Waivers. (a) General Provisions. Unless otherwise provided for or required in this Agreement, no amendment or modification of any provision of this Agreement or any of the other Loan Documents shall be effective without the written agreement of the Requisite Lenders (which the Requisite Lenders shall have the right to grant or withhold in their sole discretion) and the Borrowers or Guarantors party thereto. No termination or waiver of any provision of this Agreement or any of the other Loan Documents, or consent to any departure by either Borrower therefrom, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion. All amendments, modifications, waivers and consents not specifically reserved to Lenders, Issuing Banks, and the Agent in Section 15.07(b), Section 15.07(c) and in other provisions of this Agreement or any other Loan Document shall require only the approval of the Requisite Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on either Borrower in any case shall entitle such Borrower or the other Borrower to any other or further notice or demand in similar or other circumstances.

            (b) Amendments, Consents and Waivers by Affected Lenders. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender or Issuing Bank affected thereby as described below:

      (i) waiver of any of the conditions specified in Sections 6.01 and 6.02 (except with respect to a condition based upon another provision of this Agreement, the waiver of which requires only the concurrence of the Requisite Lenders),

      (ii) increase in the amount of the Commitment of such Lender,

      (iii) reduction of the principal of, or rate or amount of interest on, the Loans, the Reimbursement Obligations, or any fees or other amounts payable to such Lender (other than by the payment or prepayment thereof),

      (iv) postponement of the Revolving Credit Termination Date or any date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender,

      (v) the orders of priority set forth in Section 4.01, in Section 4.02(b)(i), or in clauses (D) through (I) of Section 4.02(b)(ii), and

      (vi) change in the definition of Revolving Credit Commitments.

            (c) Amendments, Consents and Waivers by All Lenders. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender:

      (i) release of any Guarantor or all or a substantial portion of the Collateral (except as provided in Section 13.09(c)),

      (ii) change in the (A) definition of Requisite Lenders or (B) the aggregate Pro Rata Shares of the Lenders which shall be required for the Lenders or any of them to take action under this Agreement or the other Loan Documents,

      (iii) amendment of Section 15.01, Section 15.05 or this Section 15.07, and

      (iv) assignment of any right or interest in or under this Agreement or any of the other Loan Documents by a Borrower or a Guarantor.

            (d) Agent Authority. The Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Notwithstanding anything to the contrary contained in this Section 15.07, no amendment, modification, waiver or consent shall affect the rights or duties of the Agent under this Agreement or the other Loan Documents, unless made in writing and signed by the Agent in addition to the Lenders required above to take such action; and the order of priority set forth in clauses (A) through (C) of Section 4.02(b)(ii) may be changed only with the prior written consent of the Agent. Notwithstanding anything herein to the contrary, in the event that the Borrowers shall have requested, in writing, that any Lender agree to an amendment, modification, waiver or consent with respect to any particular provision or provisions of this Agreement or the other Loan Documents, and such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other conditions it may specify) within thirty (30) days after such request, then such Lender shall be deemed to not have approved such amendment, modification, waiver or consent and the Agent shall thereupon determine whether the Lenders required above to take the requested action have approved the same within the required time and communicate such determination to the U.S.
Borrower and the Lenders.

            15.08. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, sent facsimile transmission or courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission, or four (4) Business Days after deposit in the United States mail with postage prepaid and properly addressed. Notices to the Agent pursuant to
Article II, IV or XIII shall not be effective until received by the Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 15.08) shall be as set forth below each party's name on the signature pages hereof or the signature page of any applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties to this Agreement.

            15.09. Survival of Warranties and Agreements. All representations and warranties made herein shall survive execution and delivery of this Agreement and the other Loan Documents and all obligations of the Borrowers in respect of Taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Loans, the issuance and discharge of Letters of Credit hereunder and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Agent, any of the Issuing Banks or any of the Lenders may have come into possession or control of any of the Borrowers' or their Subsidiaries' Property.

            15.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Agent, any Lender or any Issuing Bank in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

            15.11. Marshalling; Payments Set Aside. None of the Agent, any Lender or any Issuing Bank shall be under any obligation to marshall any assets in favor of either Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that either Borrower or a Guarantor makes a payment or payments to the Agent, the Lenders or the Issuing Banks or any of such Persons receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

            15.12. Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            15.13. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

            15.14. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

            15.15. Limitation of Liability. No claim may be made by either Borrower, any Lender, any Issuing Bank, the Agent or any other Person against the Agent, any other Issuing Bank or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Borrower, each Lender, each Issuing Bank and the Agent hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

            15.16. Successors and Assigns. This Agreement and the other Loan

Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders and the Issuing Banks. Neither Borrower's rights or obligations hereunder, nor any interest therein, may be assigned without the written consent of all Lenders.

            15.17. Certain Consents and Waivers of the Borrowers.

            (a) Personal Jurisdiction. (i) EACH OF THE AGENT, THE LENDERS, THE ISSUING BANKS AND THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH BORROWER IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, INC., 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AGENT (THE "PROCESS AGENT") FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE AGENT, THE LENDERS, THE ISSUING BANKS AND THE BORROWERS AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

            (ii) EACH BORROWER AGREES THAT THE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST SUCH BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE AGENT, THE ISSUING BANKS AND THE LENDERS TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE AGENT, ANY ISSUING BANK OR ANY LENDER. EACH BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE AGENT, ANY LENDER OR ANY ISSUING BANK TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT, ANY LENDER OR ANY ISSUING BANK. EACH BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT, ANY ISSUING BANK OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

            (b) Service of Process. EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR SUCH BORROWER'S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. EACH BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF

FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWERS IN THE COURTS OF ANY OTHER JURISDICTION.

            (c) Waiver of Jury Trial. EACH OF THE AGENT, LENDERS, ISSUING BANKS, AND BORROWERS IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. ANY OF THE BORROWERS, THE AGENT, THE LENDERS, OR THE ISSUING BANKS MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            (d) Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due under this Agreement or any Note in any currency (the "first currency") into another currency (the "second currency"), the parties hereto agree, to the fullest extent permitted by law, that the exchange rate used shall be that determined on the Business Day preceding that on which final judgment is given. To the fullest extent permitted by applicable law, the Obligation in respect of any sum due in a first currency shall, notwithstanding any judgment in a second currency, be discharged only to the extent that on the Business Day following receipt by any of the Agent, Citibank London, any Lender or any Issuing Bank of any sum adjudged to be so due in the second currency, such Person may purchase the first currency with the second currency at the exchange rate determined on the date of such purchase; if the amount of the first currency so purchased is less than the sum originally due to such Person in the first currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the amount of the first currency so purchases exceeds the sum originally due to such Person in the first currency, such Person agrees to remit to the relevant Borrower such excess.

            (e) Waiver of Immunity. To the extent that the European Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its Property, the European Borrower hereby irrevocably waives such immunity in respect of its Obligations and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 15.17(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and all other applicable Requirements of Law and are intended to be irrevocable for purposes of such Act and other Requirements of Law.

            15.18. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against each Borrower, each Lender, each Issuing Bank and the Agent on the Effective Date. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

            15.19. Limitation on Agreements. All agreements between each Borrower, the Agent, each Lender and each Issuing Bank in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by the Borrowers under any of the Loan Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

            15.20. Confidentiality. Subject to Section 15.01(f), the Lenders and the Issuing Banks shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the U.S. Borrower in accordance with such Lender's or such Issuing Bank's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a bona fide offeree, transferee or participant in connection with the contemplated transfer or participation or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such offeree, transferee or participant to agree (and require any of its offerees, transferees or participants to agree) to comply with this Section 15.20. In no event shall any Lender or any Issuing Bank be obligated or required to return any materials furnished by the Borrowers; provided, however, each offeree shall be required to agree that if it does not become a transferee or participant it shall return all materials furnished to it by the Borrowers in connection with this Agreement. Any and all confidentiality agreements entered into between any Lender or any Issuing Bank and the Borrowers shall survive the execution of this Agreement.

            15.21. Entire Agreement; No Novation. This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes the Commitment Letter (except for provisions therein specifically referred to herein). Upon this Agreement becoming effective, the terms and provisions of the 1994 Credit Agreement and all prior agreements and understandings, written and oral, relating to the subject matter hereof shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement, except any provisions which survive termination thereof. This Agreement shall not constitute a novation.

            15.22. Advice of Counsel. The Borrowers and each Lender and Issuing Bank understand that the Agent's counsel represents only the Agent's and its Affiliates' interests and that the Borrowers, Lenders and Issuing Banks are advised to obtain their own counsel. Each Borrower represents and warrants to the Agent and the other Holders that it has discussed this Agreement with its counsel.

            15.23. Replacement of Lenders and Issuing Banks. (a) Lenders. In the event a Lender has delivered to the U.S. Borrower a notice described in, or made demand for additional amounts pursuant to, Section 14.01, 14.02 or 14.03, unless the circumstances described in such notice or the conditions creating the cause for such demand for such additional amounts, as the case may be, have been cured, the U.S. Borrower may designate an Eligible Assignee to purchase the Commitment of, and Notes issued to, such Lender and such Lender's rights and obligations as a Lender hereunder subject to an Assignment and Acceptance for a purchase price equal to the outstanding principal amount of the Notes issued to such Lender plus accrued but unpaid interest thereon and accrued but unpaid fees payable to such Lender under this Agreement and, upon execution and delivery of an Assignment and Acceptance by such Lender, such Eligible Assignee, and the Agent and the U.S. Borrower's payment to the Agent of the fee otherwise required under Section 15.01(d) and payment to such Lender of amounts payable pursuant to Section 14.01, 14.02, and 14.03, such Lender shall cease to be a Lender and such Eligible Assignee shall become a Lender in its stead.

            (b) Issuing Banks. In the event an Issuing Bank is unable at any time to issue Letters of Credit as and when required by the terms of this Agreement, the U.S. Borrower and Agent may designate a financial institution which is also a Lender as an Issuing Bank and, upon the execution and delivery by such financial institution of its written agreement, in form and substance satisfactory to the U.S. Borrower and Agent, to act as an Issuing Bank, such financial institution shall thereupon become an Issuing Bank.

            (c) Swing Loan Lender. In the event Citicorp is unwilling to continue to provide Swing Loans in accordance with the provisions of Section 2.03, the U.S. Borrower and Agent may designate another Lender to make Swing Loans hereunder and, upon the execution and delivery by such financial institution of its written agreement, in form and substance satisfactory to the U.S. Borrower and Agent, to so provide Swing Loans hereunder, such Lender shall thereupon be substituted for Citicorp with respect to the provisions of Section
2.03 and all other terms of this Agreement relating to the making and repayment of Swing Loans.

            15.24. Limitation on Liability of European Borrower. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the obligation of the European Borrower to make any payments under this Agreement (other than in respect of Borrowings by the European Borrower directly) is limited at any time to the then maximum amount that would not result in a depletion of the European Borrower's stated share capital (Stammkapital) as stated in the commercial register relating to the European Borrower.
                                    -151-

            IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.



BORROWERS:                    FREEDOM CHEMICAL COMPANY


                              By/s/ Brian F. McNamara
                                --------------------------------
                                Name: Brian F. McNamara
                                Title: Secretary

                              FREEDOM CHEMICAL DIAMALT GmbH


                              By/s/ Brian F. McNamara
                                --------------------------------
                                Name: Brian F. McNamara
                                Title: Attorney-in-Fact



                              Notice Address:

                                Mellon Center, Suite 3500
                                1735 Market Street
                                Philadelphia, Pennsylvania 19103
                                Attn: Chief Financial Officer
                                Telecopier No. (215) 979-3733

                              with a copy to:

                                Joseph Littlejohn & Levy Fund, L.P.
                                450 Lexington Avenue, Suite 3350
                                New York, New York  10017
                                Attn: Timothy Clark
                                Telecopier No. (212) 286-8626

AGENT:                        CITICORP USA, INC., as Agent


                              By/s/ Charles S. Foster
                                --------------------------------
                                Charles S. Foster
                                Attorney-in-Fact

                              Notice Address:


                                Citicorp USA, Inc.
                                399 Park Avenue
                                New York, New York 10043
                                Attn: Charles S. Foster
                                Telecopier No. (212) 758-6278

                              with a copy to:

                                Sidley & Austin
                                One First National Plaza
                                Chicago, Illinois  60603
                                Attn: DeVerille A. Huston
                                Telecopier No.  (312) 853-7036


CITIBANK LONDON:              CITIBANK INTERNATIONAL, plc


                              By/s/ Stewart Holmes
                                --------------------------------
                                Stewart Holmes
                                Vice President

                              Notice Address:

                                3rd Floor Riverdale House
                                68 Molesworth Street
                                Levisham SE13 7EU
                                Attn: Stewart Holmes
                                Telecopier: 011-441-715004482

ISSUING BANKS:                CITIBANK, N.A.


                              By/s/ Charles S. Foster
                                --------------------------------
                                Charles S. Foster
                                Attorney-in-Fact

                              Notice Address:

                                Citibank, N.A.
                                399 Park Avenue
                                New York, New York  10043
                                Attn: Charles S. Foster
                                Telecopier No. (212) 758-6278


                              FLEET NATIONAL BANK



                              By/s/ Paul R. Trefry
                                --------------------------------
                                Paul R. Trefry
                                Managing Director

                              Notice Address:

                                Fleet National Bank
                                One Federal Street
                                3rd Floor, Mail Stop MAOF 0324
                                Boston, Massachusetts  02211
                                Attn: Peter M. Hoffman
                                Telecopier No. (617) 346-5901

LENDER:                       CITICORP USA, INC.


                              By/s/ Charles S. Foster
                                --------------------------------
                                Charles S. Foster
                                Attorney-in-Fact

                              Notice Address, Domestic Lending Office and
                              Eurocurrency Lending Office:


                                Citicorp USA, Inc.
                                399 Park Avenue
                                New York, New York  10043
                                Attn: Charles S. Foster
                                Telecopier No. (212) 758-6278


                              Pro Rata Share: 25.88235294118%

                              Revolving Credit Commitment: $22,000,000


                              FLEET NATIONAL BANK


                              By/s/ Paul R. Trefry
                                --------------------------------
                                Paul R. Trefry
                                Managing Director

                              Notice Address, Domestic Lending Office and
                              Eurocurrency Lending Office:


                                Fleet National Bank
                                One Federal Street
                                3rd Floor
                                Mail Stop MAOF 0324
                                Boston, Massachusetts 02211
                                Attn:  Peter M. Hoffman
                                Telecopier No. (617) 346-5901

                              Pro Rata Share: 21.17647058824%

                              Revolving Credit Commitment: $18,000,000

                              CAISSE NATIONALE DE CREDIT AGRICOLE



                              By/s/ Dean Balice
                                --------------------------------
                                Dean Balice
                                Senior Vice President


                              Notice Address, Domestic Lending Office
                              and Eurocurrency Lending Office:

                                   Caisse Nationale de Credit Agricole
                                   55 East Monroe Street
                                   Suite 3600
                                   Chicago, Illinois 60603-5702
                                   Attn: Gregory A. Molter
                                   Telecopier No. (312) 372-2830

                              Pro Rata Share: 17.64705882353%

                              Revolving Credit Commitment: $15,000,000

                              BHF-BANK AKTIENGESELLSCHAFT


                              By/s/ Linda M. Pace
                                --------------------------------
                                Linda M. Pace
                                Assistant Vice President



                              By/s/ Evon M. Contos
                                --------------------------------
                                Evon M. Contos
                                Vice President


                              Notice Address, Domestic Lending Office
                              and Eurocurrency Lending Office:

                                   590 Madison Avenue
                                   30th Floor
                                   New York, New York 10022
                                   Attn: Linda M. Pace
                                   Telecopier No. (212) 756-5536

                              Pro Rata Share: 17.64705882353%

                              Revolving Credit Commitment: $15,000,000

                              THE BANK OF NEW YORK



                              By/s/ Peter H. Abdill
                                --------------------------------
                                Peter H. Abdill
                                Vice President

                              Notice Address, Domestic Lending Office
                              and Eurocurrency Lending Office:

                                    The Bank of New York
                                    One Wall Street
                                    Northeast Division
                                    22nd Floor
                                    New York, New York  10286
                                    Attn:  Peter H. Abdill
                                    Telecopier No.  (212) 635-6999

                              Pro Rata Share: 17.64705882353%

                              Revolving Credit Commitment: $15,000,000

                                    EXHIBITS


Exhibit A  --  Form of Assignment and Acceptance

Exhibit B  --  Form of Collection Account Agreement

Exhibit C  --  Forms of Notes

Exhibit D  --  Form of Notice of Borrowing

Exhibit E  --  Form of Notice of Conversion/Continuation

Exhibit F  --  Pro Forma Financial Statements

Exhibit G  --  Projections

Exhibit H  --  List of Closing Documents

Exhibit I  --  Form of Officer's Certificate to Accompany Reports

Exhibit J  --  Form of Letter to Accountants

Exhibit K  --  Form of Consignee/Bailee Letters

                                    SCHEDULES

Schedule 1.01.1   --  Guarantors

Schedule 1.01.2   --  Existing Joint Ventures

Schedule 1.01.3   --  Permitted Equity Securities Options

Schedule 1.01.4   --  Permitted Existing Indebtedness

Schedule 1.01.5   --  Permitted Existing Investments

Schedule 1.01.6   --  Permitted Existing Liens

Schedule 1.01.7   --  Refinanced Indebtedness

Schedule 3.02     --  Existing Letters of Credit

Schedule 7.01-A   --  Organizational Documents

Schedule 7.01-C   --  Organizational Structure

Schedule 7.01-E   --  Governmental Consents

Schedule 7.01-K   --  Pending Actions

Schedule 7.01-L   --  Compensation Matters

Schedule 7.01-S   --  Environmental Matters

Schedule 7.01-T   --  ERISA Matters

Schedule 7.01-V   --  Labor Contracts

Schedule 7.01-Y   --  Patent, Trademark & Permit Claims Pending

Schedule 7.01-AA  --  Insurance Policies

Schedule 7.01-DD  --  German Filing and Tax Requirements

Schedule 10.14    --  Collection Accounts